UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10/A
(Amendment No. 4 )
GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

AIR INDUSTRIES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-4458244
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

1479 North Clinton Avenue Bay Shore, New York	11706
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code-(631) 968-5000

Securities to be registered pursuant to Section 12(b) of the Act: None

Title of each class	Name of each exchange on which
To be so registered	each class is to be registered
None	N/A

Securities to be registered pursuant to section 12(g) of the Act:
              Common Stock, $0.001 par value
(Title of class)

     Indicate by check mark if the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company in Rule 12b-2 of the Exchange Act. (Check one)

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated Filer ☐ (Do not check if a smaller reporting Company)	Smaller Reporting Company ☒

Explanatory Note

  In October 2009, as part of our efforts to conserve cash, we filed a Form 15 voluntarily terminating the registration of our common stock under Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”), thereby terminating our obligation to file reports under the Exchange Act. Our board of directors has determined to file this registration statement on Form 10 to re-register our common stock under the Exchange Act which will obligate us, our directors and significant shareholders to comply with the reporting provisions of the Exchange Act.

(i)

Cautionary Note Regarding Forward-Looking Statements

This report contains forward-looking statements. Certain of the matters discussed herein concerning, among other items, our operations, cash flows, financial position and economic performance including, in particular, future sales, product demand, competition and the effect of economic conditions, include forward-looking statements.

Forward-looking statements are predictive in nature and can be identified by the fact that they do not relate strictly to historical or current facts and generally include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions. Although we believe that these statements are based upon reasonable assumptions, including projections of orders, sales, operating margins, earnings, cash flow, research and development costs, working capital, capital expenditures, distribution channels, profitability, new products, adequacy of funds from operations, and general economic conditions, these statements and other projections contained herein expressing opinions about future outcomes and non-historical information, are subject to uncertainties and, therefore, there is no assurance that the outcomes expressed in these statements will be achieved.

Investors are cautioned that forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the expectations expressed in forward-looking statements contained herein.  Given these uncertainties, you should not place any reliance on these forward-looking statements which speak only as of the date hereof. See “Risk factors” for a discussion of factors that could cause our actual results to differ from those expressed or implied by forward-looking statements.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.  You are advised, however, to consult any additional disclosures we make in our reports filed with the Securities and Exchange Commission (“SEC”).

(ii)

Item 1. Business

Introduction

As used in this report, unless otherwise stated or the context requires otherwise, the "Company" and terms such as "we," "us" "our," and "AIRI" refer to Air Industries Group, Inc., a Delaware corporation, and our directly and indirectly wholly-owned subsidiaries: Gales Acquisition Group, Inc., a Delaware corporation ("Merger Sub"), Air Industries Machining, Corp., a New York corporation ("AIM"), Welding Metallurgy, Inc., a New York corporation  ("Welding Metallurgy," or “WMI”),  Nassau Tool Works, Inc., a New York corporation ("NTW"), and, for periods prior to its divestiture in December 2010, Sigma Metals, Inc. ("Sigma Metals" or "Sigma").

We are an aerospace and defense company.  We design and manufacture structural parts and assemblies that focus on flight safety, including landing gear, arresting gear, engine mounts, flight controls, throttle quadrants and other components. We also provide sheet metal fabrication of aerostructures, tube bending and welding services.   Our products are currently deployed on a wide range of high profile military and commercial aircraft including Sikorsky's UH-60 Blackhawk helicopter, Lockheed Martin's F-35 Joint Strike Fighter, Northrop Grumman's E2D Hawkeye, Boeing's 777, Airbus' 380 commercial airliners, and the US Navy F-18 and USAF F-16 fighter aircraft.

Air Industries Group, Inc. was formed in 2005 in connection with the “reverse-merger” of AIM into a publicly traded  company with nominal assets. In June 2007, we changed our name to Air Industries Group, Inc.  In addition to growing organically at AIM, we acquired Sigma Metals in April 2007, Welding Metallurgy in August 2007, and acquired the operations of Nassau Tool Works, Inc. (the “NTW Acquisition”) through an asset acquisition in June 2012, at which time we changed the name of our subsidiary utilized to consummate the NTW Acquisition to “Nassau Tool Works, Inc,” which we refer to in this Report as “NTW.”  In October 2008, we discontinued the operations of Sigma Metals, and liquidated or otherwise disposed of its assets. Consequently, we currently operate through three subsidiaries: AIM, WMI and NTW.

AIM has manufactured components and subassemblies for the defense and commercial aerospace industry for over 40 years and has established long term relationships with leading defense and aerospace manufacturers such as Boeing, Goodrich Landing Gear, Lockheed Martin, and Northrop Grumman.  AIM manufactures machined aircraft parts and subassemblies for many of the major aircraft platforms in the industry. AIM’s customers include original equipment manufacturers, or OEMs, and members of the defense and commercial aerospace industry supply chains, including Sikorsky, Goodrich Landing Gear, Lockheed Martin, Boeing, and Northrop Grumman. AIM is based in Bay Shore, Long Island, New York.

WMI has provided specialty welding services and metal fabrications to the defense and commercial aerospace industry since 1979. Its customers include GKN Corporation, Sikorsky, Lockheed Martin, Boeing and Northrop Grumman. WMI is based in Hauppauge, Long Island, New York.

The predecessor of NTW was founded in 1959.  NTW’s principal business is the fabrication and assembly of  landing gear components and complete landing gear for fighter aircraft for the US and foreign governments. NTW also performs sub-contract machining for other aerospace manufacturers, including Air Industries. NTW is located in West Babylon, Long Island, New York.

Our principal offices are located at the offices of AIM at 1479 North Clinton Avenue, Bay Shore, New York 11706 and our telephone number is (631) 968-5000. All of our subsidiaries are located within a 10 mile radius from our headquarters.

Recent Stock Issuances and Financings

After giving effect to all shares issued in connection with the reverse merger of AIM in 2005 and assuming the exercise or conversion of all of the options, warrants and derivative securities then outstanding, as of June 30, 2006, we had outstanding an aggregate of approximately 169,600 shares of common stock, after giving effect to the reverse split discussed below.

In April 2007, we issued 802,300 shares of our series B Convertible Preferred Stock (the "Series B Preferred”) to finance the acquisition of Sigma and to provide us with additional working capital. The shares of Series B Preferred were convertible into shares of our common stock at a variable conversion price determined in accordance with the terms set forth in the Certificate of Designation. In addition, the terms of the Series B Preferred provided for the payment of a 7% cumulative dividend, payable in cash or in shares of Series B Preferred in lieu of cash, valued at a price determined by reference to the fair market value of our common stock as of approximately the date of issuance of such dividends.  Until the Series B Preferred was converted into common stock in the recapitalization described below, we issued an aggregate of 3,077,933 shares of Series B Preferred to the holders thereof in lieu of cash dividends.

In June 2008 we completed a private placement in which we issued $2,950,000 principal amount of our Junior Subordinated Notes (the “Old Notes’) and 2,460 shares of our common stock (after giving effect to the reverse split described below). In connection with this placement we also issued one share of common stock (after giving effect to the reverse split described below) to the placement agent.  From September 2008 to February 2009 we issued an aggregate of $3,040,000 principal amount of our Junior Subordinated Notes with terms similar to the Old Notes but with a lower interest rate (the “New Notes”), together with an aggregate of 240,400 shares of Series B Preferred in a private placement. We also issued 39,604 shares of Series B Preferred to the placement agent as a partial sales commission for this placement.

In October 2008, the holders of $2,950,000 of our Old Notes exchanged their Old Notes for an equal principal amount of our New Notes and 236,000 shares of Series B Preferred. As of December 31, 2011, the balance owed on the Junior Subordinated Notes amounted to $6,320,000.

In January 2009, as part of the sale of certain of the assets of Sigma to its former stockholders, we issued 58,500 shares of our Series B Preferred to the former stockholders of Sigma.

In March and June, 2009, we issued 4,211 and 10,000 shares of our Series B Preferred in settlement of disputes with third parties.

In January 2010, we issued 137,138 shares of our Series B Preferred upon exercise of warrants issued to the placement agent for the offering of the New Notes and Preferred Shares.

Recapitalization and Conversion of Junior Subordinated Notes

In July 2010, at a special meeting of our stockholders, our common and Series B Preferred stockholders approved (i) a 1- for-400 reverse split of our common stock and (ii) the automatic conversion of the then outstanding shares of our Series B Preferred, together with any dividends that may have become payable prior to the conversion date into 3,400,000 shares of our common stock.  Upon completion of the reverse split and conversion of our common stock in October 2010, we had an aggregate of 3,579,114 shares of common stock outstanding, of which approximately 95% was owned by the former holders of the Series B Preferred.

At the time of completion of our reverse merger we were party to a credit facility with PNC Bank N.A., our senior lender. The credit facility provided for maximum borrowings of $19,000,000 and was secured by a lien on substantially all of our assets.  The $19,000,000 was comprised of a $14,000,000 revolving loan, a $3,500,000 term loan and a $1,500,000 equipment line.

In connection with the acquisition of WMI, in August 2007, we issued the sellers a promissory note in the principal amount of $2,000,000 and received a $4,500,000 term loan from Steel City Capital Funding (“SCCF”), the proceeds of which were used to fund a portion of the purchase price of WMI. In November 2010, we executed a renewal and amendment to the credit facility with our senior lender which provided for a $16,000,000 revolving loan and a $3,000,000 term loan and which included WMI as one of the borrowers.  A portion of the proceeds of the amended credit facility with our senior lender was used to satisfy the SCCF Term Loan.  In August 2008 we restructured the WMI sellers’ note into a note with a principal amount of $2,050,000 bearing interest at the rate of 7% per annum and payable in installments with a final payment due March 31, 2014. In October 2010 we entered into a letter agreement with the sellers of WMI in which it was agreed that all accrued and unpaid interest under the restructured note would be added to the principal, making the new note balance $2,397,967. Interest on this note accrues at 7% per annum and the note is payable in installments through January 2015.

On June 20, 2012, we acquired the business now operated by NTW from Nassau Tools Works, Inc., for a purchase price of $12,418,000 consisting of 66,667 shares of our common stock valued at $300,000 and cash of $12,418,000, of which $11,400,000 was paid at closing, $200,000 was paid in July 2012 upon receipt of releases of liens on certain equipment acquired by us, and $518,000 is to be paid in respect of a working capital adjustment. The payment for the working capital adjustment will be reduced by $107,000 which we paid to satisfy liabilities of Nassau Tool Works not assumed by us under the purchase agreement. Upon completion of the acquisition, Nassau Tool Works, Inc. changed its name to NTW Dissolution Corp. and it is referred to herein as “NTW Dissolution.” In connection with the acquisition, we sold in a private offering an aggregate of 1,185,851 shares of common stock for $6.00 per share, from which we derived net proceeds of approximately $6,528,000, and issued 867,461 shares of common stock in exchange for approximately $5,204,000 principal amount of our Junior Subordinated Notes, thereby increasing our equity by approximately $11,700,000. As a result of the private placement and the conversion of Junior Subordinated Notes, the number of outstanding shares of our common stock increased from approximately 3,579,000 to 5,711,000.

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an "emerging growth company" as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

• a requirement to have only two years of audited financial statements and only two years of related Management's Discussion and Analysis of Financial Condition and Results of Operations disclosure; and

• an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions until the end of the fiscal year ending after the fifth anniversary of our initial public offering or such earlier time that we are no longer an emerging growth company and if we do, the information that we provide stockholders may be different than you might get from other public companies in which you hold equity. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenue, have more than $700 million in market value of our shares of common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

The JOBS Act permits an "emerging growth company" like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies.

 Air Industries Machining Corp.

AIM manufactures aircraft structural parts and assemblies principally for prime defense contractors in the defense/aerospace industry including, Boeing, Goodrich Landing Gear, Sikorsky, Lockheed Martin, and Northrop Grumman. For the trailing twelve months ended June 30, 2012, approximately 85 % of AIM's revenues were derived from sales of parts and assemblies for military applications, although direct sales to the military (U.S. and NATO) constituted a small fraction of those sales. The remaining 15% of revenues for the June 30, 2012 trailing twelve months represented sales in the airframe manufacturing sector to major commercial aviation manufacturers. AIM is a provider of technically complex structures. AIM's parts are installed onboard Sikorsky's U/MH - 60M/S Helicopters, generally known as The BlackHawk, Lockheed’s F35 Joint Strike Fighter (JSF), Northrop Grumman’s E2-C/D Hawkeye, the Airbus A-380 Super Jumbo airliner, and the C-17 Globemaster.

AIM has evolved from being a manufacturer of individual parts to a manufacturer of mechanical and electro-mechanical subassemblies and an engineering integrator. This evolution continues as AIM seeks to become a provider of larger and more complex subassemblies. AIM currently produces over 2,400 individual products (SKU's) that are assembled by a skilled labor force into electromechanical devices, mixer (primary flight control) assemblies, rotor-hub components for Blackhawk helicopters, arresting gear for the E2C/D Hawkeye, C2A Greyhound and US Navy Fighters, vibration absorbing assemblies for Sikorsky helicopters, landing gear components for the F-35 Joint Strike Fighter (JSF), and many other subassembly packages. In 2011 AIM was awarded a subcontract to fabricate and assemble complete landing gear for the new E-2D series Advanced Hawkeye aircraft.

AIM is the single or sole source for many of the parts it supplies to Sikorsky. Sales of parts and services to Sikorsky are subject to General Ordering Agreements which were recently renegotiated and extended through 2017.

Historically, Sikorsky has been AIM’s single largest customer having accounted for more than 50% of its revenues in certain years.  During 2011 and 2012, though sales to Sikorsky remained robust, AIM began to derive a significant portion of its revenues from Goodrich Landing Gear.  Consequently, although sales to Sikorsky represented approximately 54% of AIM’s net sales during 2011, sales to Sikorsky represented approximately 41% of AIM’s net sales in the first nine months of 2012.  On a combined basis, these two customers accounted for approximately 78% of AIM’s net revenues during each of 2011 and 2010, and 81% of AIM’s net sales for the first nine months of 2012.

AIM's achievements in manufacturing quality control have enabled it to receive various international certifications that distinguish it from less qualified manufacturers, as well as several highly technical, customer-based proprietary quality approvals. AIM has also been recognized with the supplier of the year awards from notable customers such as United Technologies (Sikorsky) and Northrop Grumman.

Nearly all of the parts and subassemblies produced by AIM are built to customer specifications and are not protected by patents, trademarks or other rights owned or licensed by AIM. AIM's investments have been for manufacturing engineering, process engineering and tooling, to achieve manufacturing efficiency certifications and customer approvals that provide entry barriers to competitors for follow-on procurements.

Welding Metallurgy, Inc.

Welding Metallurgy was originally founded as a provider of specialty welding services. Since its acquisition in August 2007, its product and service offerings have increased and now include tube bending and metal fabrications of aircraft structures. WMI’s services and products are principally provided to prime contractors, aerospace engine manufacturers and to other subcontractors to aerospace manufacturers throughout the United States.

Welding Metallurgy is an important supplier on the Northrop Grumman E-2 C/D Hawkeye Program producing approximately 300 different parts annually. For the trailing twelve months ended September 30, 2012  nearly 100% of WMI’s  revenues were derived from sales of parts and assemblies for military applications, although direct sales to the military (US and NATO) were a small fraction. WMI produces the inlet housing and the auxiliary long and short beams for the Sikorsky BlackHawk helicopter and various welded door and panel assemblies for the Boeing CH-47 Chinook Helicopter. WMI also provides environmental tubing to Lockheed for the F-35 Joint Strike Fighter.

In 2011, WMI was awarded a design and build contract for engine exhaust tubing for the CH-53K heavy lift helicopter.

NTW

NTW is a manufacturer of complete landing gear and landing gear components for the F-16 Fighting Falcon and F-18 Hornet aircraft of the US Air Force and Navy. In addition NTW specializes in deep hole gun-drilling and trepanning and performs sub-contract machining services for prime contractors in the defense and aerospace industries.  The NTW Acquisition enhanced our position in aircraft landing gear. Not only did we expand our customer base and increase the number of aircraft platforms we support, we also decreased our dependence on any single customer.

Our Market

We operate in both the military and to a lesser degree commercial aviation industries. Defense revenues represent approximately 90% of our sales. The Department of Defense has announced plans to significantly reduce spending beginning in Fiscal 2013, regardless of the impact of the current budget impasse. Reductions in United States Government spending on defense or future changes in the kind of defense products required by United States Government agencies could limit demand for our products. Our products are incorporated into many aircraft platforms, the majority of which remain in production, and of which there are a substantial number of operating aircraft. We are a supplier of flight critical parts to Sikorsky’s Black Hawk helicopter. We also make products for the Northrop Grumman E-2C, and the new E-2D Advanced Hawkeye aircraft including complete landing gear, the F-16 Falcon and F-18 Hornet fighter aircraft, the Airbus 380 Super Jumbo, and Boeing’s (formerly McDonnell Douglas) C17 Globemaster, and the Lockheed F-35 Joint Strike Fighter.

Many of our products are "flight critical " determining how an aircraft performs on takeoff, during flight and when landing and  require advanced certifications as a condition to being a supplier. For many of our products we are the sole or one of a limited sources of supply. Many of these parts are subject to wear and tear or fatigue and are routinely replaced on aircraft on a time of service or flight cycle basis. Replacement demand for these products will continue, albeit at perhaps a lower rate, so long as an aircraft remains in service, which can be many years after production has stopped. We believe that this may lessen the effect on our revenues of reductions in defense spending.  Nevertheless, there can be no assurance that our financial conditions and results of operations will not be adversely impacted by reductions in defense spending or a change in the mix of products purchased by defense departments in the United States or other countries.

Sales and Marketing

Air Industries Machining

Our approach to sales and marketing can be best understood through the concept of customer alignment. The aerospace industry is dominated by a small number of large prime contractors and equipment manufacturers. These customers are increasingly seeking subcontractors who can supply and are qualified to integrate the fabrication of larger, more complex and more complete subassemblies. We seek to position ourselves within the supply chain of these contractors and manufacturers to be selected for subcontracted projects.

Successful positioning requires that we qualify to be a preferred supplier by achieving and maintaining independent third party quality approval certifications, specific customer quality system approvals and top supplier ratings through strong performance on existing contracts.

Initial contracts are usually obtained through competitive bidding against other qualified subcontractors, while follow-on contracts are usually obtained by successfully performing initial contracts. The long term business of each of our current subsidiaries, AIM, WMI and NTW, generally benefits from barriers to entry resulting from investments, certifications, familiarization with the needs and systems of customers, and manufacturing techniques developed during the initial manufacturing phase.

As our business base grows with targeted customers, we endeavor to develop each of our relationships to one of a “partnership” where we become involved in the resolution of design and build issues and initial contracts are obtained as single source awards and follow-on pricing is determined through negotiations.  Despite these efforts we estimate that a minority of our sales are based on negotiated prices.

Welding Metallurgy

WMI has historically enjoyed ongoing relationships with some of the world's leading aerospace companies, including Northrop Grumman, Boeing and Middle River Aircraft Systems. These relationships were based on the company's ability to provide precision welding services, which are sought after in the aerospace industry. Since we acquired Welding Metallurgy, we have implemented a marketing effort that is aimed at growth, with a focus on the following strategic objectives:

•	Favorable differentiation of Welding Metallurgy from the competition, and the securing of long-term customer commitments.
•	Diversification of customer base.
•	Evolution from being a supplier of welding services to being a supplier of welded assemblies.
•	Development into a Product Integrator, focused on providing Structural Assemblies to the Industry.

Favorable differentiation

Since we acquired WMI in 2007, our focus has been on providing world class customer service and we have restructured WMI's pricing to improve its competitive position. Welding Metallurgy also has embarked on a face-to-face marketing campaign with established customers, using members of its top management team accompanied by the management of AIRI. We believe that this personal approach, combined with improved pricing and performance, has resulted in new opportunities for Welding Metallurgy with existing customers and customers of AIM that were not utilizing the services of WMI.

Diversification

Prior to our acquisition of WMI, Northrop Grumman represented 70-75% of its annual revenues. Through direct marketing efforts by executive management of WMI and AIRI, Welding Metallurgy has secured the approval of and is now a supplier to Sikorsky Aircraft, Lockheed, Piper Aircraft, GKN Aerospace, M7 Aerospace, Vought Aerospace and Ametek/Hughes-Treitler. GKN Aerospace has now become WMI’s largest customer. Consequently, though it remains a significant customer, the amount received from Northrup Grumman represented a significantly lower portion of WMI’s revenues for the trailing twelve months ended June 30, 2012.

Evolution from Welder to Turnkey Solution Provider:

Once considered only a supplier of welding services, WMI has recruited the personnel to fabricate complete, fully-assembled products, and, more recently, design products, and customers have now engaged WMI for these services.

Our long term marketing goal for Welding Metallurgy is to develop the company into a product integrator providing structural assemblies to the aerospace industry. We have employees with the talent and experience to manage the manufacture of sections of aircraft structures to be delivered to the final assembly phase of the aircraft manufacturing cycle. In 2011 we hired additional senior management personnel to bolster this capability. We believe this strategy is very much in line with current prime contractor supply chain strategy.

NTW
In recent years, the marketing effort at Nassau Tool Works has been minimal and consisted largely of re-competing for contracts from the US Government and foreign governments for the F-16 and F-18 aircraft. Historically, Nassau Tool was a supplier to Goodrich Landing Gear, Gulfstream Aviation and others.

NTW has retained the qualifications which the former Nassau Tool Works had with its customers and the required tooling for parts for many other aircraft platforms. NTW’s machining capabilities are somewhat different from and complementary to those of AIM. We intend to leverage our relationship with Goodrich and other customers to broaden the range of customers and products produced at NTW initially emphasizing those that it used to produce but de-emphasized as it focused on the F-16 and F-18. We have already identified several opportunities for AIM and WMI to bid on subcontracts utilizing the capabilities of NTW.

Our Backlog

Our backlog is best understood by looking at our three operating subsidiaries independently.

AIM has a number of long-term multi-year General Purchase Agreements or GPA’s with several customers. These agreements specify part numbers, specifications and prices of the covered products for a specified period, but do not authorize immediate production and shipment. Nevertheless, before a customer will award a GPA, we or any other potential supplier must demonstrate the ability to produce products meeting the customer's specifications and during the life of the contract maintain a strong quality performance rating and a consistent on-time delivery record, all at an acceptable price.

AIM's "firm backlog" includes only fully authorized orders received for products to be delivered within the forward 18-month period. The "projected backlog" includes the firm backlog and forecasted demand from our base of leading prime aerospace/defense contractors for product releases against GPAs. Although the forecasted releases against GPAs within the forward 18-month period are included in the "projected backlog", we may actually receive additional "follow-on" awards through the balance of a GPA period. As of September 30, 2012, AIM's 18-month "firm backlog" was approximately $49 million and our "projected backlog" as of that date for the same 18-month period was approximately $60 million.

Like AIM, WMI and NTW also have long term agreements with customers agreements which specify part numbers, specifications and prices of the covered products for a specified period, but do not authorize immediate production and shipment.   Their “firm backlog” as reported by us includes only fully authorized orders received for products to be delivered within the forward 18-month period. As of September 30, 2012 WMI’s 18 month firm backlog was approximately $12 million.  We are currently in the process of establishing operating procedures that will enable us to project the backlog of NTW.

Competition

Winning a new contract is highly competitive. For the most part we manufacture to customer designs and specifications, and compete against companies that have similar manufacturing capabilities in a global marketplace. Consequently, the ability to obtain contracts requires providing quality products at competitive prices. To accomplish this requires that we make continuous improvements in our capabilities to assure our competitiveness and provide value to our customers. Our marketing strategy involves developing long-term ongoing working relationships with customers. These relationships enable us to develop entry barriers to would-be competitors by establishing and maintaining advanced quality approvals, certifications and tooling investments that are difficult and expensive to duplicate.

Despite these barriers to entry, many of our competitors are well-established subcontractors engaged in the supply of aircraft parts and components to prime military contractors and commercial aviation manufacturers. Among our competitors are Sterling Machine, Monitor Aerospace, a division of Stellex Aerospace, Hydromil, a division of Triumph Aerospace Group, Heroux Aerospace and Ellanef Manufacturing, a division of Magellan Corporation.

Many of our competitors are larger enterprises or divisions of significantly larger companies having greater financial and physical and technical resources, and the capabilities to more timely respond under much larger contracts.

Raw Materials and Replacement Parts

As product integrators, the manufacturing processes of both AIM and NTW require significant purchases of raw materials, hardware and subcontracted details. As a result, much of their success in profitably meeting customer demand requires efficient and effective subcontract management. Price and availability of many raw materials utilized in the aerospace industry are subject to volatile global markets. Most suppliers of raw materials are unwilling to commit to long-term contracts at fixed prices. This is a substantial risk as our strategy often involves long term fixed price commitments to our customers.

Welding Metallurgy does not require significant amounts of materials to produce finished products. Supplies required for its operations are readily available and do not require significant inventories to be held on hand.

Future Expansion Strategy

Since the 1990s, the aerospace and defense industries have undergone radical consolidation. The largest prime contractors have merged or been acquired resulting in fewer, and much larger, entities. Some examples are Boeing which acquired McDonnell Douglas; Lockheed Martin, formed by Lockheed's acquisition of Martin Marietta, together with the aerospace divisions of General Dynamics; Northrop Grumman, which fused together Northrop, Grumman, Westinghouse and Litton Industries into one entity. Where once there were nine companies there are now just three.

The consolidation of the prime contractors has caused a similar consolidation of suppliers. Major contractors seek to streamline supply chains by buying both larger quantities and more complete sub-assemblies from fewer suppliers. This has led to increased competitive pressure on many smaller firms. To survive in this environment suppliers must invest in systems and infrastructures capable of interfacing with and meeting the needs of prime contractors. Suppliers with $15-$100 million in annual sales, referred to as the “Tier III and IV Manufacturing Sector,” must become fully capable of working interactively in a computer aided three dimensional automated engineering environment and must have independent third party quality system certifications. We believe this industry trend will increase pressure on smaller aerospace/defense critical component manufacturers, the Tier III and IV suppliers, as the cost of upgrading their systems to achieve the level of interactivity necessary to work with prime contractors, to the extent they have not already done so, will adversely impact their profit margins. Our acquisition of WMI and the NTW Acquisition are part of our strategy to react to this market environment. The NTW Acquisition creates a company with combined pro-forma sales for the trailing twelve months ended June 30, 2012 of approximately $70 million,

We intend to continue to seek accretive acquisition candidates and internal growth opportunities for AIM, WMI and NTW.

Employees

As of September 30, 2012, we employed approximately 250 people.

AIM is a party to a collective bargaining agreement (the “Agreement”) with the United Service Workers, IUJAT, Local 355 (the "Union") with which we believe we maintain good relations. The Agreement, dated January 1, 2012, expires December 31, 2015, and covers all of AIM's production personnel. AIM is required to make a monthly contribution to each of the Union's United Welfare Fund and the United Services Worker's Security Fund. This is the only pension benefit required by the Agreement and the Company is not obligated for any future defined benefit to retirees. The Agreement contains a "no-strike" clause, whereby, during the term of the Agreement, the Union will not strike and AIM will not lockout its employees.

All employees of the Company are covered under a co-employment agreement with Insperity, Inc., formerly known as Administaff.

Regulations

Environmental Regulation; Employee Safety

We are subject to regulations administered by the United States Environmental Protection Agency, the Occupational Safety and Health Administration, various state agencies and county and local authorities acting in cooperation with federal and state authorities. Among other things, these regulatory bodies impose restrictions that require us to control air, soil and water pollution, to protect against occupational exposure to chemicals, including health and safety risks, and to require notification or reporting of the storage, use and release of certain hazardous chemicals and substances. The extensive regulatory framework imposes compliance burdens and financial and operating risks on us. Governmental authorities have the power to enforce compliance with these regulations and to obtain injunctions or impose civil and criminal fines in the case of violations.

The Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") imposes strict, joint and several liability on the present and former owners and operators of facilities that release hazardous substances into the environment. The Resource Conservation and Recovery Act of 1976 ("RCRA") regulates the generation, transportation, treatment, storage and disposal of hazardous waste. In New York, the handling, storage and disposal of hazardous substances are governed by the Environmental Conservation Law, which contains the New York counterparts of CERCLA and RCRA. In addition, the Occupational Safety and Health Act, which requires employers to provide a place of employment that is free from recognized and preventable hazards that are likely to cause serious physical harm to employees, obligates employers to provide notice to employees regarding the presence of hazardous chemicals and to train employees in the use of such substances.

Federal Aviation Administration

We are subject to regulation by the Federal Aviation Administration ("FAA") under the provisions of the Federal Aviation Act of 1958, as amended. The FAA prescribes standards and licensing requirements for aircraft and aircraft components. We are subject to inspections by the FAA and may be subjected to fines and other penalties (including orders to cease production) for noncompliance with FAA regulations. Our failure to comply with applicable regulations could result in the termination of or our disqualification from some of our contracts, which could have a material adverse effect on our operations.

Government Contract Compliance

Our government contracts and those of many of our customers are subject to the procurement rules and regulations of the United States government, including the Federal Acquisition Regulations ("FAR"). Many of the contract terms are dictated by these rules and regulations. During and after the fulfillment of a government contract, we may be audited in respect of the direct and allocated indirect costs attributed to the project. These audits may result in adjustments to our contract costs. Additionally, we may be subject to U.S. government inquiries and investigations because of our participation in government procurement. Any inquiry or investigation can result in fines or limitations on our ability to continue to bid for government contracts and fulfill existing contracts.

 We believe that we are in compliance with all federal, state and local laws and regulations governing our operations and have obtained all material licenses and permits required for the operation of our business.

Reports to Security Holders

We intend to furnish our shareholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

Item 1A. Risk Factors

The purchase of our common stock involves a very high degree of risk.

In evaluating us and our business, you should carefully consider the risks and uncertainties described below and the other information and our consolidated financial statements and related notes included herein.  If any of events described in the risks below actually occurs, our financial condition or operating results may be materially and adversely affected, the price of our common stock may decline, perhaps significantly, and you could lose all or a part of your investment.

The risks below can be characterized into three groups:

1)	Risks related to our business, including risks specific to the defense and aerospace Industry:
2)	Risks arising from our indebtedness; and
3)	Risks related to our common stock and our status as a public company.

Risks Related to Our Business

A reduction in government spending on defense could materially adversely impact our revenues, results of operations and financial condition.

      Approximately 90% of our revenue is derived from products for US military aviation.  There are risks associated with programs that are subject to appropriation by Congress, which could be potential targets for reductions in funding for whatever reason. The Department of Defense has announced plans to significantly reduce spending beginning in Fiscal 2013. Reductions in United States Government spending on defense or future changes in the mix of defense products required by United States Government agencies could limit demand for our products, and may have a materially adverse effect on our operating results and financial condition.

While some of our products may experience greater demand as a result of increased US Government defense spending, various responses could realign US Government programs and affect the composition, funding or timing of our government programs and those of our customers.

        US Government spending could shift to defense programs in which we and our customers do not participate. Increased defense spending does not necessarily correlate to increased business, because not all programs in which we participate or have current capabilities may be earmarked for increased funding.

We depend on revenues from a few significant relationships, in particular with Sikorsky, and any loss, cancellation, reduction, or interruption in these relationships could harm our business.

We expect that our customer concentration will not change significantly in the near future. We derive most of our revenues from a small number of customers. In 2011, two of our customers accounted for 64% of our net sales and three of our customers accounted for 75% of our net sales. The markets in which we sell our products are dominated by a relatively small number of customers which have contracts with United States governmental agencies, thereby limiting the number of potential customers. Our success depends on our ability to develop and manage relationships with significant customers.  We cannot be sure that we will be able to retain our largest customers or that we will be able to attract additional customers, or that our customers will continue to buy our products in the same amounts as in prior years. The loss of one or more of our largest customers, any reduction or interruption in sales to these customers, our inability to successfully develop relationships with additional customers or future price concessions that we may have to make, could significantly harm our business.

We depend on revenues from components for a few aircraft platforms and the cancellation or reduction of either production or use of these aircraft platforms could harm our business.

        AIM derives most of its revenues from components for a few aircraft platforms, specifically the Sikorsky BlackHawk helicopter, the Northrop Grumman E-2 Hawkeye naval aircraft and the McDonnell Douglas (Boeing) C-17 Globemaster. NTW derives most of its revenues from the F-16 Falcon and the F-18 Hornet. These aircraft platforms constitute nearly 75% of the revenues of the NTW operations on a September 30 trailing twelve month basis. A reduction in demand for our products as a result of either a reduction in the production of new aircraft or a reduction in the use of existing aircraft in the fleet (reducing after-market demand) would have a material adverse effect on our operating results and financial condition.

Intense competition in our markets may lead to a reduction in our revenues and market share.

      The defense and aerospace component manufacturing market is highly competitive and we expect that competition will increase. Many competitors have significantly greater technical, manufacturing, financial and marketing resources than we do. We expect that more companies will enter the defense and aerospace component manufacturing market. We may not be able to compete successfully against either current or future competitors. Increased competition could result in reduced revenue, lower margins or loss of market share, any of which could significantly harm our business our operating results and financial condition.

We may lose sales if our suppliers fail to meet our needs.

Although we procure most of our parts and components from multiple sources or believe that these components are readily available from numerous sources, certain components are available only from sole sources or from a limited number or sources. While we believe that substitute components or assemblies could be obtained, use of substitutes would require development of new suppliers or would require us to re-engineer our products, or both, which could delay shipment of our products and could have a materially adverse effect on our operating results and financial condition.

There are risks associated with the bidding processes in which we compete.

We obtain many contracts through a competitive bidding process.  We must devote substantial time and resources to prepare bids and proposals and may not have contracts awarded to us.  Even if contracts are awarded to us, there can be no assurance that the prices we bid will be sufficient to allow us to generate a profit from any particular contract.   There are significant costs involved with producing low run initial units of any product and it may not be possible to recoup such costs on later production runs.

Due to fixed contract pricing, increasing contract costs expose us to reduced profitability and the potential loss of future business.

The cost estimation process requires significant judgment and expertise. Reasons for cost growth may include unavailability and productivity of labor, the nature and complexity of the work to be performed, the effect of change orders, the availability of materials, the effect of any delays in performance, availability and timing of funding from the customer, natural disasters, and the inability to recover any claims included in the estimates to complete.  A significant change in cost estimates on one or more programs could have a material effect on our consolidated financial position or results of operations.

The prices of raw materials we use are volatile.

The prices of raw materials used in our manufacturing processes are volatile.  If the prices of raw materials rise we may not be able to pass along such increases to our customers which could have an adverse impact on our consolidated financial position and results of operations.  Significant increases in the prices of raw materials could adversely impact our customers’ demand for certain products which could lead to a reduction in our revenues and have a material adverse impact on our revenues and on our consolidated financial position and results of operations.

We do not own the intellectual property rights to products we produce.

Nearly all the parts and subassemblies we produce are built to customer specifications and the customer owns the intellectual property, if any, related to the product. Consequently, if a customer desires to use another manufacturer to fabricate its part or subassembly, it would be free to do so.

There are risks associated with new programs.

New programs typically carry risks associated with design changes, acquisition of new production tools, funding commitments, imprecise or changing specifications, timing delays and the accuracy of cost estimates associated with such programs.  In addition, any new program may experience delays for a variety of reasons after significant expenditures are made.  If we were unable to perform under new programs to the customers’ satisfaction or if a new program in which we had made a significant investment was terminated or experienced weak demand, delays or other problems, then our business, financial condition and results of operations could be materially adversely affected.  This could result in low margin or forward loss contracts, and the risk of having to write-off costs and estimated earnings in excess of billings on uncompleted contracts if it were deemed to be unrecoverable over the life of the program.

To perform on new programs we may be required to expend up-front costs which may not have been separately negotiated.  Additionally, we may have made assumptions related to the costs of any program which may be material and which may be incorrect, resulting in costs that are not recoverable.  Such charges and the loss of up-front costs could have a material impact on our liquidity.

Our inability to successfully manage the growth of our business may have a material adverse effect on our business, results of operations and financial condition.

We expect to experience growth in the number of employees and the scope of our operations as a result of internal growth. In addition, we intend to seek to grow through acquisitions when we deem them to be economically advantageous.  Internal growth or growth through acquisitions will result in increased responsibilities for management and could strain our financial and other resources.  There can be no assurance that we will successfully integrate any future business acquired through acquisition.

Our ability to manage and support our growth effectively is substantially dependent on our ability to implement adequate improvements to financial, inventory, management controls, reporting, union relationships, order entry systems and other procedures, and hire sufficient numbers of financial, accounting, administrative, and management personnel. We may not succeed in our efforts to identify, attract and retain experienced personnel.

The NTW Acquisition requires that we integrate the operations of NTW into our management, reporting and operational systems. In 2007 we acquired two companies; Sigma Metals, Inc., and Welding Metallurgy Inc. In 2008, we experienced serious financial and operational difficulties at Sigma Metals and within the Company as a whole. Consequently, we determined to discontinue the operations of Sigma Metals in October 2008. As a result, for the year ended December 31, 2008, we recognized a loss of more than $ 9.0 million related to the acquisition and disposition of Sigma Metals and write-offs of $4.5 million for the impairment of goodwill of AIM and WMI.

There can be no assurance that we have the management expertise to successfully integrate the operations of NTW or any company that we might acquire in the future.

Our future success also depends on our ability to address potential market opportunities and to manage expenses to match our ability to finance operations.

The need to control our expenses will place a significant strain on our management and operational resources. If we are unable to control our expenses effectively, our business, results of operations and financial condition may be adversely affected.

Attracting and retaining key personnel is an essential element of our future success.

Our future success depends to a significant extent upon the continued service of our executive officers and other key management and technical personnel and on our ability to continue to attract, retain and motivate executive and other key employees. Experienced management and technical, marketing and support personnel in the defense and aerospace industries are in demand and competition for their talents is intense. The loss of the services of one or more of our key employees or our failure to attract, retain and motivate qualified personnel could have a material adverse effect on our business, financial condition and results of operations.

Our business may suffer if suppliers fail to meet our needs.

Although we procure most of our parts and components from multiple sources and believe that these components are readily available from numerous sources, certain components are available only from sole or a limited number or sources. As our business has evolved we are now procuring more detailed parts and sub-assemblies. These products are more likely to be available from a sole or very limited number of sources.

With the recent addition of new contracts at AIM and the NTW Acquisition, the number of our suppliers has increased and will continue to increase. This increases the burden and the risk that one or more suppliers could fail or delay their deliveries to us. While we believe that substitute components or assemblies could be obtained, use of substitutes would require development of new suppliers or would require us to re-engineer our products, or both, which could delay shipment of our products and could have a materially adverse effect on our operating results and financial condition.

We are subject to strict governmental regulations relating to the environment, which could result in fines and remediation expense in the event of non-compliance.

We are required to comply with extensive and frequently changing environmental regulations at the federal, state and local levels.  Among other things, these regulatory bodies impose restrictions to control air, soil and water pollution, to protect against occupational exposure to chemicals, including health and safety risks, and to require notification or reporting of the storage, use and release of certain hazardous substances into the environment.  This extensive regulatory framework imposes significant compliance burdens and risks on us.  In addition, these regulations may impose liability for the cost of removal or remediation of certain hazardous substances released on or in our facilities without regard to whether we knew of, or caused, the release of such substances.  Furthermore, we are required to provide a place of employment that is free from recognized and preventable hazards that are likely to cause serious physical harm to employees, provide notice to employees regarding the presence of hazardous chemicals and to train employees in the use of such substances.  Our operations require the use of chemicals and other materials for painting and cleaning that are classified under applicable laws as hazardous chemicals and substances.  If we are found not to be in compliance with any of these rules, regulations or permits, we may be subject to fines, remediation expenses and the obligation to change our business practice, any of which could result in substantial costs that would adversely impact our business operations and financial condition.

We may be subject to fines and disqualification for non-compliance with Federal Aviation Administration regulations.

We are subject to regulation by the Federal Aviation Administration under the provisions of the Federal Aviation Act of 1958, as amended.  The FAA prescribes standards and licensing requirements for aircraft and aircraft components.  We are subject to inspections by the FAA and may be subjected to fines and other penalties (including orders to cease production) for noncompliance with FAA regulations.  Our failure to comply with applicable regulations could result in the termination of or our disqualification from some of our contracts, which could have a material adverse effect on our operations.

Terrorist acts and acts of war may seriously harm our business, results of operations and financial condition.

United States and global responses to the Middle East conflict, terrorism, perceived nuclear, biological and chemical threats and other global crises increase uncertainties with respect to U.S. and other business and financial markets. Several factors associated, directly or indirectly, with the Middle East conflict, terrorism, perceived nuclear, biological and chemical threats, and other global crises and responses thereto, may adversely affect the Company.

Risks Related to Our Indebtedness

Our indebtedness may materially adversely affect our operations.

As is more fully described under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources", we have significant indebtedness.  Our indebtedness is substantial in relation to our stockholders' equity. Our ability to make principal and interest payments will depend on future performance. In addition, our loan facility is secured by substantially all of our assets. In the case of a continuing default under our loan facility, the lender will have the right to foreclose on our assets, which would have a material adverse effect on our business.  The terms of our loan facility restrict our ability to pay dividends without the consent of our lender.  Future payments of principal and interest may limit our ability to pay cash dividends to our stockholders. Our leverage may adversely affect our ability to finance future operations and capital needs, may limit our ability to pursue business opportunities and may make our results of operations more susceptible to adverse economic conditions.

Restrictions imposed by our senior secured credit facility and our other outstanding indebtedness may limit our ability to operate our business and to finance our future operations or capital needs or to engage in other business activities.

The terms of our senior secured credit facility restrict us from engaging in specified types of transactions. These covenants restrict our and our subsidiaries' ability to:

      o     incur additional indebtedness;
      o     pay dividends on our capital stock or redeem, repurchase or retire our capital stock or indebtedness;
      o     make investments, loans, advances and acquisitions;
      o     create restrictions on the payment of dividends or other amounts to us from our subsidiaries;
      o     sell assets, including capital stock of our subsidiaries;
      o     consolidate or merge;
      o     create liens; or;
      o     enter into sale and lease-back transactions.

In the event of a default under our senior secured credit facility, the lender could elect to declare all amounts outstanding under the agreements governing our senior secured credit facilities to be immediately due and payable. If the indebtedness under our senior secured credit facility were to be accelerated, our assets may not be sufficient to repay such indebtedness in full.

Our lender maintains a lock box whereby our receipts are deposited directly into an account controlled by the lender and applied against the amount due under our revolving credit line.  If our lender were not to advance us new monies as payments were received, we would not have the cash to maintain our operations.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures or to sell assets, seek additional capital or restructure or refinance our indebtedness. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives.

In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our senior secured credit facilities restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

Our high level of debt may make it more difficult to retain existing or to attract new customers.

Our existing customers and potential customers may be concerned that our high level of debt may impair our ability to satisfactorily perform on long-term contracts placing us at a disadvantage with competitors which have greater capital resources. A loss of any of our major customers would have a material adverse effect on our operating results and financial condition of our business.

Our high level of debt may make it more difficult to retain existing or to attract new suppliers and may cause us to have more stringent payment terms with suppliers.

Existing suppliers and potential suppliers of raw materials and subassemblies for our products may be concerned that our high level of debt may impair our ability to satisfactorily perform on long-term contracts. This may result in their refusing to supply product to us or imposing more onerous payment terms, limiting our flexibility in managing our business. Certain of our suppliers are the sole source or among a very limited number of sources for certain raw materials and products and the loss of any such supplier could have a material adverse effect on our business.

Risks Related to our Common Stock and our Status as a Public Company

There is only a very limited public market for our common stock.

Our common stock is currently quoted on OTC Pink under the symbol AIRI.PK, where trading volume has been limited. An active trading market for our common stock may not develop or, if developed, may not be sustained. The lack of an active market may impair a stockholder's ability to sell shares of our common stock. We cannot assure you that a more active trading market in our common stock will ever develop or if one does develop, that it will be sustained. In the absence of a more active trading market, any attempt to sell a substantial number of our shares could result in a decrease in the price of our stock.   Specifically, you may not be able to resell your shares of common stock at or above the price you paid for such shares or at all.

Future sales of our common stock, or the perception that such sales could occur, could have an adverse effect on the market price of our common stock.

Future sales of our common stock pursuant Rule 144 under the Securities Act, or the perception that such sales could occur, could have an adverse effect on the market price of our common stock. Under Rule 144, shares of common stock issued or issuable upon conversion of securities sold in private offerings are eligible for resale by non-affiliates after six months, assuming we file reports under the Exchange Act containing current information about us, and after one year regardless of whether current information about us is available. The number of shares eligible for resale pursuant to Rule 144 is enormous relative to the trading volume of our common stock. In addition, we have agreed to register for resale the 1,185,851 shares of common stock sold in the private placement we completed in July 2012 in connection with the NTW Acquisition. Any attempt to sell a substantial number of our shares will severely depress the market price of our common stock. In addition, we may use our capital stock in the future to finance acquisitions and to compensate employees and management, which will further dilute the interests of our existing shareholders and could eventually significantly depress the trading price of our common stock.

The issuance of shares of our common stock, or the possible issuance of shares, under our stock option plan may limit the price that investors are willing to pay in the future for shares of our common stock and have the effect of delaying or preventing a change in control of our company, and the issuance of shares under the plan will decrease the amount of earnings and assets available for distribution to existing holders of our common stock and dilute their voting power.

Our 2010 Equity Incentive Plan allows for the issuance of up to 2,000,000 shares of common stock, either as stock grants or options, to employees, officers, directors, advisors and consultants of the company. As of December 31, 2011, we had outstanding under the Plan options to purchase 306,316 shares. The committee administering the Plan, which has sole authority and discretion to grant options under the Plan, may grant options which become immediately exercisable in the event of a change in control of our company and in the event of certain mergers and reorganizations. The issuance of shares of our common stock, or the possible issuance of shares, under our stock option plan may limit the price that investors are willing to pay in the future for shares of our common stock and have the effect of delaying or preventing a change in control of our company, and the issuance of shares under the plan will decrease the amount of earnings and assets available for distribution to existing holders of our common stock and dilute their voting power.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

The JOBS Act permits "emerging growth companies" like us to rely on some of the reduced disclosure requirements that are already available to companies having a public float of less than $75 million, for as long as we qualify as an emerging growth company. During that period, we are permitted to omit the auditor's attestation on internal control over financial reporting that would otherwise be required by the Sarbanes-Oxley Act. Companies with a public float of $75 million or more must otherwise procure such an attestation beginning with their second annual report after their initial public offering. For as long as we qualify as an emerging growth company, we are also excluded from the requirement to submit "say-on-pay", "say-on-pay frequency" and "say-on-parachute" votes to our stockholders and may avail ourselves of reduced executive compensation disclosure compared to larger companies. In addition, as described in the following risk factor, as an emerging growth company we can take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies.

Until such time as we cease to qualify as an emerging growth company, investors may find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

As an "emerging growth company" we may take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies.

Section 107 of the JOBS Act also provides that, as an emerging growth company, we can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.  We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates" for further discussion of the extended transition period for complying with new or revised accounting standards.

At such time as we cease to qualify as an "emerging growth company" under the JOBS Act, the costs and demands placed upon management will increase.

We will continue to be deemed an emerging growth company until the earliest of (i) the last day of the fiscal year during which we had total annual gross revenues of $1,000,000,000 (as indexed for inflation), (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common stock under a registration statement under the Securities Act ; (iii) the date on which we have, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or (iv) the date on which we are deemed to be a ‘large accelerated filer’ as defined by the SEC, which would generally occur upon our attaining a public float of at least $700 million.  Once we lose emerging growth company status, we expect the costs and demands placed upon management to increase, as we would have to comply with additional disclosure and accounting requirements, particularly if our public float should exceed $75 million.

We will incur significant costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance requirements, including establishing and maintaining internal controls over financial reporting, and we may be exposed to potential risks if we are unable to comply with these requirements.

As a public company, we will incur significant legal, accounting and other expenses under the Sarbanes-Oxley Act of 2002, together with rules implemented by the Securities and Exchange Commission and applicable market regulators. These rules impose various requirements on public companies, including requiring certain corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluations and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Compliance with Section 404 may require that we incur substantial accounting expenses and expend significant management efforts. Our testing may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner, the market price of our stock could decline if investors and others lose confidence in the reliability of our financial statements and we could be subject to sanctions or investigations by the SEC or other applicable regulatory authorities.

Our future revenues are inherently unpredictable; our operating results are likely to fluctuate from period to period and if we fail to meet the expectations of securities analysts or investors, our stock price could decline significantly.

Our quarterly and annual operating results are likely to fluctuate significantly due to a variety of factors, some of which are outside our control. Accordingly, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indications of performance. Some of the factors that could cause quarterly or annual operating results to fluctuate include conditions inherent in government contracting and our business such as the timing of cost and expense recognition for contracts, the United States Government contracting and budget cycles, introduction of new government regulations and standards, contract closeouts, variations in manufacturing efficiencies, our ability to obtain components and subassemblies from contract manufacturers and suppliers, general economic conditions and economic conditions specific to the defense market. Because we base our operating expenses on anticipated revenue trends and a high percentage of our expenses are fixed in the short term, any delay in generating or recognizing forecasted revenues could significantly harm our business.

Fluctuations in quarterly results, competition or announcements of extraordinary events such as acquisitions or litigation may cause earnings to fall below the expectations of securities analysts and investors. In this event, the trading price of our common stock could significantly decline. In addition, we cannot assure you that an active trading market will develop or be sustained for our common stock. These fluctuations, as well as general economic and market conditions, may adversely affect the future market price of our common stock, as well as our overall operating results.

Item 2: Financial Information

     Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with the audited and unaudited financial statements and the notes to those statements included elsewhere in this Form 10. This discussion contains forward-looking statements that involve risks and uncertainties. You should specifically consider the various risk factors identified in this Form 10 that could cause actual results to differ materially from those anticipated in these forward-looking statements.

Business Overview

We are an aerospace and defense company.  We design and manufacture structural parts and assemblies that focus on flight safety, including landing gear, arresting gear, engine mounts, flight controls, throttle quadrants and other components. We also provide sheet metal fabrication of aerostructures, tube bending and welding services.   Our products are currently deployed on a wide range of high profile military and commercial aircraft including Sikorsky's UH-60 Blackhawk helicopter, Lockheed Martin's F-35 Joint Strike Fighter, Northrop Grumman's E2D Hawkeye, Boeing's 777, Airbus' 380 commercial airliners, and the US Navy F-18 and USAF F-16 fighter aircraft.

We became a publicly traded company in December 2005 through the “reverse-merger” of our wholly-owned subsidiary, Air Industries Machining (“AIM”) into a publicly traded shell company with nominal assets. In June 2007, we changed our name to Air Industries Group, Inc.  In addition to growing organically at AIM since the reverse merger, we acquired Sigma Metals, Inc. (“Sigma”) in April 2007 and Welding Metallurgy, Inc. (“WMI”) in August 2007, and acquired the operations of Nassau Tool Works, Inc. through an asset acquisition in June 2012.  In October 2008, we discontinued the operations of Sigma and subsequently  liquidated or otherwise disposed of its assets. Consequently, we currently have three operating subsidiaries - AIM, WMI and NTW.  AIM has manufactured components and subassemblies for the defense and commercial aerospace industry for over 40 years.  WMI has provided specialty welding services and metal fabrications to the defense and commercial aerospace industry since 1979.  The predecessor of NTW was founded in 1959 and its principal business is the fabrication and assembly of  landing gear components and complete landing gear for fighter aircraft for the US and foreign governments.

The aerospace and defense market is highly competitive and we face intense competition in all areas of our business.  Nearly all of our revenues are derived by producing products to customer specifications after being awarded a contract through a competitive bidding process.  As the aerospace and defense industries continue to consolidate and major contractors seek to streamline their supply chains by buying more complete sub-assemblies from fewer suppliers, we have sought to remain competitive not only by providing cost-effective world class service but also by increasing our ability to deliver more complex and complete assemblies.

Our ability to operate profitably is determined by our ability to win new contracts and renewals of existing contracts, and then fulfill these contracts on a timely satisfactory basis at costs that enable us to generate a profit based upon the agreed upon contract price.  Winning a contract generally requires that we submit a bid containing a fixed price for the product or products covered by the contract for an agreed upon period of time.  Thus, when submitting bids we are required to estimate our future costs of productions and, since we often rely upon subcontractors, the prices we can obtain from our subcontractors.

While our revenues are largely determined by the number of contracts we are awarded, the volume of product delivered and price of product under each contract, our costs are determined by a number of factors.  The principal factors impacting our costs are the cost of materials and supplies, labor, financing and the efficiency at which we can produce our products.  The cost of materials used in the aerospace industry is highly volatile.  In addition, the market for the skilled labor we require to operate our plants is highly competitive.

Recent Acquisition and Recapitalization

On June 20, 2012, we acquired the business now operated by NTW from Nassau Tools Works, Inc., for a purchase price of $12,418,000. The purchase price consisted of 66,667 shares of our common stock valued at $300,000 and cash of $12,418,000, of which $11,400,000 was paid at closing, $200,000 was paid in July 2012 upon receipt of releases of liens on certain equipment acquired by us, and $518,000 is to be paid in respect of a working capital adjustment. The payment for the working capital adjustment will be reduced by $107,000 which we paid to satisfy liabilities of Nassau Tool Works not assumed by us under the purchase agreement.  In connection with the acquisition, we sold in a private offering an aggregate of 1,185,851 shares of common stock for $6.00 per share, from which we derived net proceeds of approximately $6,528,000, and issued 867,461 shares of common stock in exchange for approximately $5,204,000 principal amount of our Junior Subordinated Notes, thereby increasing our equity by approximately $11,700,000. As a result of the private placement and the conversion of Junior Subordinated Notes, the number of outstanding shares of our common stock increased from approximately 3,579,000 to 5,711,000.

Segment Data

 We follow FASB ASC 280, “Segment Reporting”, which establishes standards for reporting information about operating segments in annual and interim financial statements, and requires that companies report financial and descriptive information about their reportable segments based on a management approach. ASC 280 also establishes standards for related disclosures about products and services, geographic areas and major customers.

AIM is primarily engaged in processing, cutting, milling, machining and hardening metals into flight critical and other assemblies widely used in the aerospace industry and sold primarily to prime defense contractors. WMI specializes in complex welding applications in tubular structures and fabrication of complex sheet metal structures. NTW is primarily engaged in the production of complete landing gear and landing gear sub-assemblies for military fighter aircraft, sold primarily directly to the US Government.

Along with our operating subsidiaries, we report the results of our corporate division as an independent segment. As a result of the acquisitions of Sigma and WMI in April 2007 and August 2007, respectively, we had three reportable operating segments: AIM, Sigma and WMI. With the disposition of Sigma, we had two reportable operating segments. Given the similarity of their operations, the combination of AIM and NTW will enable us to increase the variety and complexity we of products we produce for customers.  Nevertheless, we have determined to operate AIM and NTW as independent business units and, in the discussion below, they are considered independent business segments and we once again have three reportable operating segments.

The accounting policies of each of the segments are the same as those described in the Summary of Significant Accounting Policies. We evaluate performance based on revenue, gross profit contribution and assets employed. Operating costs that are not directly attributable to a particular segment are included in Corporate. These costs include corporate costs such as legal, audit, tax and other professional fees including those related to being a public company.

Results of Operations

The results of the operations of NTW have been reflected within our financial reports since its acquisition in June 2012.  The results of the operations of WMI have been reflected within our financial reports since its acquisition in August 2007.  During the quarter ended September 30, 2008, the Company's Board of Directors decided to discontinue the operations of Sigma.  Accordingly, Sigma's results of operations have been reported as discontinued operations for the year ended December 31, 2010. Since we disposed of Sigma and all remnants of its operations in 2010, there were no results from Sigma in later periods.

Calendar Years ended December 31, 2011 and 2010:

Selected Financial Information:

Statement of Operations Data	2011	2010
Net sales	$53,745,000	$48,601,000
Cost of sales	42,817,000	41,134,000
Gross profit	10,928,000	7,467,000
Operating and interest costs	8,651,000	10,701,000
Other income (expense) net	27,000	(17,000)
Income taxes	57,000	-
Income (Loss) from continuing operations	2,247,000	(3,251,000)
Income from discontinued operations	-	342,000
Net Income (Loss)	$2,247,000	$(2,909,000)

Balance Sheet Data	2011	2010
Cash and cash equivalents	$577,000	$537,000
Working capital	7,821,000	7,703,000
Total assets	36,981,000	34,384,000
Total stockholders' equity	4,666,000	2,287,000

The following sets forth the results of operations for each of our segments individually and on a consolidated basis for the periods indicated.

	Year Ended December 31,
	2011	2010
Air Industries Machining
Net Sales	$42,668,000	$40,477,000
Gross Profit	8,013,000	5,487,000
Pre Tax Income	3,527,000	376,000
Assets	27,735,000	29,077,000

Sigma Metals
Income From Discontinued Operations	-	342,000
Assets Held for Sale	-	-

Welding Metallurgy
Net Sales	11,077,000	8,124,000
Gross Profit	2,915,000	1,980,000
Pre Tax Income	1,288,000	1,005,000
Assets	8,028,000	6,047,000

Corporate
Net Sales	-	-
Gross Profit	-	-
Pre Tax Loss	(2,511,000)	(4,632,000)
Assets	7,883,000	8,937,000

Consolidated
Net Sales	53,745,000	48,601,000
Gross Profit	10,928,000	7,467,000
Income from Discontinued Ops	-	342,000
Pre Tax Income (Loss)	2,304,000	(3,251,000)
Provision for Taxes	57,000	-
Net Income (Loss)	2,247,000	(2,909,000)
Elimination of Assets	(6,665,000)	(9,677,000)
Assets	36,981,000	34,384,000

The following discussion of our results of operations constitutes management's review of the factors that affected our financial and operating performance for the years ended December 31, 2011 and 2010. This discussion should be read in conjunction with the financial statements and notes thereto contained elsewhere in this report.

Continuing Operations:

Net Sales:

Consolidated operations during 2011 and 2010 reflect the operations of AIM and Welding Metallurgy, as well as corporate expenses. Consolidated net sales from continuing operations for 2011 were $53,745,000, an increase of approximately $5,144,000 or 10.6% compared with $48,601,000 for the prior year. Net sales at AIM for 2011 were $42,668,000, an increase of approximately $2,191,000 or 5.4% compared with $40,477,000 for the prior year. The increases in sales at AIM were attributable to increased orders from existing customers. Increased orders for parts for the A-380 accounted for approximately $803,000 or 37% of the increase in net sales and increased orders for certain other products from existing customers along with slight increases in the price of certain products accounted for substantially all of the remainder of the increase. Net sales at WMI for 2011 were $11,077,000, an increase of approximately $2,953,000 or 36.3% compared with $8,124,000 for the prior year. Approximately 94% of the increase at WMI resulted from increased orders from existing customers and approximately 6% of the increase represented orders from new customers.

Period to period comparisons of the number of units sold by our operating segments and the prices received per unit may be misleading as the price received for parts and assemblies sold vary dramatically based upon the size and complexity of the part or assembly.

As set forth in the following table, three customers represented 75.5% of total sales for the year ended December 31, 2011 and two customers represented 65.4% of total sales for the year ended December 31, 2010.

Customer	Percentage of Sales
	2011	2010
Sikorsky Aircraft	44.4	49.3
Goodrich Landing Gear Systems	19.2	16.1
Northrop Grumman Inc	11.9	*

* Customer was less than 10% of sales in 2010

As set forth in the following table, five customers represented 82.2% of gross accounts receivable at December 31, 2011 and three customers represented 52.6% of gross accounts receivable at December 31, 2010.

Customer	Percentage of Receivables
	2011	2010
Northrop Grumman Inc	26.2	12.6
Goodrich Landing Gear Systems	18.3	19.1
Sikorsky Aircraft	13.3	20.9
GKN Aerospace	12.9	*
Helicopter Support	11.5	*

* Customer was less than 10% of receivables in 2010

  Gross Profit:
•
Consolidated: Gross profit for 2011 increased by $3,461,000 or 46.3% to $10,928,000 as compared to gross profit of $7,467,000 for the prior year. Gross profit for 2010 was adversely impacted  by an inventory revaluation of $1,157,000, which accounted for approximately 33% of the difference in gross profit between 2010 and 2011. The inventory revaluation resulted from our determination to write off entirely spare parts maintained by AIM for future sales which had been in inventory for more than two years.

•
AIM: Gross profit for 2011 increased by $2,526,000 or 46% to $8,013,000 as compared to $5,487,000 for the prior year. Gross profit for 2010 was adversely impacted by an inventory revaluation of $1,157,000 described above which accounted for approximately 33% of the difference in gross profit between 2010 and 2011. The balance resulted from increased sales in 2011 together with slight increases in the price of certain products.

•
WMI: Gross profit for 2011 increased by $935,000 or 47.2% to $2,915,000 as compared to $1,980,000 for the prior year. The increase in gross profit resulted from increased sales and an increase in gross profit margin from 24.4% in 2010 to 26.3% in 2011.

Selling, General & Administrative (“SG&A”):
•	Consolidated SG&A costs from continuing operations totaled $6,549,000 and decreased by $(366,000) or (5.2) % for 2011 compared to $6,915,000 for 2010.

The principal components of the SG&A costs were:

o
AIM: SG&A costs at AIM for 2011 totaled approximately $3,901,000 representing a  decrease of $(637,000) or (14.0) % compared to the prior year. The decrease was primarily the result of the completion of a multi-year reconciliation with one customer which resulted in an expense of approximately $400,000 in 2010.

o
WMI:  SG&A costs at for 2011 totaled approximately $1,516,000 representing an  increase of $619,000 or approximately 69% compared to the prior year. The increase reflects the growth in the volume of business at WMI. In addition, as a consequence of this growth, certain individuals devoted more time to administrative rather than productive duties which resulted in a reclassification of portions of the salaries of these individuals, accounting for approximately 30% of the increase.

o	AIRI – Corporate: SG&A costs at for 2011 totaled approximately $1,132,000 and decreased by $(348,000) or (23.5) % compared to the prior year.

Interest and financing costs consist of interest paid and accrued as well as amortization of debt discounts resulting from recording debt obligations at fair value. Interest and financing costs for 2011 were approximately $2,102,000, a decrease of approximately $(1,684,000) or (44.4%) as compared to 2010. The decrease in interest expense results principally from the reduction in the amortization of debt discount resulting from recording debt obligations at fair value. This accretion expense related to the Junior Subordiinated Notes issued in 2008 and 2009 was $-0- for 2011 and $1,323,000 for 2010.

The provision for income taxes was approximately $57,000 for 2011 compared to a provision of $ -0- for 2010. During 2011, the Company utilized a large percentage of its available net operating tax loss carry-forward (“NOL’s”).

Net income from continuing operations for 2011 was $2,247,000 compared to a loss of $(2,909,000) for the prior year. Net income attributable to common shareholders after dividends attributable to preferred shareholders of $0 for 2011 and $1,436,000 for 2010 was $2,247,000 compared to a loss of $(4,345,000) for 2010.

Discontinued Operations:

The table below sets forth the results of operations for Sigma Metals for the year ended December 31, 2010, the last year in which there was any impact on our financial results from Sigma Metals:

Net Sales	$-
Cost of Sales	20,000
Gross loss	(20,000)
Operating costs and expenses	245,000
Loss from operations	(265,000)
Interest and financing costs	(1,000)
Other Income	608,000
Income	$342,000

Nine Month periods ended September 30 2012 and 2011:

Selected Financial Information:

Statement of Operations Data	Nine months ended September 30,
	2012 (unaudited)	2011 (unaudited)
Net sales	$46,835,000	$38,978,000
Cost of sales	36,295,000	31,112,000
Gross profit	$10,540,000	$7,866,000
Operating and interest costs	6,190,000	4,683,000
Other income (expense) net	(137,000)	(12,000)
Income taxes	1,036,000	57,000
Net Income	$1,755,000	$1,562,000

Balance Sheet Data	2012 (unaudited)	2011 (unaudited)
Cash and cash equivalents	$1,120,000	$420,000
Working capital	12,326,000	8,699,000
Total assets	50,191,000	37,682,000
Total stockholders' equity	18,541,000	3,950,000

The following sets forth the results of operations for each of our segments individually and on a consolidated basis for the periods indicated.

Nine Months Ended September 30,
	2012	2011
	(Unaudited)	(Unaudited)
Air Industries Machining
Net Sales	$33,314,000	$31,063,000
Gross Profit	6,227,000	5,649,000
Pre Tax Income	3,291,000	2,588,000
Assets	23,946,000	28,677,000

Nassau Tool Works
Net Sales	3,592,000	-
Gross Profit	1,394,000	-
Pre Tax Income	655,000	-
Assets	13,863,000	-

Welding Metallurgy
Net Sales	9,929,000	7,915,000
Gross Profit	2,919,000	2,217,000
Pre Tax Income	994,000	1,022,000
Assets	8,986,000	8,491,000

Corporate
Net Sales	-	-
Gross Profit	-	-
Pre Tax Loss	(2,149,000)	(1,991,000)
Assets	15,478,000	8,840,000

Consolidated
Net Sales	46,835,000	38,978,000
Gross Profit	10,540,000	7,866,000
Pre Tax Income	2,791,000	1,619,000
Provision for Taxes	1,036,000	57,000
Net Income	1,755,000	1,562,000
Elimination of Assets	(12,082,000)	(8,326,000)
Assets	50,191,000	37,682,000

The following discussion of our results of operations constitutes management's review of the factors that affected our financial and operating performance for the nine month periods ended September 30, 2012 and 2011. This discussion should be read in conjunction with the financial statements and notes thereto contained elsewhere in this report.

For 2012, we had three segments operating segments, AIM, Welding Metallurgy and NTW, and separately report our corporate overhead.  For 2011, we had two operating segments, AIM and Welding Metallurgy, and separately report our corporate overhead. We completed the NTW Acquisition on June 20, 2012. The results of NTW, inclusive of the operations acquired in the NTW Acquisition since June 20, 2012 are included and reflected in the discussion below.

Net Sales:

Consolidated net sales from operations for the first nine months of 2012 were approximately $46,835,000, an increase of $7,587,000 or 20.2% compared with $38,978,000 for the first nine months of 2011. Net sales at AIM for the first nine months of 2012 were $33,314,000, an increase of approximately $2,251,000 or 7.2% compared with $31,063,000 for the first nine months of 2011. The increase in net sales at AIM is primarily attributable to an increase in and changese in the mix of products sold and, to a limited degree increases in the per unit prices received for certain products. Net sales at Welding for the first nine months of 2012 were $9,929,000 an increase of approximately $2,014,000 or 25.4% compared with $7,915,000 for the first nine months of 2011. The increase in net sales at Welding is attributable to the increase in the volume of its business with new and existing customers as a result of its marketing efforts. Net sales at NTW for the period June 20, 2012, the date of acquisition to September 30, 2012 were $3,592,000. The increase in net sales at WMI is primarily attributable to the increase in the volume of its business as a result of its sale efforts.

 As indicated in the table below, two customers represented 59.2% and 65.1% of total sales for the nine months ended September 30, 2012 and 2011, respectively.

Customer	Percentage of Sales nine months ended September 30,
	2012	2011
	(Unaudited)	(Unaudited)
Sikorsky Aircraft	30.9	46.4
Goodrich Landing Gear Systems	28.3	18.7

As indicated in the table below, four customers represented 63.3% and 73.0% of gross accounts receivable at September 30, 2012 and 2011, respectively.

Customer	Percentage of Receivables September 30,
	2012	2011
	(Unaudited)	(Unaudited)
GKN Aerospace	20.5	16.8
Northrup Grumman Corporation	16.9	19.9
Goodrich Landing Gear Systems	14.4	18.9
Sikorsky Aircraft	11.5	17.4

Gross Profit:
●
Consolidated: Gross profit from operations for the first nine months of 2012 increased by approximately $2,674,000 or 33.9%, to approximately $10,540,000 as compared to gross profit of $7,866,000 for the comparable period in 2011.

●
AIM: Gross profit at AIM increased by approximately $578,000 or 10.2% to $6,227,000 for the first nine months of 2012 as compared to $5,649,000 for the comparable period in 2011. The increase in gross profit at AIM was attributable to higher sales.

●
WMI: Gross profit at Welding for the first nine months of 2012 increased by approximately $702,000 or 31.7% to $2,919,000 for 2012 compared to $2,217,000 for the comparable period in 2011. The increase in gross profit at WMI was attributable in part to higher sales, and in part to an increase in gross margin resulting from the reclassification of costs of certain personnel to General and Administrative expense from indirect labor.

●	NTW: Gross profit for the period June 20, 2012 to September 30, 2012 was $1,394,000.

Selling, General & Administrative (“SG&A”):

●
Consolidated SG&A costs for the first nine months of 2012 totaled $6,190,000 and increased by $1,507,000 or 32.0% compared to $4,683,000 for the comparable period in 2011. Included in SG&A costs for 2012 are approximately $180,000 of costs incurred by AIRI relating to the NTW Acquisition. Also included are $145,00 of expenses at WMI relating to the reclassification of certain personnel as described below, In addition,  S,G & A  incurred by NTW accounted for approximately $ 735,000 or 48% of the increase.

The principal components of the SG&A costs were:

o	AIM: SG&A costs for the first nine months of 2012 totaled approximately $2,464,000 and decreased by $ (176,000) or (6.7%) compared to the comparable period in 2011.

o
WMI: SG&A costs for the first nine months of 2012 totaled approximately $1,834,000 and increased by $724,000 or approximately 65.2% compared to the comparable period in 2011. The increase in SG&A costs at Welding resulted in part from a reclassification in 2012 of certain management personnel costs from factory overhead to SG&A. The reclassification resulted from a determination that the nature of the services performed by certain individuals had evolved from production activities to more managerial activities in part, as a result of an increase in the number of personnel at WMI as a result of the growth in its business. The reduction in factory overhead costs increased gross profit margin at Welding for the 2012 period to 29.4% from 24.4%.

o	NTW: SG&A costs totaled approximately $735,000 for the period June 20, 2012 to September 30, 2012.

o
AIRI – Corporate: SG&A costs for the first nine months of 2012 totaled approximately $1,157,000 and increased by $224,000 or 24.0 % compared to the comparable period in 2011. Costs relating to the NTW Acquisition were approximately $180,000, and represented approximately 80% of the increase.

Interest and financing costs were approximately $1,422,000 for the first nine months of 2012, a decrease of approximately $(154,000) or (9.8%) as compared to the comparable 2011 period. Interest expense decreased as a result of the conversion of the Company’s Junior Subordinated Notes which bore interest at 12% into common stock in June 2012. This reduction was offset in part by increased borrowings from PNC Bank to finance the NTW acquisition. The interest rate charged on the PNC debt is significantly lower than the rate on the Junior Subordinated Notes. As a result while the overall debt outstanding has remained relatively constant over the nine months interest expense has declined.

The provision for income taxes was approximately $, 1,036,000 for the first nine months of 2012 compared to a provision of $57,000 for the comparable 2011 period. During 2011 and during the first quarter of 2012, the Company utilized nearly all of its available NOL’s and accordingly, is now subject to income tax at full statutory rates.

Net income the first nine months of 2012 was $1,755,000, an increase of $193,000 or 12.4% compared to net income of $1,562,000 for the the first nine months of 2011. The increase in net income did not keep pace with the increase in net sales and gross profit due to the increased tax rate in 2012, versus a negligible tax expense in 2011.

Three Month periods ended September 30, 2012 and 2011:
Selected Financial Information:

Statement of Operations Data	Three months ended September 30,
	2012 (unaudited)	2011 (unaudited)
Net sales	$15,558,000	$13,255,000
Cost sales	11,724,000	10,420,000
Gross profit	$3,834,000	$2,835,000
Operating and interest costs	2,831,000	2,117,000
Other income (expense) net	(2,000)	15,000
Income taxes	387,000	31,000
Net Income	$614,000	$702,000

The following sets forth the results of operations for each of our segments individually and on a consolidated basis for the periods indicated.

Three Months Ended September 30,
	2012	2011
	(Unaudited)	(Unaudited)
Air Industries Machining
Net Sales	$9,587,000	$10,325,000
Gross Profit	1,788,000	2,015,000
Pre Tax Income	996,000	889,000
Assets	23,946,000	28,677,000

Nassau Tool Works
Net Sales	3,080,000	-
Gross Profit	1,196,000	-
Pre Tax Income	499,000	-
Assets	13,863,000	-

Welding Metallurgy
Net Sales	2,891,000	2,930,000
Gross Profit	850,000	820,000
Pre Tax Income	140,000	430,000
Assets	8,986,000	8,491,000

Corporate
Net Sales	-	-
Gross Profit	-	-
Pre Tax Loss	(634,000)	(586,000)
Assets	15,478,000	8,840,000

Consolidated
Net Sales	15,558,000	13,255,000
Gross Profit	3,834,000	2,835,000
Pre Tax Income	1,001,000	733,000
Provision for Taxes	387,000	31,000
Net Income	614,000	702,000
Elimination of Assets	(12,082,000)	(8,326,000)
Assets	50,191,000	37,682,000

The following discussion of our results of operations constitutes management's review of the factors that affected our financial and operating performance for the three month periods ended September 30, 2012 and 2011. This discussion should be read in conjunction with the financial statements and notes thereto contained elsewhere in this report.

For 2012, we had three operating segments, AIM, Welding Metallurgy and NTW. For 2011, we had two operating segments, AIM and Welding Metallurgy.  For both periods, we separately reported our corporate overhead. We completed the NTW Acquisition on June 20, 2012. The results of NTW, inclusive of the operations acquired in the NTW Acquisition are included and reflected in the discussion below.

Net Sales:

Consolidated net sales from operations for the third quarter of 2012 were approximately $15,558,000, an increase of $2,303,000 or 17.4% compared with $13,255,000 for the 2011 third quarter. Net sales at AIM for 2012 were $9,587,000, a decrease of approximately ($738,000) or (7.1%) compared with $10,325,000 for the 2011 third quarter. The decrease resulted primarily from a drop in the volume of products sold as certain customers to delayed receipt of non-essential products in anticipation of a slow down in demand in defense spending or a change in the mix of products purchased by defense departments in the United States or other countries. Net sales at WMI for the third quarter of 2012 were $2,891,000, a decrease of approximately $(39,000) or (1.3%) compared with $2,930,000 for the 2011 third quarter. Net sales at NTW for the period were $3,080,000.

As indicated in the table below, three customers represented 59.0% and 74.6% of total sales for the three months ended September 30, 2012 and 2011, respectively.

Customer	Percentage of Sales
	2012	2011
	(Unaudited)	(Unaudited)
Sikorsky Aircraft Goodrich Landing Gear Systems	25.0	43.6
Goodrich Landing Gear Systems	22.7	17.8
Northrop Grumman Corp	11.3	13.2

 Gross Profit:
●
Consolidated: Gross profit for the third quarter of 2012 increased by approximately $999,000, or 35.2% to approximately $3,834,000 as compared to gross profit of $2,835,000 for the third quarter of 2011.

●
AIM: Gross profit for the third quarter of 2012 decreased by approximately $(227,000), or (11.3%) to $1,788,000, as compared to $2,015,000 for the third quarter of 2011. The decline in gross profit at AIM was attributable to reduced sales

●
WMI: Gross profit for the third quarter of 2012 increased by approximately $30,000, or 3.7% to $850,000 from $820,000 for the third quarter of 2011. Gross profit increased despite the decline in net sales due to the increased gross profit margin resulting from the reclassification of expenses described above.

●	NTW: Gross profit for the third quarter of 2012 was $1,196,000.

Selling, General & Administrative (“SG&A”):

●
Consolidated SG&A costs for the 2012 third quarter totaled $2,379,000 and increased by $795,000 or 50.2% compared to $1,584,000 for the 2011 third quarter. Included in SG&A costs for the 2012 third quarter are approximately $180,000 of costs relating to the NTW Acquisition and the inclusion of SG&A costs at NTW of $694,000.

The principal components of the SG&A costs were:

o	AIM: SG&A costs for the 2012 third quarter totaled approximately $639,000 and decreased by $319,000 or (33.3%) compared to the 2011 third quarter.

o
WMI: SG&A costs for the 2012 third quarter totaled approximately $672,000 and increased by $309,000 or approximately 85.3% compared to the 2011 third quarter. The increase in SG&A costs at Welding resulted in part from a reclassification in 2012 of certain management personnel costs from factory overhead to SG&A. The reduction in factory overhead costs increased gross profit at Welding for the period.

o	NTW: SG&A costs for the period totaled approximately $694.000

o	AIRI – Corporate: SG&A costs for the 2012 third quarter totaled approximately $374,000 and increased by $110,000 or 41.8% compared to the 2011 third quarter.

Interest and financing costs were approximately $452,000 for the 2012 third quarter, a decrease of approximately $(81,000) or (15.2%) as compared to 533,000 for the 2011 third quarter. Interest expense decreased as a result of the conversion of the Company’s Junior Subordinated Notes which bore interest at 12%  into common stock in June 2012, offset in part by increased borrowings from PNC Bank to finance the NTW acquisition.

The provision for income taxes was approximately $387,000 for the 2012 third quarter compared to a provision of $31,000 for the 2011 third quarter. As noted above, during 2011, the Company utilized nearly all of its available NOL’s and accordingly, is now subject to statutory income tax rates.

Net income for the 2012 third quarter was $614,000 a decrease of ($88,000) or (12.5%) compared to income of $702,000 for the 2011 third quarter. The increase in net income did not keep pace with the increase in net sales and gross profit due to the increased tax expense in 2012, versus negligible tax expense in 2011. Moreover, net income was adversely impacted by the increase in S,G&A at WMI in the third quarter of 2012 as compared to the third quarter of 2011. The increase in S,G&A results from growth in the business of WMI and the reclassification of expenses for certain personnel who, as a result of the increase in the volume of business at WMI are devoting more of their time to administrative as opposed to production activities.

Impact of Inflation

Inflation has not had a material effect on our results of operations

LIQUIDITY AND CAPITAL RESOURCES

The Company is highly leveraged and relies upon its ability to continue to borrow from its bank lenders.  Substantially all of the assets of the Company are used as collateral under our existing loan agreements with our senior lender.  The Company is required to maintain a lockbox account with our senior lender, into which substantially all of the Company’s cash receipts are paid.  If our bank lender were to cease lending, the Company would lack funds to continue its operations

In June 2012, in connection with the NTW Acquisition, we increased our equity by approximately $11,700,000 which allowed us to complete the NTW Acquisition with only a slight increase in the debt on our balance sheet.  To increase our equity we concluded  a private placement of our common stock at a price of $6.00 per share from which we derived net proceeds of $6,332,000, and the holders of $5,204,000 principal amount of our Junior Subordinated Notes converted the notes into 867,461 shares of our common stock.  To obtain the balance of the cash necessary to complete the NTW Acquisition in excess of the amount provided by the private placement, we increased our term loan with our senior lender by $3,900,000 from $1,500,000 to $5,400,000 and drew down on our revolving loan. Given that the rate of interest on our Junior Subordinated Notes exceeded that on our term loan and revolving loan, though the principal amount of our debt increased, the cost of carrying our debt decreased and, significantly, we now have the benefit of the newly acquired operations of NTW to service this debt.  Thus, though we remain significantly leveraged we believe our capacity to service our debt is much greater today than it was before the NTW Acquisition.  As of September 30, 2012, our debt for borrowed monies consisted of the revolving note due our senior lender in the amount of $12,507,000, the term loan due our senior lender in the amount of $4,950,000, notes due sellers of businesses previously acquired in the aggregate amount of $1,530,000, Junior Subordinated Notes of $1,000,000 and capitalized lease obligations of $1,444,444.

As of September 30, 2012, we had approximately $1.1 million in cash.

Anticipated uses of Cash

As a requirement of our Credit Facility substantially all of our cash receipts from operations are required to be deposited into our lockbox account at our senior lender.  These cash receipts are used to reduce our indebtedness under our Revolving Credit Facility.  Additionally, under the terms of our Term Loan Agreement with our senior lender, we are required to make 36 consecutive monthly principal installments, the first 35 of which will be in the amount of $150,000 which commenced on the first business day of July 2012, with the 36th and final payment of any unpaid balance of principal and interest payable on the first business day of June 2015.  Additionally, there is a mandatory prepayment equal to 50% of Excess Cash Flow (as defined) for each fiscal quarter commencing with the fiscal quarter ended September 30, 2012, payable upon the delivery of the financial statements to our senior lender for such fiscal period, but no later than 45 days after the end of the fiscal period. On November 16, 2012 we paid our senior lender approximately $752,000 based on the Excess Cash Flow calculation.

As of Septemeber 30, 2012, there is approximately $518 thousand due to NTW Dissolution, formerly Nassau Tool Works.  This amount relates to a working capital adjustment based on the net working capital of Nassau Tool Works as of June 20, 2012, the date of the acquisition as compared to the net working capital at December 31, 2011.  The $518 thousand will be offset by $107 thousand that is due to Air Industries Group for the payment of certain liabilities that were not assumed in the transaction.

In August of 2012 we entered into a capital lease to finance the acquisition of new machinery.  The monthly lease payment is approximately $18,000.  Additionally the Company intends to begin making quarterly dividend payments beginning in the fourth quarter of 2012.

Additionally, the company intends to make quarterly dividend payments beginning with the fourth quarter of 2012. A dividend payment of $0.0625 per share or approximately $360,000 was made on November 12, 2012 to shareholders of record as of October 31, 2012.

Cash Flow

The following table summarizes our net cash flow from operating, investing and financing activities for the periods indicated below (in thousands):

	Year ended	Nine months ended
	December 31, 2011	September 30, 2012
		(Unaudited)
Cash Provided by (used in):
Operating activities	$3,633	$2,885
Investing activities	(1,288)	(12,361)
Financing activities	(2,305)	10,019
Net increase in cash and cash equivalents	$40	$543

Cash Provided By Operating Activities

Cash provided by operating activities primarily consists of our net income adjusted for certain non-cash items and changes to working capital.

For the nine months ended September 30, 2012 our net cash provided by operating activities of $2.9 million was comprised of net income of $1.8 million offset by $1.0 million of cash used by changes in working capital and adjustments for non-cash items of $2.1 million.  Adjustments for non-cash items consisted primarily of depreciation of property and equipment of $1.1 million, amortization of capitalized engineering costs, intangibles and other items of $784 thousand, bad debt expense of $64 thousand representing all amounts more than 120 days past due, and non-cash compensation of $88 thousand. The decrease in working capital activities primarily consisted of net increases in Operating Assets of $800 thousand and a net decrease in Operating Liabilities of $200 thousand.  The increases in Operating Assets were comprised of an increase in accounts receivable of $1.3 million due to the timing of shipments to customers offset by decreases in inventory of $400 thousand and prepaid expenses and other current assets of $100 thousand.  The decreases in Operating Liabilities were comprised of a decrease in accounts payable and accrued expenses of $1.2 million due to the timing of the receipt and payment of invoices offset by an increase in income taxes payable of $1.0 million due to the complete utilization of our NOL.

For the year ended December 31, 2011 our net cash provided by operating activities of $3.6 million was comprised of net income of $2.2 million offset by $1.5 million of cash used by changes in working capital and adjustments for non-cash items of $2.9 million.  Adjustments for non-cash items consisted primarily of depreciation of property and equipment of $1.5 million, amortization of capitalized engineering costs, intangibles and other items of $884 thousand, bad debt expense of $427 thousand, and non-cash compensation of $131 thousand. The decrease in working capital activities primarily consisted of net increases in Operating Assets of $3.3 million and net increases in Operating Liabilities of $1.8 million.  The increases in Operating Assets were comprised of increases in accounts receivable of $2.1 million due to the timing of cash receipts from our customers, inventory of $1.1 million in anticipation of shipments to be made in the first quarter of 2012 and prepaid expenses of $100 thousand.  The increases in Operating Liabilities were comprised of increases in accounts payable and accrued expenses of $1.6 million and deferred rent of $200 thousand.

Cash Used in Investing Activities

Cash used in investing activities consists of capital expenditures for property and equipment, capitalized engineering costs and the cash portion of the cost of any business we might acquire. A description of capitalized engineering costs can be found in footnote 3 Summary of Significant Accounting Policies in our Consolidated Financial Statements for the year ended  December 31, 2011.

For the nine months ended September 30, 2012, cash used in investing activities was $12.4 million.  This was comprised of $11.6 million paid for the acquisition of substantially all of the assets of Nassau Tool Works, Inc on June 20, 2012.  The remaining $800 thousand was comprised of $500 thousand for the purchase of property and equipment, $100 thousand for deposits on new property and equipment not yet delivered to our facilities, and $200 for capitalized engineering costs.

For the year ended December 31, 2011 cash used in investing activities was $ 1.3 million.  This was comprised of $778 thousand for the purchase of property and equipment and $510 for capitalized engineering costs.

Cash provided by (used in) financing activities

Cash provided by (used in) financing activities consists of proceeds from the sale of our common stock, and the borrowings and repayments under our credit facilities with our senior lender and repayment of our capital lease obligations and other notes payable.

For the nine months ended September 30, 2012, cash provided by financing activities was $10.0 million.  The $10.0 million results from cash received from financing activities of $12.6 million reduced by cash applied to financing activities of $2.6 million.  This principally reflects the recapitalization that was effectuated to generate the cash to enable us to complete the NTW Acquisition and decrease our leverage.  The components of the $12.6 million are as follows: $7.1 million in proceeds for the sale of our Common Stock completed in conjunction with the NTW Acquisition, increased borrowings under our revolving credit facility of $1.6 million and an increase in our term loan of $3.9 million. The $2.6 million of outflows were comprised of repayments on our term loan of $1.0 million, $400 thousand for the repayment of capital lease obligations, $500 thousand for the repayment of notes to the former shareholders of Welding Metallurgy, and the repayment of $100 thousand of our Junior Subordinated Notes that did not convert to common stock. Additionally we paid $600 thousand in expenses related to the private placement of our common stock.

In June and July 2012, we issued 1,185,851 shares of our Common Stock in a Private Placement to Accredited Investors.  The Company received $6,528,000 net of commissions and expenses. Our agent, Taglich Brothers, Inc. (“Taglich Brothers” – see Item 7 below), received commissions in the amount of approximately $569,000, along with 12,000 shares of common stock, and a Warrant to purchase 118,585 shares of Common Stock at $6.30.  The Company also paid approximately $18,000 of legal fees on behalf of Taglich Brothers.

The proceeds from the sale of the Common Stock were used to partially finance the NTW Acquisition.  Additionally, in conjunction with the Private Placement, we solicited the holders of our Junior Subordinated Notes to convert their notes to Common Stock at a price of $6.00 per share.  On June 29, 2012, we issued 867,461 shares of our common stock in exchange for approximately $5,204,000 of our Junior Subordinated Notes.

For the year ended December 31, 2011 cash used in financing activities was $ 2.3 million.  This was comprised of repayments on our term loan of $1.0 million, $400 thousand for the repayment of capital lease obligations, $400 thousand for the repayment of notes to the former shareholders of Welding Metallurgy, the repayment of $100 thousand of our Junior Subordinated Notes, $300 thousand for the repayment of our revolving credit facility, and $100 thousand related to Lease Impairment.

CONTRACTUAL OBLIGATIONS

The following table sets forth our future contractual obligations as of September 30, 2012:

	Payment due by period
		Less than	1-3	3-5	More than
	Total	1 year*	years	years	5 years
Long term debt and captial leases	$21,741	$16,490	$4,096	$155	$1,000
Operating leases	15,108	1,592	3,296	2,297	7,923
Total	$36,849	$18,082	$7,392	$2,452	$8,923
* The revolving line of credit with PNC is classified as due in less than 1 year.

OFF-BALANCE SHEET ARRANGEMENTS
We did not have any off-balance sheet arrangements as of September 30, 2012.

Critical Accounting Policies

     We have identified the policies below as critical to our business operations and the understanding of our financial results.

Inventory Valuation

The Company values inventory at the lower of cost on a first-in-first-out basis or market.

AIM and NTW generally purchase inventory only when non-cancellable contracts for orders have been received. AIM and NTW occasionally produce finished goods in excess of purchase order quantities in anticipation of future purchase order demand. Historically this excess has been used in fulfilling future purchase orders. The Company periodically evaluates inventory items that are not secured by purchase orders and establishes reserves for obsolescence accordingly. The Company also reserves for excess quantities, slow-moving goods, and for other impairments of value.

WMI generally produces pursuant to customer orders and maintains relatively lower inventory levels than AIM or NTW.

Capitalized Engineering Costs

The Company has contractual agreements with customers to produce parts, which the customers design. For the most part the Company has not designed and thus has no proprietary ownership of the parts. Manufacturing of these parts requires pre-production engineering and programming of our machines.  The pre-production costs associated with a particular contract are capitalized and then amortized beginning with the first shipment of product pursuant to such contract. These costs are amortized on a straight line basis over the shorter of the estimated length of the contract, or three years.

If the Company is reimbursed for all or a portion of the pre-production expenses associated with a particular contract, only the unreimbursed portion would be capitalized. The Company may also progress bill customers for certain engineering costs being incurred. Such billings are recorded as progress billings (a reduction of the associated inventory) until the appropriate revenue recognition criteria have been met. The Terms and Conditions contained in customer purchase orders may provide for liquidated damages in the event that a stop-work order is issued prior to the final delivery of the product.

Revenue Recognition

The Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, "Revenue Recognition." The Company recognizes revenue when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable. Payments received in advance from customers for products delivered are recorded as customer advance payments until earned, at which time revenue is recognized. The Terms and Conditions contained in our customer Purchase orders often provide for liquidated damages in the event that a stop work order is issued prior to the final delivery. The Company utilizes a Returned Merchandise Authorization or RMA process for determining whether to accept returned products. Customer requests to return products are reviewed by the contracts department and if the request is approved, a credit is issued upon receipt of the product. Net sales represent gross sales less returns and allowances. Shipping costs are included in cost of sales.

Income Taxes

The Company accounts for income taxes in accordance with accounting guidance now codified as FASB ASC 740, "Income Taxes," which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

The Company has adopted the provisions of FASB ASC 740-10-05 "Accounting for Uncertainty in Income Taxes." The ASC clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements.  The ASC prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  The ASC provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Stock-Based Compensation

The Company accounts for stock-based compensation expense in accordance with FASB ASC 718, "Compensation – Stock Compensation." Under the fair value recognition provision of the ASC, stock-based compensation cost is estimated at the grant date based on the fair value of the award. The Company estimates the fair value of stock options and warrants granted using the Black-Scholes-Merton option pricing model.

Goodwill

Goodwill represents the excess of the acquisition cost of businesses over the fair value of the identifiable net assets acquired. Goodwill is not amortized, but is tested at least annually for impairment, or if circumstances change that will more likely than not reduce the fair value of the reporting unit below its carrying amount.  The Company performs impairment testing for goodwill annually, or more frequently when indicators of impairment exist, using a two-step approach. Step one compares the fair value of the net assets of the relevant reporting unit (calculated using a discounted cash flow method) to its carrying value, a second step is performed to compute the amount of the impairment. In this process, a fair value for goodwill is estimated, based in part on the fair value of the operations, and is compared to its carrying value. The shortfall of the fair value below carrying value represents the amount of goodwill impairment.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company,” we may, under Section 7(a)(2)(B) of the Securities Act, delay adoption of new or revised accounting standards applicable to public companies until such standards would otherwise apply to private companies. We may take advantage of this extended transition period until the first to occur of the date that we (i) are no longer an "emerging growth company" or (ii) affirmatively and irrevocably opt out of this extended transition period. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Until the date that we are no longer an "emerging growth company" or affirmatively and irrevocably opt out of the exemption provided by Securities Act Section 7(a)(2)(B), upon issuance of a new or revised accounting standard that applies to our financial statements and that has a different effective date for public and private companies, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting standard.

Item 3. Properties

Our headquarters and the majority of the operations of AIM are situated on a 5.4-acre corporate campus in Bay Shore, New York. We occupy three buildings on the campus, consisting of 76,000 square feet.

On October 24, 2006, we entered into a “sale/leaseback” transaction whereby we sold the buildings and real property located at the corporate campus for a purchase price of $6,200,000 and entered into a 20-year triple-net lease for the property. Base annual rent is approximately $540,000 for the first five years of the lease, increases to $626,000 for the sixth year of the term, and increases by 3% for each subsequent year. The lease grants AIM an option to renew the lease for an additional five years. Under the terms of the lease, we are required to pay all of the costs associated with the operation of the facilities, including, without limitation, insurance, taxes and maintenance.

The operations of WMI are conducted in an 81,035 square foot facility located in Hauppauge, New York. This space is occupied under a sublease which provides for an annual base rent of approximately $530,000 for 2009, with increases of 3% per year through December 31, 2015.

The operations of NTW are conducted in a 60,000 square foot facility in West Babylon, New York. The space is occupied under a lease from an affiliate of the prior shareholders of Nassau Tool Works and provides for an annual base rent of $30,000 per month through October 2017.

All of our facilities are within a 10 mile radius of each other in Suffolk County, Long Island, New York.

Item 4. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table sets forth information known to us regarding beneficial ownership of our common stock as of  December 1 , 2012 by (i) each person known by us to own beneficially more than 5% of our outstanding common stock, (ii) each of our directors and executive officers, and (iii) all of our officers and directors as a group. Except as otherwise indicated, we believe, based on information provided by each of the individuals named in the table below, that such individuals have sole investment and voting power with respect to such shares, subject to community property laws, where applicable.

As of December 1, 2012, we had outstanding 5,711,093 shares of our common stock. Except as stated in the table, the address of the holder is c/o our company, 1479 North Clinton Avenue, Bay Shore, New York 11706.

Name	Number of Shares		Percent of Class

Owner of More than 5% of Class:
Hillson Partners LP (1)
Hillson Private Partners II, LLLP (1)	331,556		5.81%
110 North Washington Street, Suite 401
Rockville, MD 20850

Directors and Executive Officers:
Peter D. Rettaliata	56,961	(2)	*
Dario Peragallo	57,500	(2)	*
Michael N. Taglich	419,923	(3)	7.31%
Seymour G. Siegel	7,289	(4)	*
David J. Buonanno	7,039	(4)	*
Robert F. Taglich	437,924	(3)	7.62%
Robert Schroeder	76,559	(5)	1.33%
Michael Brand	6,000	(6)	*
Gary Settoducato	44,796	(7)	*
Scott Glassman	12,205	(8)	*

All directors and officers	1,064,270	(9)	17.84%
as a group (10 persons)
______
*Less than 1%
(1) The general partner of Hillson Partners LP and Hillson Private Partners II, LLP is Daniel H. Abramowitz, who has the sole power to vote and dispose of the shares.

(2) Includes 54,416 shares we may issue upon exercise of options.

(3) Includes 30,736 shares owned by Taglich Brothers, Inc. and other entities controlled by Mr. Taglich, 31,190 shares we may issue upon exercise of warrants and 6,000 shares we may issue upon exercise of options.

(4) Includes 6,500 shares we may issue upon exercise of options.

(5) Includes 20,005 shares we may issue upon exercise of warrants and 6,000 shares we may issue upon exercise of options.

(6) Includes 6,000 shares we may issue upon exercise of options.

(7) Includes 44,777 shares we may issue upon exercise of options.

(8) Includes 12,193 shares we may issue upon exercise of options.

(9) Includes 51,195 shares we may issue upon exercise of warrants and 202,802 shares we may issue upon exercise of options.

Item 5. Directors and Executive Officers of the Registrant.

Our directors and executive officers are:

Name:	Age	Position
Peter D. Rettaliata	62	President, CEO and Director
Dario A. Peragallo	50	President of AIM and Director
Gary Settoducato	51	President Welding Metallurrgy
Scott A. Glassman	36	Chief Accounting Officer
Seymour G. Siegel	69	Director
David J. Buonanno	58	Director
Michael N. Taglich	47	Chairman of the Board
Robert F. Taglich	46	Director
Robert Schroeder	45	Director
Michael Brand	53	Director

Peter D. Rettaliata has been our President and Chief Executive Officer since November 30, 2005. He also has been the President of our wholly-owned subsidiary, AIM, since 1994. Prior to his involvement at AIM, Mr. Rettaliata was employed by Grumman Aerospace Corporation for twenty two years. Professionally, Mr. Rettaliata is the Chairman of "ADAPT", an organization of regional aerospace companies, a past member of the Board of Governors of the Aerospace Industries Association, and a member of the Executive Committee of the AIA Supplier Council. He is a graduate of Niagara University where he received a B.A. in History and the Harvard Business School where he completed the PMD Program.  Mr. Rettaliata’s extensive experience in the aerospace industry and his knowledge of our operations qualify him to serve as a director.

Dario Peragallo has been President of AIM since December 8, 2008. Prior to becoming President of AIM, he was Executive Vice President of Manufacturing for AIM. Mr. Peragallo has been associated with AIM for over 25 years. He became AIM's Director of Manufacturing in 2000.  Mr. Peragallo became Executive Vice President with overall responsibility for engineering, manufacturing and customer-critical technical matters in 2003. He has been an active member of Diversity Business since 2000, an organization specializing in the promotion of small and minority owned businesses. He is a graduate of SUNY Farmingdale where he received a B.A. in Manufacturing Engineering. Mr. Peragallo oversees all engineering and production matters relating to AIM. Mr. Peragallo’s extensive experience in the aerospace industry and his knowledge of our operations qualify him to serve as a director.

Gary Settoducato has been the President of WMI since August 2007. Prior to this appointment, Mr. Settoducato had been a senior executive of Air Industries Machining, Corp., the Company's primary operating subsidiary, and was responsible for contracts, procurement and integration. Mr. Settoducato has been associated with Air Industries for (17) years, and has been in the aerospace industry for a total of (28) years. He is a graduate of Northrop Grumman’s procurement training program, and has held senior management positions at several other aerospace manufacturers prior to his current tenure at Air Industries. Mr. Settoducato graduated summa cum laude from the C.W. Post Center of Long Island University in 1983 with a double major in marketing and management, and was the Valedictorian of his graduating class.

Scott Glassman has been our Chief Accounting Officer since December 8, 2008. Mr. Glassman had served as Controller of the Company since February 2007. Prior to joining the Company, Mr. Glassman was employed by First Data Corporation as Accounting Manager from June 2005 to January 2007, by Veeco Instruments Inc. as an SEC Reporting Specialist from January 2004 to May 2005, and by Grant Thornton LLP in a variety of positions from June 1999 to December 2003, most recently as an audit manager.

Michael N. Taglich has been Chairman of our Board of Directors and a Director since September 22, 2008. He is Chairman and President of Taglich Brothers, Inc. ("Taglich Brothers"), a New York City based securities firm which he co-founded in 1992 and which is focused on public and private micro-cap companies. From 1987 to 1992, Mr. Taglich served as a vice president at Weatherly Securities. He brings a broad depth and breadth of capital and business background to the Board, with extensive experience in exit strategies. Mr. Taglich is currently Chairman of the Board of SCOLR Pharma Inc, a publicly traded pharmaceutical company, and BioVentrix, Inc., a privately held medical device company whose products are directed at heart failure. He also serves as a director of Autonet Mobile, Inc. Mr. Taglich holds a B.S. degree in General and International Business from New York University and holds Series 27 and Series 7 security licenses.

Seymour G. Siegel has been a principal in the Business Consulting Group of Rothstein, Kass & Company, P.C., a national firm of accountants and consultants since April 2000. He specializes in providing strategic advice to business owners including mergers and acquisitions; succession planning; capital introductions and long range planning. In 1974, Mr. Siegel founded, and from 1974 to 1990, was managing partner of, Siegel Rich and Co, P.C., CPAs. In 1990, Siegel Rich merged into Weiser LLP, then known as M.R.Weiser & Co., LLC, a large regional firm where he had been a senior partner. In 1995, Mr. Siegel founded another firm called Siegel Rich, which became a division of Rothstein, Kass in April 2000. Mr. Siegel has been a director, trustee and officer of numerous businesses, philanthropic and civic organizations. He serves as a director and audit committee chairman of Hauppauge Digital Inc., Emerging Vision Incorporated and Status Media Group and has served in a similar capacity at Oak Hall Capital Fund, Prime Motor Inns Limited Partnership, Noise Cancellation Technologies and Barpoint.com and serves as the chairman of the audit committee and as a member of the compensation committee for Global Aircraft Solutions Incorporated. He also serves as a director and Member of the Audit Committee of Premier Alliance Group. Mr. Siegel is the Chairman of the Audit Committee of the Board.  Mr. Siegel’s extensive knowledge and experience in accounting matters and familiarity with the issues of manufacturing businesses qualify him to serve as a director of our Company.

Robert F. Taglich has been a Director since October 3, 2008. Since 1992, he has been a managing director of Taglich Brothers, a New York City based securities firm which he co-founded.  Prior to founding Taglich Brothers, Mr. Taglich was a vice president at Weatherly Securities. Mr. Taglich has served in various positions in the brokerage securities industry for the past 25 years. He currently sits on the board of privately held BioVentrix, Inc.,  a medical device company whose products are directed at heart failure. Mr. Taglich holds a Bachelor’s degree from New York University.

David J. Buonanno has been a Director since June 26, 2009. He is a consultant to Dresser-Rand Corporation as well as other companies in the aerospace and defense industries. Mr. Buonanno has extensive experience in manufacturing, supply management and operations. He was employed by Sikorsky Aircraft, Inc., a subsidiary of United Technologies Corporation, as Vice President, Supply Management (from January 1997 to July 2006) and as Director, Systems Subcontracts (from November 1992 to January 1997). From May 1987 to November 1992, he was employed by General Electric Company and GE Astro Space, serving as Operations Manager for GE in 1992 and Manager, Program Materials Management of GE Astro Space from December 1989 to January 1992. From June 1977 to May 1987, he was employed by RCA and affiliated companies, including RCA Astro Space. Mr. Buonanno attended Lehigh University College of Electrical Engineering and holds a B.S. in Business Administration from Rutgers University. He completed the Program for Management Development at Harvard Business School in 1996.  Mr. Buonanno extensive experience in the aerospace and defense industries and familiarity with the operations of companies in the industry qualify him to serve as a director.

Robert Schroeder has been a Director since October 3, 2008, and serves as a member of the Audit Committee. He is Vice President - Investment Banking of Taglich Brothers, Inc. and specializes in advisory services and capital raising for small public and private companies. Prior to that, Mr. Schroeder served as Senior Equity Analyst publishing sell-side research. Prior to joining Taglich Brothers, he served in various positions in the brokerage and public accounting industry. Mr. Schroeder received a B.S. degree in accounting and economics from New York University. He is a Chartered Financial Analyst and a member of the Association for Investment Management and Research and a member of the New York Society of Security Analysts.

 Michael Brand has been a Director since May 2012. He was the President of Goodrich Landing Gear, a unit of Goodrich Corporation, from July 2005 to June, 2012. Prior to joining Goodrich for over 25 years he held senior management positions in the Aerospace industry. He began his career at General Electric Corporation and rose to senior management in its jet engine manufacturing operations. Mr. Brand is a graduate of Clarkson University, with advanced degrees and certificates from Xavier University and the Wharton School. Mr. Brand’s extensive experience in the aerospace and defense industries and familiarity with the operations of companies in the industry qualify him to serve as a director

Michael N. Taglich and Robert F. Taglich are brothers.

Committees of the Board

Our Board of Directors has established an Audit Committee and a Compensation Committee.

Audit Committee. Messrs. Siegel, Schroeder and Buonanno are members of the Audit Committee. Mr. Siegel serves as Chairman of the Audit Committee and also qualifies as an "audit committee financial expert," as that term is defined in Item 407(d)(5)(ii) of Regulation S-K. The Board has determined that each member of our Audit Committee meets the financial literacy requirements under the Sarbanes-Oxley Act and SEC rules and that Messrs. Siegel,   Buonanno  and Brand  meet the independence requirements under the rules of the Nasdaq Stock Market.

Our Audit Committee is responsible for preparing reports, statements and charters required by the federal securities laws, as well as:

o
overseeing and monitoring the integrity of our consolidatedfinancial statements, our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, and our internal accounting and financial controls;

o	preparing the report that SEC rules require be included in our annual proxy statement;

o	overseeing and monitoring our independent registered public accounting firm's qualifications, independence and performance;

o	providing the Board with the results of our monitoring and its recommendations; and

o	providing to the Board additional information and materials as it deems necessary to make the Board aware of significant financial matters that require the attention of the Board.

Compensation Committee. Our Compensation Committee is composed of Messrs. Siegel and Buonanno. The Compensation Committee is responsible for, among other things:

o
reviewing and approving for the chief executive officer and other executive officers (a) annual base salary, (b) annual incentive bonus, including the specific goals and amount, (c) equity compensation, (d) employment agreements, severance arrangements and change in control arrangements, and (e) any other benefits, compensations, compensation policies or arrangements;

o	reviewing and making recommendations to the Board regarding the compensation policy for such other officers as directed by the Board;

o
preparing a report to be included in our annual proxy statement, if required under applicable rules of the SEC and any exchange or automated quotation service that lists our securities, or through whose facilities our securities are traded, that describes: (a) the criteria on which compensation paid to the chief executive officer for the last completed fiscal year is based; (b) the relationship of such compensation to our performance; and (c) the committee's executive compensation policies applicable to executive officers; and

o
acting as administrator of our current benefit plans and making recommendations to the Board with respect to amendments to the plans, changes in the number of shares reserved for issuance thereunder and regarding other benefit plans proposed for adoption.

      We do not have a nominating committee and have not adopted a written policy for considering recommendations from stockholders for candidates to serve as directors or with respect to communications from stockholders.

Item 6. Executive Compensation

Summary Compensation Table

The following summary compensation table shows, for the periods indicated, information regarding the compensation awarded to, earned by or paid to our principal executive officer, our two most highly compensated executive officers other than our principal executive officer and our two most highly compensated employees not serving as executive officers of Air Industries Group. We refer to our principal executive officer and two most highly compensated executive officers other than our principal executive officer as our “named executive officers.”

Executive Compensation Table

Name and Principal Position	Year	Salary		Bonus	Stock awards	Option awards		Non-equity Incentive Plan Information	Nonqualified deferred compensation earnings	All other compensation		Total
		($)		($)	($)	($)		($)	($)	($)		($)
Peter D. Rettaliata	2011	240,246		40,000	-	-		-	-	-		280,246
CEO	2010	231,777	(1)	40,000	-	42,967	(2)	-	-	-		314,744
Dario A. Peragallo	2011	237,809		40,000	-	-		-	-	5,988	(5)	283,797
President of AIM	2010	235,462	(1)	40,000	-	42,967	(2)	-	-	5,988	(5)	324,417
Scott A. Glassman	2011	127,404		7,000	-	-		-	-	3,000	(5)	137,404
Chief Accounting Officer	2010	127,692		7,000	-	10,110	(3)	-	-	-		144,802
Gary Settoducato	2011	175,000		30,000	-	-		-	-	6,108	(5)	211,108
President of WMI	2010	171,634		25,000	-	37,046	(4)	-	-	6,108	(5)	239,788

(1) Represents salary payments under the individual's employment agreement with the Company. These agreements expired in September 2010.
(2) Represents the fair value of options to purchase 51,716 shares of common stock.
(3) Represents the fair value of options to purchase 12,168 shares of common stock.
(4) Represents the fair value of options to purchase 44,589 shares of common stock.
(5) Represents car allowance.

None of our executive officers or key employees named in the above table has an employment agreement providing for a fixed term of employment.  All are employees at will terminable at any time without any severance, other than that payable to employees generally.

The annual base compensation of Messrs. Rettalliata, Peragallo, Glassman, Settaducotto and Recca is $240,000, $240,000, $127,000, $175,000, and $230,000, respectively, and each individual is eligible for such cash bonuses and equity incentive awards as the Board from time to time determines to be appropriate.  In addition, each of these individuals receives a car allowance of no more than $7,500 per annum and is eligible to participate in such health and welfare plans as are made available to our executives generally.

Equity Awards – 2011

We did not grant any awards of equity, whether in the form of shares or options, to any of our executive officers during 2011 and consequently have omitted the table which would have described such awards.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table shows certain information regarding outstanding equity awards held by our named executive officers as of December 31, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Peter D. Rettaliata	375	-	88.00	9/26/15	-	-
Peter D. Rettaliata	375	-	171.20	9/15/15	-	-
Peter D. Rettaliata	375	-	190.80	9/15/15	-	-
Peter D. Rettaliata	375	-	114.00	9/15/15	-	-
Peter D. Rettaliata	900	600	90.00	9/15/15	-	-
Peter D. Rettaliata	51,716	-	4.50	7/29/15	-	-
Dario Peragallo	375	-	88.00	9/26/15	-	-
Dario Peragallo	375	-	171.20	9/15/15	-	-
Dario Peragallo	375	-	190.80	9/15/15	-	-
Dario Peragallo	375	-	114.00	9/15/15	-	-
Dario Peragallo	900	600	90.00	9/15/15	-	-
Dario Peragallo	51,716	-	4.50	7/29/15	-	-
Scott Glassman	20	5	110.40	12/31/15	-	-
Scott Glassman	12168	-	4.50	7/29/15	-	-
Gary Settaducato	70	15	96.00	12/31/15	-	-
Gary Settaducato	113	23	110.40	12/31/15	-	-
Gary Settaducato	44,589	-	4.50	12/31/15	-	-

Director Compensation

The directors may receive such remuneration as our Board of Directors may determine from time to time. Each director is entitled to be repaid or prepaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in attending meetings of our Board of Directors or committees of our Board of Directors or shareholder meetings or otherwise in connection with the discharge of his or her duties as a director. The compensation committee will assist the directors in reviewing and approving the compensation structure for our directors.

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the Board of Directors. Employee directors do not receive any compensation for their services as directors. Non-employee directors are entitled to receive compensation per year for serving as directors and may receive option grants from our company. In addition, non-employee directors are entitled to be reimbursed for their actual travel expenses for each Board of Directors meeting attended.

The following table sets forth certain information regarding the compensation paid to our directors during the fiscal year ended December 31, 2011.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Michael N. Taglich	62.292	-	2,266	-	-	-	64,558
Robert F. Taglich	62,292	-	2,266	-	-	-	64,558
Robert Schoreder	21,000	-	2,266	-	-	-	23,266
David J. Buonanno	25,500	-	2,266	-	-	-	27,766
Seymour G. Siegel	40,000	-	2,266	-	-	-	42,266
_____

2010 Equity Incentive Plan

Our Board of Directors adopted the 2010 Equity Incentive Plan in July 2010. The Plan authorizes the issuance of up to 2,000,000 shares of common stock. The terms of the Plan provide for grants of stock options, stock appreciation rights, restricted stock, stock units, bonus stock, dividend equivalents, other stock related awards and performance awards that may be settled in cash, stock, or other property. The Plan is administered by the Compensation Committee of the Board and has a term of ten years from the date it was adopted by the Board.

We adopted the Plan to provide a means by which employees, directors, and consultants of our Company and those of our subsidiaries and other designated affiliates, which we refer to together as our affiliates, may be given an opportunity to purchase our Common Stock, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions, and to provide incentives for such persons to exert maximum efforts for our success and the success of our affiliates.

Item 7. Certain Relationships and Related Transactions, and Director Independence

In connection with the private placement of our common stock in connection with the NTW Acquisition, we paid Taglich Brothers, Inc., as placement agent, a commission of 8.0% or $569,208. In addition, we agreed to issue to Taglich Brothers, Inc., 12,000 shares of common stock of the Company as a non-accountable expense allowance and five-year warrants to purchase 118,585 shares of Common Stock, 10.0% of the number of shares sold in the Offering, at an exercise price of $6.30.

In January 2010 we issued 137,138 Series B Preferred Shares to Taglich Brothers upon the exercise of warrants issued for services in connection with an earlier private placement conducted in 2008.

Director Independence

     Our Board of Directors has determined that Seymour Siegel, David Buonanno and Michael Brand are "independent directors" with the meaning of  Nasdaq Marketplace Rule 4200(a)(15).

Item 8. Legal Proceedings
Although we are from time to time engaged in legal matters arising out of our day to day operations, there is currently no existing or pending legal proceedings against our us, nor are we involved as a plaintiff in any proceeding or pending litigation.  There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder of our common stock, is an adverse party or has a material interest adverse to our interest.

Item 9. Market Price and Dividends on the Registrant’s Common Equity and Related Shareholder Matters

Market for Our Common Shares

Our common stock is quoted on OTC Pink under the symbol "AIRI.” The prices set forth below reflect the quarterly high and low closing prices of a share of our common shares for the periods indicated as reported by Yahoo Finance.

	High	Low
Quarter Ended March 31, 2010	$16.00	$4.00
Quarter Ended June 30, 2010	$12.00	$4.00
Quarter Ended September 30, 2010	$8.00	$4.00
Quarter Ended December 31, 2010	$10.00	$1.05
Quarter Ended March 31, 2011	$3.20	$2.95
Quarter Ended June 30, 2011	$3.00	$2.95
Quarter Ended September 30, 2011	$3.98	$2.95
Quarter Ended December 31, 2011	$3.00	$2.95
Quarter Ended March 31, 2012	$9.64	$2.95
Quarter Ended June 30, 2012	$6.27	$3.17
Quarter Ended September 30, 2012	$6.27	$5.50

Holders

On September 14, 2012, there were approximately 388 stockholders of record of our common shares. The number of record holders does not include persons who held our common stock in nominee or “street name” accounts through brokers.

Dividends

We have not declared or paid any cash dividends on our common shares since the consummation of the reverse merger in 2005 whereby we became a publicly traded company. We intend to commence paying quarterly dividends on our common stock during the fourth quarter of 2012.   All determinations relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the Board of Directors may deem relevant. Further, the payment of any cash dividends requires the consent of our principal lender.

Item 10.  Recent Sales of Unregistered Securities

We issued 839,108 shares of Series B Preferred as dividends for the quarter ended December 31, 2009 and 1,004,926 shares of Series B Preferred as dividends for the quarter ended March 31, 2010 in lieu of cash payments.  The issuances were exempt from the registration requirements of the Securities Act under Section 2(3) of the Securities Act.

On January 5, 2010, we issued 137,138 shares of Series B Convertible Preferred to Taglich Brothers, Inc. upon the exercise of a warrant issued for services rendered in connection with the offering commencing in September 2008 of the Company’s junior subordinated notes, together with shares of Series B Convertible Preferred Stock. We received gross proceeds of $1,371 (or $0.01 per share) upon exercise of the warrant.  The issuance was exempt from the registration requirements of the Securities Act under the exemption provided by section 4(2) of the Securities Act.

Effective October 15, 2010, we issued an aggregate of 3,400,000 shares of common stock to the holders of our Series B Convertible Preferred upon the automatic conversion of the Series B Convertible Preferred Stock in connection with the 1-for-400 reverse stock-split of our common stock.  The issuance of these shares was exempt from the registration requirements of the Securities Act under Section 3(a)(9) of the Securities Act.

On July 29, 2010, we granted five-year options to purchase 51,716 shares of common stock to each of Peter D. Rettaliata, our President and CEO, Dario Peragallo, President of AIM, and  Gary Settoducato, President of WMI, and five-year options to purchase 12,168 shares of common stock to Scott A Glassman, our Chief Accounting Officer. The exercise price of these options, which vested immediately, was $4.50 per share.  The grant of these options was exempt from the registration requirements of the Securities Act under the exemptions provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

On July 11, 2011, we granted options to purchase 3,000 shares of common stock to each of Michael N. Taglich, Robert F. Taglich, Robert Schroeder, David J. Buonanno and Seymour G. Siegel, non-employee directors, pursuant to our 2010 Equity Incentive Plan.  The options, which vested immediately, expire on July 1, 2016, and have an exercise price of $2.95 per share. The grant of these options was exempt from the registration requirements of the Securities Act under the exemptions provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

On May 14, 2012, we granted options to purchase 3,000 shares of common stock to Michael Brand, a non-employee director, pursuant to our 2010 Equity Incentive Plan.  The options, which vested immediately, expire on May 14, 2017, and have an exercise price of $3.27 per share. The grant of these options was exempt from the registration requirements of the Securities Act under the exemptions provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

From June 22, 2012 to July 29, 2012, we sold an aggregate of 1,185, 851 shares of common stock (the "Shares") to 150 "accredited investors," as that term is defined in Rule 501 under Regulation D, for total consideration of $7,115,106 (or $6.00 per share) in a private offering, the net proceeds of which were used to finance the acquisition of the assets of Nassau Tool Works, Inc. (the “2012 Share Offering”). The Shares were issued pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Taglich Brothers, Inc. acted as placement agent for the 2012 Share Offering.  In consideration for its services a placement agent, we paid Taglich Brothers, Inc. $569,208, representing a sales commission equal to 8% of the gross proceeds, and issued to Taglich Brothers, Inc. 12,000 shares of common stock as a non-accountable allowance and five-year warrants to purchase an additional 118,585 shares of common stock. The exercise price of the warrants is $6.30 per share. The exercise price and number of shares of common stock issuable upon exercise of the warrants are subject to adjustment for stock dividends, stock splits, and recapitalizations, as well as mergers and certain corporate reorganizations. The issuance was exempt from the registration requirements of the Securities Act under the exemption provided by section 4(2) of the Securities Act.

Michael N. Taglich, Chairman of our Board of Directors, is President and Chairman of Taglich Brothers, Inc. Robert F. Taglich, a member of our Board of Directors, is a Managing Director of Taglich Brothers, Inc., and Robert Schroeder, a member of our Board of Directors, is Vice President - Investment Banking of Taglich Brothers, Inc. We believe that the terms of the placement agent agreement with Taglich Brothers, Inc. were not less favorable than could have been obtained from an unaffiliated third party.

The issuance of the shares of common stock and warrant to Taglich Brothers, Inc. were exempt from the registration requirements of the Securities Act under the exemptions provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. Taglich Brothers, Inc. is an accredited investor within the meaning of Rule 501 (a) of Regulation D.

On June 29, 2012, we issued 867,461 shares of common stock to certain holders of our junior subordinated notes in exchange for approximately $5,204,000 principal amount of those notes. The per share exchange rate for the issuance of the shares was $6.00, the same per share price as for the shares issued in the 2012 Share Offering. The issuance of these shares was exempt from the registration requirements of the Securities Act under Section 3(a)(9) of the Securities Act. The certificates evidencing these shares are endorsed with a restrictive legend.

In connection with the NTW Acquisition we issued an aggregate of 66,667 shares of common stock to Vincent DiCarlo and Robert E. Hunt, the principals of Nassau Tool Works, Inc., in payment of part of the purchase price for the acquisition of the assets of Nassau Tool Works, Inc. These shares were valued at $4.50 per share, the market price of a share of common stock at the time of issuance. The issuance of these shares was exempt from the registration requirements of the Securities Act under the exemption provided by Section 4(2) thereof. The certificates evidencing these shares are endorsed with a restrictive legend.

On September 10, 2012, we granted options to purchase 3,000 shares of common stock to each of Michael N. Taglich, Robert F. Taglich, Robert Schroeder, David J. Buonanno, Seymour G. Siegel and Michael Brand, non-employee directors, pursuant to our 2010 Equity Incentive Plan. The options, which vested immediately, expire on September 1, 2017, and have an exercise price of $6.00. The grant of these options was exempt from the registration requirements of the Securities Act under the exemptions provided by Section 4(2) of the Securites Act and Rule 506 of Regulation D promulgated thereunder.

Item 11. Description of Registrant’s Securities to be Registered

We are authorized to issue 20,000,000 shares of common stock, $.001 par value per share, and 8,003,716 shares of preferred stock, $.001 par value per share.

Common Stock

As of  December 1, 2012 , we had outstanding 5,711,093 shares of common stock.

Holders of our common stock are entitled to receive dividends when and as declared by our Board out of funds legally available therefore. Upon dissolution of our company, the holders of common stock are entitled to share, pro rata, in our net assets after payment of or provision for all of our debts and liabilities, and subject to the preferential rights of any class of preferred stock or other senior security which we may issue. Each share of common stock is entitled to participate on a pro rata basis with each other share of such stock in dividends and other distributions declared on shares of common stock.

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders and may not cumulate their votes for the election of directors. The holders of common stock do not have preemptive rights to subscribe for additional shares of any class that we may issue, and no share of common stock is entitled in any manner to any preference over any other share of such stock.

Preferred Stock

We are authorized to issue a total of 8,003,716 shares of "blank check" preferred stock, $.001 par value per share, of which no shares are issued and outstanding.  We previously designated 1,000 preferred shares as Series A Convertible Preferred Stock and 4,000,000 shares as Series B Convertible Preferred Stock.  The shares of Series A and Series B Preferred Stock that we previously issued have been automatically converted into common stock and cannot be reissued.

In accordance with our Certificate of Incorporation, our Board of Directors may, by resolution, issue additional preferred stock in one or more series at such time or times and for such consideration as the Board of Directors may determine. The Board of Directors is expressly authorized to provide for such designations, preferences, voting power (or no voting power), relative, participating, optional or other special rights and privileges as it determines.

We may issue preferred stock to effect a business combination, to raise capital or for other reasons. In addition, preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of our company.

Item 12. Indemnification of Directors and Officers

Under Section (b) of Article Ten of our Articles of Incorporation, as well as Article VII of our By-Laws, we have agreed to indemnify our officers, directors, employees and agents to the fullest extent permitted by the laws of the State of Delaware, as amended from time to time. Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.  In addition, under paragraph (i) of Section (a) of Article Ten of our Certificate of Incorporation, our directors are not subject to personal liability to us or our stockholders for monetary damages for breach of their fiduciary duties as directors to the fullest extent provided by Delaware law. Section 102 (b) (7) of the Delaware General Corporation Law provides for the elimination of such personal liability, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities  Act and will be governed by the final adjudication of such issue.

Item 13: Financial Statements and Supplementary Data

The information required by this item may be found beginning on page F-1 of this Form 10.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Not Applicable

Item 15. , Financial Statements and Exhibits

Documents filed as part of this Report:

      1. Financial Statements

(a)	Financial Statements filed as part of this registration statement:

1)	Air Industries Group, Inc. – Years ended December 31, 2011 and 2010

Independent Auditors' Report

Consolidated Balance Sheets as at December 31, 2011 and 2010.

Consolidated Statements of Operations for the Years ended December 31, 2011 and 2010

Consolidated Statements of Stockholders Equity for the Years ended December 31, 2011 and 2010

Consolidated Statements of Cash Flows for the Years ended December 31, 2011 and 2010

Notes to Consolidated Financial Statements

2)	Air Industries Group, Inc. – Nine months ended September 30, 2012 and 2011

Independent Accountants' Review Report

Condensed Consolidated Balance Sheets as of September 30, 2012 (unaudited) and December 31, 2011

Condensed Consolidated Statements of Income for the nine months and three months ended September 30, 2012 (unaudited) and September 30, 2011 (unaudited)

Condensed Consolidated Statements of Stockholders’ Equity for the period ended September 30, 2012 (unaudited)

Condensed Consolidated Statements of Cash Flows for the period ended September 30, 2012 (unaudited)

Notes to Condensed Consolidated Financial Statements

3)	Nassau Tool Works, Inc. – Year ended December 31, 2011

Independent Auditors' Report

Balance Sheet as of December 31, 2011

Statement of Earnings for the Year ended December 31, 2011

Statement of Stockholders’ Equity for the Year ended December 31, 2011

Statement of Cash Flows for the Year ended December 31, 2011

Notes to Financial Statements

4)	Nassau Tool Works, Inc. – Year ended December 31, 2010 (unaudited)

Independent Accountants' Review Report

Balance Sheet as of December 31, 2010 (unaudited)

Statement of Income and Retained Earnings for the Year ended December 31, 2010 (unaudited)

Statement of Cash Flows for the Year ended December 31, 2010 (unaudited)

Notes to Financial Statements

5)	Nassau Tool Works, Inc. – Three Months ended March 31, 2012

Balance Sheet as of March 31, 2012 and December 31, 2011 (unaudited) (unreviewed)

Statement of Earnings for the three months ended March 31, 2012 and 2011 (unaudited) (unreviewed)

Statement of Cash Flows for the three months ended March 31, 2012 and 2011 (unaudited) (unreviewed)

Notes to Financial Statements

6)	Pro-Forma Financial Information

Pro-forma Statement of Operations of Air Industries, Inc. and Nassau Tool Works, Inc. for the Year ended December 31, 2011

Pro-forma Statement of Operations of Air Industries, Inc. and Nassau Tool Works, Inc. for the Nine Months ended September 30, 2012

2. Financial Statement Schedules:

None

3. Exhibits

Exhibit No.  Description
----------- -----------

2.1	Debtor's Amended Plan of Reorganization (incorporated by reference to Exhibit 2.1 of Registrant's Current Report on Form 8-K filed January 14, 2005).

2.2
Merger Agreement, dated as of November 14, 2005, among Gales Industries Incorporated, two of its stockholders, Gales Industries Merger Sub, Inc., and Ashlin Development Corporation (incorporated herein by reference to Exhibit 10.1 of Registrant's Current Report on Form 8-K filed November 21, 2005).

3.1	Certificate of Incorporation of the Registrant (incorporated by referenceto Exhibit 3.1 of Registrant's Current Report on Form 8-K filed February 15, 2006).

3.2	Certificate of Amendment to Certificate of Incorporation changing our corporate name (incorporated by reference to Exhibit 3.1 of Registrant's Current Report on Form 8-K filed July 2, 2009).

3.3
Certificate of Amendment to Certificate of Incorporation increasing the number of shares of our authorized capital stock (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K filed April 7, 2008).

3.4	Certificate of Designation (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed April 18, 2007).

3.5
Certificate of Amendment of Certificate of Designation as filed with the Office of the Secretary of State of Delaware on October 16, 2009 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed October 16, 2009).

3.6	Certificate of Amendment of Certificate of Designation as filed with the Office of the Secretary of State of Delaware on September 10, 2010.*

3.7
Certificate of Amendment to Certificate of Incorporation as filed with the Office of the Secretary of State of Delaware on September 20, 2010, as amended on September 29, 2012, providing for a 1 for 400 reverse stock split.*

3.8	By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant's Current Report on Form 8-K filed February 15, 2006).

4.1
Form of Warrant Agreement dated as of December 31, 2008 between the Registrant and Taglich Brothers, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed January 7, 2009).

10.1
Stock Purchase Agreement, dated as of July 25, 2005, by and among Gales Industries Incorporated, Air Industries Machining, Corp., Luis Peragallo, Jorge Peragallo, Peter Rettaliata and Dario Peragallo (incorporated by reference to Exhibit 10.2 of the Registrant's Current Report on Form 8-K  filed December 6, 2005.)

10.2
Contract of Sale, dated as of November 7, 2005, by and between DPPR Realty Corp. and Gales Industries Incorporated for the purchase of the property known as 1480 North Clinton Avenue, Bay Shore, NY (incorporated by reference to Exhibit 10.5 of the Registrant's Current Report on Form 8-K  filed December 6, 2005).

10.3
Contract of Sale, dated as of November 7, 2005, by and between KPK Realty Corp. and Gales Industries Incorporated for the purchase of the property known as 1460 North Fifth Avenue and 1479 North Clinton Avenue, Bay Shore, NY (incorporated by reference to Exhibit 10.6 of the Registrant's Current Report on Form 8-K filed December 6, 2005).

10.4	2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.14 of the Registrant's Current Report on Form 8-K filed December 6, 2005).

10.5
Revolving Credit, Term Loan, Equipment Line and Security Agreement, dated as of November 30, 2005, by and between Air Industries Machining, Corp., PNC Bank, National Association, as Lender, and PNC Bank, National Association, as Agent (incorporated by reference to Exhibit 10.19 of the Registrant's Current Report on Form 8-K filed December 6, 2005).

10.6
Mortgage and Security Agreement, dated as of November 30, 2005, by and between Air Industries Machining, Corp. and PNC Bank (incorporated by reference to Exhibit 10.20 of the Registrant's Current Report on Form 8-K filed December 6, 2005).

10.7
Long Term Agreement, dated as of August 18, 2000, between Air Industries Machining, Corp. and Sikorsky Aircraft Corporation (incorporated by reference to Exhibit 10.21 of the Registrant's Current Report on Form 8-K filed December 6, 2005).

10.8
Long Term Agreement, dated as of September 7, 2000, between Air IndustriesMachining, Corp. and Sikorsky Aircraft Corporation (incorporated by reference to Exhibit 10.22 of the Registrant's Current Report on Form 8-K filed December 6, 2005).

10.9
Stock Purchase Agreement, dated January 2, 2009, between Gales IndustriesIncorporated, Sigma Metals, Inc. ("Sigma Metals"), and George Elkins, Carole Tate and Joseph Coonan, the shareholders of Sigma Metals (incorporated by reference to Exhibit 10.01 of the Registrant's Current Report on Form 8-K filed January 2, 2009).

10.10	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report filed on Form 8-K filed April 18, 2009).

10.11	Form of Promissory Note (incorporated by reference to Exhibit 10.2 to the Registrant's Current Report filed on Form 8-K filed April 18, 2009).

10.12
Stock Purchase Agreement, dated March 9, 2009, between Gales IndustriesIncorporated and John Gantt and Lugenia Gantt, the shareholders of Welding Metallurgy, Inc. (incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K   filed March 14, 2009).

10.13
Amendment No. 1 dated August 2, 2009 to the Stock Purchase Agreement, dated March 9, 2009, between Gales Industries Incorporated and John Gantt and Lugenia Gantt, the shareholders of Welding Metallurgy, Inc. (incorporated by reference to Exhibit 10.1 of Registrant's Current Report on Form 8-K/A filed August 3, 2009).

10.14
7% Promissory Note of Registrant in the principal amount of $2,000,000 in favor of John and Lugenia Gantt (incorporated by reference from the Registrant's Current Report on Form 8-K filed August 26, 2009).

10.15
Registration Rights Agreement dated as of August 24, 2009 by and among the Registrant and John and Lugenia Gantt (incorporated by reference from the Registrant's Current Report on Form 8-K filed August 26, 2009).

10.16
Amended and Restated Promissory Note dated as of August 26, 2009 payable to John John and Lugenia Gantt (the "Amended and Restated Gantt Note") (incorporated by reference from Exhibit 10.46 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2007 (the “2007 Form 10-K”)).

10.17	Amendment dated as of October 9, 2009 to Amended and Restated Gantt Note (incorporated by reference from Exhibit 10.47 to the Registrant's 2007 Form 10-K).

10.18
Loan and Security Agreement dated as of August 24, 2009 among Air Industries Machining, Corp., Sigma Metals, Inc., Welding Metallurgy, Inc. and Steel City Capital Funding LLC. (incorporated by reference from the Registrant's Current Report on Form 8-K filed August 26, 2009).

10.19
Eighteenth Amendment to the Revolving Credit, Term Loan and Security Agreement dated as of November 30, 2005 with the financial institutions named therein (the "Lenders") and PNC Bank N.A., as agent for the Lenders, as amended.*

10.20
Securities Purchase Agreement for sale of junior subordinated notes and series B convertible preferred stock (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed October 7, 2010).

10.21	Junior Subordinated Note due 2010 (incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed October 7, 2010).

10.22	Asset Purchase Agreement dated as of June 20, 2012 among the Registrant, Nassau Tool Works, Inc., Vincent DiCarlo and Robert E. Hunt.*

10.23	Assignment and Assumption Agreement dated as of June 20, 2012 between the Registrant and NTW Operating Inc.*

10.24	2010 Equity Incentive Plan.*

10.25.	Subscription documents for purchase of common stock and conversion of junior subordinated notes into common stock. *

10.26.	Placement Agent Agreement dated as of May 21, 2012 between the Registrant and Taglich Brothers Inc.*

14.1
Code of Ethics (incorporated by reference to Exhibit 14.1 to theRegistrant's Registration Statement on Form SB-2 (Registration No. 333-144561) filed July 13, 2009 and declared effective July 27, 2009).

21.1	Subsidiaries*

101.INS**	XBRL Instance Document

101.SCH**	XBRL Taxonomy Extension Schema Document

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

**************************************************
____________
* Filed as an exhibit to our Registration Statement on Form 10 filed on October 2, 2012.
** Filed as an exhibit to Amendment No. 3 to our Registration Statement on Form 10 filed on December 6, 2012.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AIR INDUSTRIES GROUP, INC.

Dated: December 21, 2012	By:	/s/ Peter D. Rettaliata
Peter D. Rettaliata
President and CEO
(principal executive officer)

Air Industries Group, Inc.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of
Air Industries Group, Inc.

We have audited the accompanying consolidated balance sheets of Air Industries Group, Inc. and Subsidiaries (the "Company") as of December 31, 2011 and 2010 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended.  The consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010 and the results of their operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C.
Saddle Brook, New Jersey
March 12, 2012

AIR INDUSTRIES GROUP, INC.
Consolidated Balance Sheets at December 31,

	2011	2010
ASSETS
Current Assets
Cash and Cash Equivalents	$577,000	$537,000
Accounts Receivable, Net of Allowance for Doubtful Accounts of $950,000 and $523,000	6,042,000	4,381,000
Inventory	22,521,000	21,443,000
Prepaid Expenses and Other Current Assets	330,000	207,000
Taxes Receivable	-	16,000
Deposits - Customers	2,000	59,000
Total Current Assets	29,472,000	26,643,000

Property and Equipment, net	3,971,000	3,935,000
Capitalized Engineering Costs - net of Accumulated Amortization of $2,990,000 and $2,410,000	969,000	1,039,000
Deferred Financing Costs, net, deposit and other assets	671,000	701,000
Intangible Assets, net	1,607,000	1,775,000
Goodwill	291,000	291,000
TOTAL ASSETS	$36,981,000	$34,384,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current Portion Notes Payable and Capitalized Lease Obligations	$14,055,000	$12,940,000
Accounts Payable and Accrued Expenses	7,432,000	5,866,000
Lease Impairment - Current	85,000	96,000
Deferred Gain on Sale - Current Portion	38,000	38,000
Income Taxes Payable	41,000	-

Total Current Liabilities	21,651,000	18,940,000

Long term liabilities
Notes Payable and Capitalized Lease Obligation - Net of Current Portion	8,992,000	11,536,000
Lease Impairment - Net of Current Portion	175,000	260,000
Deferred Gain on Sale - Net of Current Portion	523,000	561,000
Deferred Rent	974,000	800,000

Total Liabilities	32,315,000	32,097,000

Commitments and contingencies
Stockholders' Equity
Preferred Stock Par Value $.001-Authorized 8,003,716 shares
Designated as Series "A" Convertible Preferred - $.001 par Value, 1,000 Shares Authorized 0 Shares issued and outstanding as of December 31, 2011 and December 31, 2010, respectively.	-	-
Designated as Series "B" Convertible Preferred -$.001 Par Value, 4,000,000 shares authorized, 0 shares issued and outstanding as of December 31, 2011 and December 31, 2010, respectively; Liquidation Value, $ 0	-	-
Common Stock - $.001 Par, 20,000,000 Shares Authorized, 3,579,114 and 3,579,114 Shares Issued and Outstanding as of December 31, 2011 and December 31, 2010, respectively	4,000	4,000
Additional Paid-In Capital	26,141,000	26,009,000
Accumulated Deficit	(21,479,000)	(23,726,000)
Total Stockholders' Equity	4,666,000	2,287,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$36,981,000	$34,384,000

See notes to consolidated financial statements

AIR INDUSTRIES GROUP, INC.
Consolidated Statements of Operations for the Years ended December 31,

	2011	2010

Net Sales	$53,745,000	$48,601,000

Cost of Sales - Operational	42,817,000	39,977,000
Cost of Sales - Inventory Revaluation	-	1,157,000

Gross Profit	10,928,000	7,467,000

Operating Expenses	6,549,000	6,915,000

Total Operating Expenses	6,549,000	6,915,000

Income from operations	4,379,000	552,000

Interest and financing costs	(2,102,000)	(3,786,000)
Other income (expense), net	27,000	(17,000)
Income (loss) before provision for income taxes	2,304,000	(3,251,000)

Provision for income taxes	57,000	-

Income (Loss) From Continuing Operations	2,247,000	(3,251,000)
Income From Discontinued Operations	-	342,000

Net Income (Loss)	2,247,000	(2,909,000)

Dividend attributable to preferred stockholders	-	1,436,000

Net income (loss) attributable to common stockholders	$2,247,000	$(4,345,000)

Income (Loss) per share (basic)
Continuing Operations	$0.63	$(2.89)
Discontinued Operations	-	0.21

Total	$0.63	$(2.68)

Income (Loss) per share (diluted)
Continuing Operations	$0.63	$(2.89)
Discontinued Operations	-	0.21

Total	$0.63	$(2.68)

Weighted average shares outstanding (basic)	3,579,114	1,623,081
Weighted average shares outstanding (diluted)	3,579,254	1,623,081

See notes to consolidated financial statements

AIR INDUSTRIES GROUP, INC.
Consolidated Statements of Stockholders Equity For the Years
Ended December 31, 2011 and 2010

	Series A		Series B				Additional		Total
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance, January 1, 2010	-	$-	2,627,714	$3,000	179,245	$-	$24,063,000	$(20,817,000)	$3,249,000
Non-cash dividends for Series B Preferred Stock	-	-	2,739,886	3,000	-	-	-	-	3,000
Issuance of Series B Preferred on Exercise of Warrant			137,138	-	-	-	-	-	-
Dividend on Series B Preferred Stock - 2009	-	-	-	-	-	-	460,000	-	460,000
Conversion of Series B Preferred to Common Stock	-	-	(5,504,738)	(6,000)	3,399,869	4,000	-	-	(2,000)
Gain on Sale of Subsidiary	-	-	-	-	-	-	1,118,000	-	1,118,000
Stock compensation expense	-	-	-	-	-	-	368,000	-	368,000
Net loss	-	-	-	-	-	-	-	(2,909,000)	(2,909,000)
Balance, December 31, 2010	-	$-	-	$-	3,579,114	$4,000	$26,009,000	$(23,726,000)	$2,287,000
Stock compensation expense	-	-	-	-	-	-	131,000	-	131,000
Net income	-	-	-	-	-	-	-	2,247,000	2,247,000
Balance, December 31, 2011	-	$-	-	$-	3,579,114	$4,000	$26,140,000	$(21,479,000)	$4,665,000

See notes to consolidated financial statements

AIR INDUSTRIES GROUP, INC.
Consolidated Statements of Cash Flows For Year Ended December 31,

	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$2,247,000	$(2,909,000)
Adjustments to Reconcile Net Income (Loss) to Net
Cash provided by Operating Activities
Depreciation of property and equipment	1,503,000	1,767,000
Amortization of intangible assets	168,000	168,000
Amortization of capitalized engineering costs	580,000	992,000
Bad debt expense	427,000	346,000
Non-cash compensation expense	131,000	368,000
Non-cash interest expense including amortization of debt discounts	-	1,323,000
Amortization of deferred financing costs	136,000	279,000
Gain on sale of real estate	(38,000)	(38,000)

Changes in Assets and Liabilities
(Increase) Decrease in Operating Assets:
Accounts Receivable	(2,088,000)	848,000
Assets Held for Sale	-	188,000
Inventory	(1,078,000)	125,000
Prepaid Expenses and Other Current Assets	(123,000)	61,000
Income Taxes Receivable	-	33,000
Deposits	57,000	35,000
Other Assets	(87,000)	(198,000)
Increase (Decrease) in Operating Liabilities
Accounts payable and accrued expenses	1,567,000	236,000
Deferred Rent	174,000	190,000
Income Taxes payable	57,000	-
Liabilities Held For Sale	-	(914,000)

NET CASH PROVIDED BY OPERATING ACTIVITIES	3,633,000	2,900,000

CASH FLOWS FROM INVESTING ACTIVITIES
Capitalized engineering costs	(510,000)	(343,000)
Purchase of property and equipment	(778,000)	(770,000)
NET CASH USED IN INVESTING ACTIVITIES	(1,288,000)	(1,113,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Notes payable - Sellers	(377,000)	(285,000)
Capital lease obligations	(398,000)	(368,000)
Notes payable-Jr. Subordinated Debt	(130,000)	(50,000)
Notes payable - SFFC	-	(4,460,000)
Notes payable - Revolver	(284,000)	849,000
Notes payable - Term Loan PNC	(1,000,000)	3,000,000
Cash paid for deferred financing costs	(20,000)	(175,000)
Payments related to Lease Impairment	(96,000)	(223,000)
NET CASH PROVIDED BY USED IN FINANCING ACTIVITIES	(2,305,000)	(1,712,000)

NET INCREASE IN CASH AND CASH EQUIVALENTS	40,000	75,000
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	537,000	462,000
CASH AND CASH EQUIVALENTS AT END OF YEAR	$577,000	$537,000

Supplemental cash flow information
Cash paid during the year for interest	$1,895,000	$2,345,000

Supplemental cash flow information
Cash paid during the year for income taxes	$-	$-

Supplemental schedule of non-cash investing and financing activities
Property and equipment acquired under capital leases	$827,000	$-

Non-cash dividends on Series B Preferred Stock	$-	$1,436,000

See notes to consolidated financial statements

AIR INDUSTRIES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. FORMATION AND BASIS OF PRESENTATION

Organization

     Air Industries Group, Inc. (the "Company" or “AIRI”), a Delaware corporation, was incorporated on January 13, 2006.

The financial statements presented are those of AIRI, and its wholly-owned subsidiaries; Air Industries Machining Corporation  (“AIM”), Welding Metallurgy, Inc. ("Welding") and Sigma Metals Inc. (discontinued as of October 31, 2008) ("Sigma"). See Note 2 Disposition.

     At a Special Meeting of Stockholders on July 29, 2010, the stockholders approved an amendment to the certificate of incorporation to effect a one-for-four hundred (1-for-400) reverse split of our common stock. All share figures and results are reflected on a post-split basis.

Basis of Presentation

The Company is highly leveraged and will need to generate substantial cash flow from operations to satisfy its debt service obligations. As of December 31, 2011, the Company's gross indebtedness was approximately $23,047,000, including approximately $12,880,000 payable to its bank lenders secured by substantially all its assets.  Because the Company is required to maintain a "lock box" account with PNC Bank N.A. “(“PNC”) into which substantially all of the Company's cash receipts are paid, if PNC was to cease lending, the Company would lack the funds to continue its operations.  On November 30, 2010, the Company refinanced its bank debt with PNC for a term of three years.  See Note 8 Notes Payable and Capital Lease Obligations.

The ability of the Company to maintain its current level of operations is subject to the cooperation of PNC and other parties which hold its notes. If PNC was to reduce the amounts loaned to the Company, the Company would have no choice other than to reduce it operations and seek to liquidate certain assets. Any forced liquidation of assets would likely yield less than the amounts at which such assets are valued by the Company.

Certain account balances in 2010 have been reclassified to conform with the current period presentation.

Note 2. DISPOSITION

Sigma

On April 16, 2007, the Company purchased all of the outstanding capital stock of Sigma for approximately $7,500,000.

During 2008, Sigma's results began to deteriorate and we concluded that to revive the business would require a significant investment. Therefore, in the third quarter of 2008, the Board of Directors decided to discontinue the operations of Sigma.  Operations were discontinued on October 31, 2008.

The Company reached an agreement to sell certain assets of the business to the former stockholders of Sigma in October 2008. In January 2009, the sale was closed.  The Company sold assets including certain accounts receivable, property and equipment, customer list and the rights, title and interest in the name Sigma Metals, Inc. and the domain name Sigmametalsinc.com.

On December 30, 2010, the Company entered into an Asset Purchase Agreement, between its subsidiaries to transfer any remaining assets. Immediately following that transaction, the Company sold its holdings in Sigma to a member of management.  The Company recognized the transaction as an increase of additional paid-in capital of $1,118,000.

AIR INDUSTRIES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s financial statements reflect Sigma as discontinued operations. The results of operations of this entity is treated as income from discontinued operations, net of tax and separately stated on the Consolidated Statements of Operations below income (loss) from continuing operations. See Note 15 Discontinued Operations.

Note 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principal Business Activity

The Company through its AIM subsidiary is primarily engaged in manufacturing aircraft structural parts, and assemblies for prime defense contractors in the aerospace industry in the United States. The Company's customers consist mainly of publicly- traded companies in the aerospace industry. Welding is a specialty welding and products provider whose significant customers include the world's largest aircraft manufacturers, subcontractors, and original equipment manufacturers.

Principles of Consolidation

The accompanying consolidated financial statements include accounts of the Company and its wholly-owned subsidiaries. Significant inter-company accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid instruments with an original maturity of three months or less.

Accounts Receivable

  Accounts receivable are reported at their outstanding unpaid principal balances net of allowances for uncollectible accounts. The Company provides for allowances for uncollectible receivables based on management's estimate of uncollectible amounts considering age, collection history, and any other factors considered appropriate. The Company writes off accounts receivable against the Allowance for Doubtful Accounts when a balance is determined to be uncollectible.

	December 31,	December 31,
	2011	2010

Accounts Receivable Gross	$6,992,000	$4,904,000
Allowance for Doubtful Accounts	(950,000)	(523,000)
Accounts Receivable Net	$6,042,000	$4,381,000

Inventory Valuation

The Company values inventory at the lower of cost on a first-in-first-out basis or market.

AIM generally purchases inventory only when it has non-cancellable contracts from its customers for orders of its finished goods. Welding generally produces pursuant to customer orders and maintains relatively low inventory levels. AIM occasionally produces finished goods in excess of purchase order quantities in anticipation of future purchase order demand; historically this excess has been used in fulfilling future purchase orders. The Company periodically evaluates inventory items that are not secured by purchase orders and establishes reserves for obsolescence accordingly. The Company also reserves for excess quantities, slow-moving goods, and for other impairment of value.

AIR INDUSTRIES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitalized Engineering Cost

The Company has contractual agreements with customers to produce parts, which the customers design. Though the Company has not designed and thus has no proprietary ownership of the parts, the manufacturing of these parts requires pre-production engineering and programming of the Company’s machines.  The pre-production costs associated with a particular contract are capitalized and then amortized beginning with the first shipment of product pursuant to such contract. These costs are amortized on a straight line basis over the estimated length of the contract, or if shorter, three years.

If the Company is reimbursed for all or a portion of the pre-production expenses associated with a particular contract, only the unreimbursed portion would be capitalized. The Company may also progress bill customers for certain engineering costs being incurred. Such billings are recorded as progress billings (a reduction of the associated inventory) until the appropriate revenue recognition criteria have been met. The Terms and Conditions contained in customer purchase orders may provide for liquidated damages in the event that a stop-work order is issued prior to the final delivery of the product.

Property and Equipment

Property and equipment are carried at cost net of accumulated depreciation and amortization. Repair and maintenance charges are expensed as incurred. Property, equipment, and improvements are depreciated using the straight-line method over the estimated useful lives of the assets or the particular improvements. Expenditures for repairs and improvements in excess of $1,000 that add to the productive capacity or extend the useful life of an asset are capitalized. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and any related gain or loss is reflected in earnings.

Long-Lived and Intangible Assets

Identifiable intangible assets are amortized using the straight-line method over the period of expected benefit.

  Long-lived assets and intangible assets subject to amortization to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may be impaired. The Company records an impairment loss if the undiscounted future cash flows are found to be less than the carrying amount of the asset. If an impairment loss has occurred, a charge is recorded to reduce the carrying amount of the asset to fair value. There has been no impairment as of December 31, 2011 and 2010.

Deferred Financing Costs

Costs incurred with obtaining and executing debt arrangements are capitalized and amortized on the effective interest method over the term of the related debt.

Revenue Recognition

The Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, "Revenue Recognition." The Company recognizes revenue when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable. Payments received in advance from customers for products delivered are recorded as customer advance payments until earned, at which time revenue is recognized. The Terms and Conditions contained in our customer purchase orders often provide for liquidated damages in the event that a stop work order is issued prior to the final delivery. The Company utilizes a Returned Merchandise Authorization or RMA process for determining whether to accept returned products. Customer requests to return products are reviewed by the contracts department and if the request is approved, a credit is issued upon receipt of the product. Net sales represent gross sales less returns and allowances.

AIR INDUSTRIES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Use of Estimates

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. The more significant management estimates are the useful lives of property and equipment, provisions for inventory obsolescence, accrued expenses and various contingencies. Actual results could differ from those estimates. Changes in facts and circumstances may result in revised estimates, which are recorded in the period in which they become known.

Credit and Concentration Risks

There were three customers that represented 75.5% of total sales for the year ended December 31, 2011 and two customers that represented 65.4% of total sales for the year ended December 31, 2010. This is set forth in the table below.

Customer	Percentage of Sales
	2011	2010

1	44.4	49.3
2	19.2	16.1
3	11.9	*

* Customer was less than 10% of sales in 2010

There were five customers that represented 82.2% of gross accounts receivable at December 31, 2011 and three customers that represented 52.6% of gross accounts receivable at December 31, 2010.  This is set forth in the table below.

Customer	Percentage of Receivables
	2011	2010

1	26.2	12.6
2	18.3	19.1
3	13.3	20.9
4	12.9	*
5	11.5	*

* Customer was less than 10% of receivables in 2010

During the year, the Company had occasionally maintained balances in its bank accounts that were in excess of the FDIC limit. The Company has not experienced any losses on these accounts.

Substantially all of the workforce at AIM is subject to a union contract with the United Service Workers Union TUJAT Local 355 (the "Union"). The contract expires on December 31, 2015.

AIM has several key sole-source suppliers of various parts that are important for one or more of our products. These suppliers are our only source for such parts and, therefore, in the event any of them were to go out of business or be unable to provide us parts for any reason, our business could be severely harmed.

AIR INDUSTRIES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes

The Company accounts for income taxes in accordance with accounting guidance now codified as FASB ASC 740, "Income Taxes," which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

The Company has adopted the provisions of FASB ASC 740-10-05 "Accounting for Uncertainty in Income Taxes." The ASC clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements. The ASC prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The ASC provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Earnings per share

Basic earnings per share is computed by dividing the net income applicable to common stockholders by the weighted-average number of shares of common stock outstanding for the period. Potentially dilutive shares, using the treasury stock method, are included in the diluted per-share calculations for all periods when the effect of their inclusion is dilutive. The following securities have been excluded from the calculation as their effect would be anti-dilutive:

	December 31,	December 31,
	2011	2010
Stock Options	291,316	291,428
Warrants	19,865	19,865

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with FASB ASC 718, "Compensation – Stock Compensation." Under the fair value recognition provision of the ASC, stock-based compensation cost is estimated at the grant date based on the fair value of the award. The Company estimates the fair value of stock options and warrants granted using the Black-Scholes-Merton option pricing model.

Goodwill

Goodwill represents the excess of the acquisition cost of businesses over the fair value of the identifiable net assets acquired. The goodwill amount of $291,000 relates to the acquisition of Welding Metallurgy. Goodwill is not amortized, but is tested at least annually for impairment, or if circumstances change that will more likely than not reduce the fair value of the reporting unit below its carrying amount.

In September 2011, the FASB issued ASU 2011-08 (ASU 2011-08), “Intangibles Goodwill and Other (Topic 350): Testing Goodwill for Impairment” ASU 2011-08 updated the guidance on the periodic testing of goodwill for impairment. The updated guidance gives companies the option to perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The amendment is intended to reduce the cost and complexity of the annual goodwill impairment test by providing entities an option to perform a qualitative assessment to determine whether further impairment testing is necessary. The update ASU 2011-08 is effective for fiscal years beginning after December 15, 2012 for non-public entities, with early adoption permitted.   The Company adopted ASU 2011-08 effective October 1, 2011.  The adoption did not have a material effect on the Company’s financial position, results of operation or cash flows.

AIR INDUSTRIES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company performs impairment testing for goodwill annually, or more frequently when indicators of impairment exist.  As discussed above, the Company adopted ASU 2011-08 and performed a qualitative assessment in the fourth quarter of 2011to determine whether it was more likely than not that the fair value of Welding Metallurgy was less than its carrying amount.

The Company has determined that there has been no impairment of goodwill at December 31, 2011 and 2010.

Freight Out

Freight out is included in operating expenses and amounted to $90,000 and $110,000 for the years ended December 31, 2011 and 2010, respectively.

Subsequent Events

Management has evaluated subsequent events through March 12, 2012, the date at which the financial statements were available to be issued.

NOTE 4. INVENTORY

The components of inventory at December 31, consisted of the following:

	December 31,	December 31,
	2011	2010

Raw Materials	$5,209,000	$5,523,000
Work In Progress	12,094,000	10,692,000
Finished Goods	7,021,000	7,299,000
Inventory Reserve	(1,803,000)	(2,071,000)
Total Inventory	$22,521,000	$21,443,000

The Company periodically evaluates inventory and establishes reserves for obsolescence, excess quantities, slow-moving goods, and for other impairment of value.  During the year ended December 31, 2010, the Company increased its reserve by approximately $1,157,000 for slow-moving inventory that the Company determined may no longer have any value.  The increase is specifically identified in Cost of Goods Sold.

AIR INDUSTRIES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. PROPERTY AND EQUIPMENT

The components of property and equipment at December 31, consisted of the following:

	2011	2010

Machinery and Equipment	$3,700,000	$3,483,000	5 - 8 years
Capital Lease Machinery and Equipment	3,877,000	2,695,000	5 - 8 years
Tools and Instruments	3,417,000	3,105,000	1.5 - 7 years
Automotive Equipment	55,000	55,000	5 years
Furniture and Fixtures	219,000	212,000	5 - 8 years
Leasehold Improvements	595,000	595,000	Term of Lease
Computers and Software	158,000	158,000	4-6 years
Deposit on new Machinery	-	192,000
Total Property and Equipment	12,021,000	10,495,000
Less: Accumulated Depreciation	(8,050,000)	(6,560,000)
Property and Equipment, net	$3,971,000	$3,935,000

Depreciation expense for the year ended December 31, 2011 and 2010 were approximately $1,503,000 and $1,767,000, respectively.

In May 2011, the Company acquired new machinery in the amount of $1,182,000.  The Company paid $355,000 in cash and the balance was financed by a new capital lease in the amount of $827,000.

Note 6. INTANGIBLE ASSETS

The components of the intangibles assets at December 31, consisted of the following:

	2011	2010

Customer Relationships	$890,000	$890,000	11 to 14 years
Trade Names	770,000	770,000	20 years
Technical Know-how	660,000	660,000	10 years
Professional Certifications	15,000	15,000	.25 to 2 years
Total Intangible Assets	2,335,000	2,335,000
Less: Accumulated Amortization	(728,000)	(560,000)
Intangible Assets, net	$1,607,000	$1,775,000

The expense for the amortization of the intangibles for both the years ended December 31, 2011 and 2011 was $168,000.

AIR INDUSTRIES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Future amortization of intangibles is as follows:

For the twelve months ending	Amount
December 31, 2012	$168,000
December 31, 2013	168,000
December 31, 2014	168,000
December 31, 2015	168,000
December 31, 2016	168,000
Thereafter	767,000
Total	$1,607,000

NOTE 7. SALE AND LEASEBACK TRANSACTION

On October 24, 2006, the Company consummated a Sale & Leaseback Arrangement, whereby the Company sold the buildings and real property comprising its corporate headquarters in Bay Shore, New York (the "Property") for a purchase price of $6,200,000.  The Company accounted for the transaction under the provisions of FASB ASC 840-40, “Leases – Sale-Leaseback Transactions.”  The Company realized a gain on the sale of $1,051,000 of which $300,000 was recognized during the year ended December 31, 2006. The remaining $751,000 is being recognized ratably over the remaining term of the twenty year lease at approximately $38,000 per year.  The gain is included in Other Income in the accompanying Consolidated Statement of Operations. The unrecognized portion of the gain in the amount of $561,000 and $599,000 as of December 31, 2011 and 2010, respectively, is classified as Deferred Gain on Sale in the accompanying Consolidated Balance Sheet.

Simultaneous with the closing of the sale of the Property, the Company entered into a 20-year triple-net lease (the "Lease") with the Purchaser for the property. Base annual rent is approximately $540,000 for the first five years, $560,000 for the sixth year, and thereafter increases 3% per year. The Lease grants AIM an option to renew the Lease for an additional period of five years. The Company has on deposit with the Purchaser $127,500 as security for the performance of its obligations under the Lease. In addition, the Company deposited $393,000 with the landlord as security for the completion of certain repairs and upgrades to the Property. This amount is included in the caption Deferred Finance costs, net, Deposit and Other Assets on the accompanying Consolidated Balance Sheet. Pursuant to the terms of the Lease, the Company is required to pay all of the costs associated with the operation of the facilities, including, without limitation, insurance, taxes and maintenance. These costs will be offset against the funds that are deposited with the landlord. The lease also contains customary representations, warranties, obligations, conditions and indemnification provisions and grants the Purchaser customary remedies upon a breach of the lease by the Company, including the right to terminate the Lease and hold the Company liable for any deficiency in future rent.  See Note 11 Commitments and Contingencies.

AIR INDUSTRIES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS

Notes payable and capital lease obligations at December 31, consist of the following:

	December 31,	December 31,
	2011	2010

Revolving credit notes payable to PNC Bank N.A. ("PNC") and
secured by substantially all assets	$10,880,000	$11,164,000
Term loan, PNC	2,000,000	3,000,000
Capital lease obligations	1,871,000	1,508,000
Notes payable to sellers of acquired businesses	1,976,000	2,354,000
Junior subordinated notes	6,320,000	6,450,000
Subtotal	23,047,000	24,476,000
Less: Current portion of notes and capital obligations	(14,055,000)	(12,940,000)
Notes payable and capital lease obligations, net of current portion	$8,992,000	$11,536,000

PNC Bank N.A. ("PNC")

On November 30, 2005, the Company executed a credit facility with PNC (the "Loan Facility"), secured by substantially all of its assets. The Loan Facility provided for maximum borrowings of $19,000,000 consisting of the following:

(i)	a $14,000,000 revolving loan
(ii)	a $3,500,000 term loan and
(iii)	a $1,500,000 equipment financing loan

On November 30, 2010, the Company executed a renewal and amendment to the Loan Facility with PNC providing for the following:

(i)	a $16,000,000 revolving loan
(ii)	a $3,000,000 term loan and
(iii)	included Welding Metallurgy as one of the borrowers

The revolving loan originally bore interest, at the option of the Company, that is based on (i) the higher of (A) PNC's base commercial lending rate as published from time to time ("PNC Rate") plus 0.25% or (B) the Federal Funds rate plus 0.5%, or (ii) the Eurodollar Rate for the Interest Period selected by the Company plus 2.5%.The revolving loan had an interest rate of 5.50% per annum at both December 31, 2011 and 2010, and an outstanding balance of $10,880,000 and $11,164,000, respectively. The revolving loan was payable in full in April 2010 but the maturity date was extended to November 15, 2013 by the renewal and amendment executed on November 30, 2010 as discussed below. The interest rates were amended as part of the Ninth Amendment to the Loan Facility (see discussion below).

Each day, the Company's cash collections are swept directly by the bank to reduce the revolving loans and we then borrow according to a borrowing base. As such, the Company generally has no cash on hand. Because the revolving loans contain a subjective acceleration clause which could permit PNC to require repayment prior to maturity, the loans are classified with the current portion of notes and capital lease obligations.

AIR INDUSTRIES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The new term loan in the amount of $3,000,000 matures in December 2013 and bears interest, at the option of the Company equal to (a) the greater of (i) the sum of the PNC Rate plus 6.5% and (ii) 11.5%, with respect to Domestic Rate Loans or (b) the greater of (i) the sum of the Eurodollar Rate plus 8.5% and (ii) 10.5%, with respect to Eurodollar Rate Loans.  The proceeds of this term loan were used to repay the entire balance due Steel City Capital Funding LLC (see below).  Repayment under the term loan shall consist of 36 consecutive monthly principal installments, the first 35 of which will be in the amount of $83,330 commencing on the first business day of January 2011, with the 36th and final payment of any unpaid balance of principal and interest payable on the first business day of December 2013.  Additionally, there is a mandatory prepayment of equal to 50% of Excess Cash Flow (as defined) for each fiscal year commencing with the fiscal year 2011, payable upon the delivery of the financial statements to PNC for such fiscal period, but no later than 90 days after the end of the fiscal year.  This has been calculated to be approximately $1,295,000 for the year ended December 31, 2011.  At December 31, 2011 and 2010, the balance due under the term loan was $2,000,000 and $3,000,000, respectively.

To the extent that the Company disposes of collateral used to secure the Loan Facility, other than inventory, the Company must promptly repay the draws on the credit facility in amount equal to the net proceeds of such sale.

The terms of the Loan Facility require that, among other things, the Company maintain certain financial ratios and levels of working capital. As of December 31, 2011 and 2010, the Company was in compliance with all terms of its credit facility with PNC bank.

The Loan Facility also is secured by all assets of the Company and the Company's receivables are payable directly into a lockbox controlled by PNC (subject to the terms of the Loan Facility). PNC may use some elements of subjective business judgment in determining whether a material adverse change has occurred in the Company's condition, results of operations, assets, business, properties or prospects allowing it to demand repayment of the Loan Facility.

The Company executed Amendments Eleven to Fourteen to the Loan Facility in 2010.  These Amendments included the following:

•	Waived prior defaults
•	Amended the financial ratios
•	Amended the formula to determine the amounts of revolving advances permitted to be borrowed under the Loan Facility.
•	Reduced the availability reserve so that the excess availability created by the reduction will be utilized to payoff in full the term loan and equipment loans.
•	Amended the revolving interest rate to (a) the sum of PNC Rate plus 2.25% or (b) the greater of (i) the sum of the Eurodollar rate plus 3.5% and (ii) 5.5%.
•	The Company paid amendment fees ranging from $10,000 to $25,000.

Effective November 30, 2010, the Fifteenth Amendment to the Loan Facility was signed.  The terms of the Fifteenth Amendment included the following:

•	Waived prior defaults
•	Extended the due date of the Loan Facility to November 15, 2013
•	Amend the financial ratios
•	Increase the inventory sub-limit to $11,250,000
•	Increase the Maximum Revolving advance to $16,000,000
•	Include Welding Metallurgy as a borrower under the revolving portion of the Loan Facility
•	Include a term loan in the amount of $3,000,000 (discussed above)
•	The Company paid an amendment fee of $95,000.

AIR INDUSTRIES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   Steel City Capital Funding LLC ("SCCF")

In connection with the Welding acquisition, SCCF provided a Term Loan (the "SCCF Loan Agreement") of $4,500,000, which was originally payable on August 24, 2010. Borrowings under the SCCF Loan Agreement originally bore interest, payable monthly, generally at a rate of 6% over the base commercial lending rate of PNC as publicly announced to be in effect from time to time.

The Company executed Amendments Five through Eight to the SCCF Loan Agreement in 2010.  These Amendments included the following:

•	Waived prior defaults
•	Amended the financial ratios to include all entities (except Sigma) in the calculations
•
Amended the interest rate to (a) the sum of (i) the greater of (1) PNC Rate or (2) 4.75% plus (ii) 6% for domestic loans and (b) the sum of (i) the greater of (1) the Eurodollar Rate or (2) 2.25% plus (ii) 8.5% for Eurodollar Rate loans.

•
Prohibited cash payments to vendors of Sigma in excess of $150,000 in the aggregate during each of (i) the period September 1, 2009 through December 31, 2009, and (ii) each calendar year commencing January 1, 2010.

•	The Company paid amendment fees of ranging from $10,000 to $15,000.

On November 30, 2010, the Company entered into a renewal and amendment of the credit facility with PNC.  Under the terms of that amendment, SCCF was paid in full.  This payment was funded by the proceeds of the $3,000,000 term loan with PNC as well as with proceeds from the revolving line of credit.  The Company paid a fee of $10,000 to SCCF to terminate the SCCF Loan Agreement. At both December 31, 2011 and 2010, there was no balance owed on the SCCF Loan Agreement.

     At December 31, 2011, future minimum principal payments of the new PNC term loan are as follows:

For the twelve months ending	Amount
December 31, 2012	$2,000,000
PNC Term Loan Payable	2,000,000
Less: Current portion	(2,000,000)
Long-term portion	$-

Interest expense related to these credit facilities amounted to approximately $918,000 and $989,000 for the years ended December 31, 2011 and 2010, respectively.

Capital Leases Payable – Equipment

The Company is committed under several capital leases for manufacturing and computer equipment. All leases had bargain purchase options exercisable at the termination of each lease. Capital lease obligations totaled $1,871,000 and $1,508,000 as of December 31, 2011 and 2010, respectively, with various interest rates ranging from 7.7% to 9.5%.

AIR INDUSTRIES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     As of December 31, 2011, the aggregate future minimum lease payments, including imputed interest, with remaining terms of greater than one year are as follows:

For the twelve months ending	Amount
December 31, 2012	$711,000
December 31, 2013	711,000
December 31, 2014	424,000
December 31, 2015	207,000
December 31, 2016	104,000
Total future minimum lease payments	2,157,000
Less: imputed interest	(286,000)
Less: current portion	(574,000)
Total Long Term Portion	$1,297,000

In May 2011, the Company entered into a five-year capital lease for new machinery.  The purchase price of the machinery was approximately $1,182,000.  The Company paid approximately $355,000 in cash and entered into a new capital lease in the amount of $827,000.  Monthly payments on the new lease began in July 2011 in the amount of $17,267 through June 2016.  The interest rate on this lease is 9.2%.

Notes Payable - Sellers

As of December 31, the balances owed to the sellers by acquisition are:

	2011	2010

AIM	$-	$48,000
Welding	1,976,000	2,306,000
Subtotal	1,976,000	2,354,000
Less: Current Portion	(601,000)	(378,000)
Total long-term portion	$1,375,000	$1,976,000

AIM

On November 30, 2005, in connection with the acquisition of AIM, the Company issued notes payable for an aggregate of $1,627,000 to three former AIM shareholders, two of whom have remained as part of the Company's senior management and are also stockholders of the Company.

The remaining principal balance at December 31, 2010 of $48,000 along with accrued interest in the amount of $500 was paid on January 4, 2011 and there is no further obligation under this note.

Welding

In connection with the acquisition of Welding, the Company incurred a note payable (“Old Note”) to the former stockholders of Welding.

AIR INDUSTRIES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In August 2008, the Company and the former stockholders reached an agreement restructuring the Company’s obligation under this note by executing an Amended and Restated Subordinated Promissory Note ( “New Note”). The principal balance of this New Note was $2,050,000 (consisting of $2,000,000 principal amount of the promissory note dated August 25, 2007, plus an unpaid working capital adjustment in the amount of $50,000) bearing interest at 7% per annum. Payments due under the New Note were:  $25,000 on each of October 31, 2008 and December 31, 2008, an additional $50,000 on March 31, 2009, followed by 19 equal consecutive quarterly installments of $100,000, commencing on June 30, 2009 and continuing through December 31, 2013, payable on the last business day of each March, June, September and December, commencing June 30, 2009 and continuing through and including December 31, 2013, with one final payment of $50,000 on March 31, 2014,  plus accrued interest thereon at the rate of 7% per annum from August 28, 2008.

The Company made the payments due on October 31, 2008 and December 31, 2008, leaving a principal balance due of $2,044,000 due at December 31, 2008. The balance owed at December 31, 2009 amounted to $2,044,000.

Our obligation under the Old Note and New Note were subordinate to our indebtedness to PNC and SCCF. In March 2009, the Company received a notice from SCCF, exercising their right to block payments under the New Note. Accordingly, the payment due on March 31, 2009 was not made.  In April 2009, the Company received a notice from the holders of the New Note that an event of default had occurred, and accordingly, interest under the New Note would now accrue at 11% per annum. Per the terms of the fourth amendment to the SCCF Loan, all payments have been blocked until April 30, 2010. As a result of this, the Company had entered into a modification agreement with the holder of the New Note to amend the payment terms. The Company paid a fee to the holder of $50,000 to modify the loan agreement to block the payments until April 30, 2010 and accrue interest at a rate of 9% per annum.

     On October 1, 2010, the Company entered into letter agreement with the former stockholders of Welding.  It was agreed that all interest that had been accrued and not yet paid would be capitalized into the principal balance of the note, making the new balance of the note $2,397,967.  Payments on the note began on October 1, 2010.  It was further agreed that payments would be made according to the following schedule: equal monthly installments of $40,000 on the first business day of each month until December 31, 2011, followed by equal monthly installments of $60,000 on the first business day of each month commencing on January 1, 2012 and continuing until the entire principal amount of the obligation is paid in full, which is estimated to be in January 2015.  Interest shall accrue at the rate of 7% per annum, and each payment will first apply to interest and then principal.  At December 31, 2011 and 2010, the balance owed under the note was $1,976,000 and $2,306,000 respectively.

     As of December 31, 2011, the future minimum payments for the note payable to the former stockholders of Welding Metallurgy are as follows:

For the twelve months ending	Amount
December 31, 2012	$601,000
December 31, 2013	644,000
December 31, 2014	690,000
December 31, 2015	41,000
Former WMI Shareholder Notes Payable	1,976,000
Less: Current portion	(601,000)
Long-term portion	$1,375,000

Interest expense related to notes payable to the former stockholder was $149,000 and $182,000 for the year ended December 31, 2011 and 2010, respectively.

Junior Subordinated Notes

In 2008, the Company sold in a series of private placements to accredited investors $5,545,000 of principal in junior subordinated notes, together with 983,324 shares of its common stock  and 207,600 shares of Series B Convertible Preferred Stock (“Series B Preferred”), for a total purchase price of $5,545,000. The notes, which were originally payable on May 31, 2010, or earlier upon completion of one or a series of financings resulting in aggregate gross proceeds of at least $10 million, bear interest at the rate of 1% per month (or 12% per annum).

AIR INDUSTRIES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In the first quarter ended March 31, 2009, the Company sold in a private placement to accredited investors, an additional $445,000 of principal in notes together with 35,600 shares of our Series B Preferred for a total purchase price of $445,000.

The notes are subordinated to the Company's senior indebtedness.

In connection with the offering of the Company's junior subordinated notes and Series B Preferred which commenced in September 2008 (see Note 9 Stockholders' Equity), the Company issued to Taglich Brothers, Inc. ("Taglich"), as placement agent, a junior subordinated note in the principal amount of $510,000 and 39,640 shares of Series B Preferred, The terms of the note issued to Taglich are identical to the notes.  In addition, the Company issued a warrant to purchase 137,138 shares of its Series B Preferred to Taglich (see Note 9 Stockholders' Equity).   In connection with the amounts raised in 2009, the Company issued Taglich 3,560 shares of Preferred Series B and will issue to Taglich a note on the same terms as the junior subordinated note referred to above for commission of $44,500.

In May 2010, the maturity dates of the notes were extended by the holders to September 30, 2010.  On October 1, 2010, a payment in the amount of $50,000 was made to one of the note holders in full satisfaction of a note.  During November 2010, the maturity dates of the notes were extended to November 18, 2013. During December 2011, payments of $30,000 and $100,000 were made to two individual note holders in full satisfaction of their notes.

The balance owed at December 31, 2011 and 2010 amounted to $6,320,000 and $6,450,000, respectively.

Amortization of debt discount amounted to $0 and $1,323,000 for the years ended December 31, 2011 and 2010, respectively.  Interest expense amounted to $777,000 and $778,000 for the years ended December 31, 2011 and 2010, respectively.

Note 9. STOCKHOLDERS' EQUITY

Authorized Shares

At a Special Meeting of Stockholders on July 29, 2010, the stockholders approved an amendment to the certificate of incorporation to effect a one-for-four hundred (1-for-400) reverse split of our common stock, conversion of our Series B Convertible Stock into 3,400,000 shares of common stock and reduce the number of authorized shares of common stock from 250,000,000 to 20,000,000.

Common Stock Issuances

There were no issuances of common stock during the years ended December 31, 2011 and 2010.

On July 29, 2010 at a Special Meeting of Stockholders, the stockholders approved an amendment to the certificate of designation for the Series B Preferred providing for the automatic conversion of the outstanding shares of Series B Preferred , together with any dividends that are or may become payable prior to the conversion date, into 3,400,000 shares of Common Stock.

AIR INDUSTRIES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Series B Convertible Preferred Stock

The Company established, designated and fixed the terms, preferences, limitations and relative rights of four million (4,000,000) shares of the authorized and unissued preferred stock of the Company as Series B Preferred.  Rights included the following:

1.	Holders of the shares of Series B Preferred were entitled to receive 7% cumulative dividend of the original Series B Preferred issue price.
2.	Dividends accrued and were payable quarterly on January 2, April 1, July 1 and October 1 of each year.
3.	The Company could elect to deliver additional shares of Series B Preferred in lieu of cash payments.
4.
The liquidation value was an amount equal to the greater of $10 per share or such amount per share as would have been payable had each such share been converted into Common Stock immediately prior to a liquidation event (as defined).

5.
Each holder of outstanding shares of Series B Preferred was entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred held by such holder are then convertible, at each meeting of stockholders of the Corporation (or by written action of stockholders in lieu of meeting) with respect to all matters presented to the stockholders of the Corporation for their action or consideration. The holders of Series B Preferred will generally vote together with the holders of Common Stock as a single class.

6.
Each share of Series B Preferred was convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and no assessable shares of Common Stock as is determined by dividing (i) the Series B Original Issue Price ($10) by (ii) the Series B Conversion Price (as defined) in effect at the time of conversion.

Issuances and conversions of Series B Preferred for the year ended December 31, 2010 were as follows:

The Company issued 839,108 shares of Series B Preferred as dividends for the quarter ended December 31, 2009 and 1,004,926 shares of Series B Preferred as dividends for the quarter ended March 31, 2010 in lieu of cash payments.  Dividends amounted to $1,436,000 for the year ended December 31, 2010.

On January 5, 2010, the Company issued 137,138 shares of Series B Preferred for the exercise of 137,138 warrants.  See Note 14 Related Party Transactions.

On July 29, 2010, at a Special Meeting of Stockholders, the stockholders approved an amendment to the certificate of designation for the Series B Preferred providing for the automatic conversion of the outstanding shares of Series B Preferred, together with any dividends that were payable prior to the conversion date, into 3,400,000 shares of Common Stock.  This represented approximately 95% of the outstanding shares of Common Stock after giving effect to the one-for-four hundred (1-for-400) reverse stock split.

AIR INDUSTRIES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. EMPLOYEE BENEFITS PLANS

The Company employs both union and non-union employees and maintains several benefit plans.

Union

Medical benefits for union employees are provided through a policy with Insperity (f/k/a Administaff), the costs of which are substantially borne by the Company. In addition, the Company is obligated to make contributions for union dues and a security fund (pension) for the benefit of each union employee. Contributions to the security fund amounted to $282,000 and $271,000 for the years ended December 31, 2011 and 2010, respectively.

The FASB has issued ASU No. 2011-09, "Compensation - Retirement Benefits-Multiemployer Plans (Subtopic 715-80): Disclosures about an Employer's Participation in a Multiemployer Plan" ("ASU 2011-09"). ASU 2011-09 will require additional disclosures about an employer's participation in a multiemployer pension plan.  Previously, disclosures were limited primarily to the historical contributions made to the plans. ASU 2011-09 applies to nongovernmental entities that participate in multiemployer plans.  For nonpublic entities, ASU 2011-09 is effective for annual periods for fiscal years ending after December 15, 2012.  Early adoption is permissible. ASU 2011-09 should be applied retrospectively for all prior periods presented.  The Company will adopt ASU 2011-09 effective January 1, 2012 and does not expect the adoption to have a material impact on the Company's consolidated financial statements

Others

All other Company employees including those of Welding are covered under a co-employment agreement with Insperity.

The Company has two defined contribution plans under Section 401(k) of the Internal Revenue Code (the "Plans"). Pursuant to the Plans, qualified employees may contribute a percentage of their pretax eligible compensation to the Plan. The Company does not match any contributions that employees may make to either Plan.

Note 11. COMMITMENTS AND CONTINGENCIES

Real Estate Leases

The Company leases its facilities under various operating lease agreements, which contain renewal options and escalation provisions. Rent expense was $1,376,000 and $1,263,000 for the years ended December 31, 2011 and 2010, respectively. The Company is responsible for paying all operating costs under the term of the leases. As of December 31, 2011, the aggregate future minimum lease payments are as follows:

	Plant Avenue	Fifth Avenue
For the twelve months ending	Annual Rent	Annual Rent	Total Rents
December 31, 2012	$579,000	$626,000	$1,205,000
December 31, 2013	596,000	644,000	1,240,000
December 31, 2014	614,000	664,000	1,278,000
December 31, 2015	633,000	684,000	1,317,000
December 31, 2016	-	704,000	704,000
Thereafter	-	8,073,000	8,073,000
Total Rents	$2,422,000	$11,395,000	$13,817,000

AIR INDUSTRIES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The leases provide for scheduled increases in base rent. Rent expense is charged to operations using the straight-line method over the term of the lease which results in rent expense being charged to operations at inception of the lease in excess of required lease payments. This excess is shown as deferred rent in the accompanying balance sheet.

Sigma was located in the Plant Avenue facility and following discontinuing operations, a portion of the facility was vacant. The Company recorded a charge for $579,000 at December 31, 2009 representing the estimated discounted future cost of part of the Plant Avenue facility.

As of December 31, 2011, the estimated discounted future cost will be charged to expense as follows:

For the twelve months ending	Amount
December 31, 2012	$85,000
December 31, 2013	72,000
December 31, 2014	59,000
December 31, 2015	44,000
Total future minimum lease payments	260,000
Less: current portion	(85,000)
Total Long-Term Portion	$175,000

On July 1, 2010, the Company entered into a sub-lease with a third party to rent a portion of the vacant space at the Plant Avenue facility.  Under the terms of the sub-lease, the sub-tenant would occupy approximately 17,787 square feet for the months of July 2010 through October 2010.  Beginning in November 2010, the sub-tenant would occupy approximately 27,787 square feet.  The space is being sub-leased for $3.00 per square foot, with a discount in the first month of 50%.  The sub-lease is a month-to-month lease and can be terminated by either party with 90 days written notice.

Litigation

Sigma Metals, Inc:  Several former vendors to Sigma had commenced legal action against Sigma seeking to recover amounts owed to them. All of these have been settled except for one that is still deciding to commence litigation seeking the recovery of approximately $71,000.  Settlement discussions have commenced with this vendor but there is not yet a definitive resolution.

Employment Contracts

In September 2005, the Company entered into employment agreements (the "Agreements") with two senior executives that became effective November 30, 2005. The Agreements were for an initial period of five years until September 2010 and, absent notice of non-renewal given ninety (90) days prior thereto, were to be automatically extended for successive three (3) one year periods unless terminated. The Board, at its sole discretion, determined whether a bonus was issued, provided that in the case of two executives, the amount of the bonus was to be predicated on their performance and the achievement by the Company of its operating targets set forth in its annual budget, and in the case of these two executives, provided further, in no event was the amount of their bonuses be less than 50% of their salary at that time.

On June 21, 2010, notice of non-renewal was given to the executive officers and the Agreements terminated in accordance with their terms on September 25, 2010.

On July 29, 2010, the Company granted five-year options to each senior executive to purchase 51,716 shares of Common Stock at a price of $4.50 per share. These options vested immediately upon issuance.

AIR INDUSTRIES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12. INCOME TAXES

The provision for income taxes as at December 31, are set forth below:

	2011	2010

Current
Federal	$-	$-
Federal AMT	57,000	-
State	-	-
Total Benefit	57,000	-

Deferred
Federal	-	-
State	-	-
Total Deferred Taxes	-	-
Net Benefit for Income Taxes	$57,000	$-

The following is a reconciliation of our income tax rate computed using the Federal statutory rate to our actual income tax rate as of December 31,

	2011	2010

Federal Tax Rate	34%	-34%
Effect of State taxes	6%	-6%
Net Operating Loss	-	40%
Net Operating Loss Carry Forward	-40%	-
Federal AMT	2%	-
Total	2%	-

The components of net deferred tax assets as of December 31, are set forth below:

Deferred tax assets:	2011	2010

Net operating loss carry forwards	$289,000	$1,322,000
Capital loss carry forwards	1,088,000	1,088,000
Bad debts	380,000	291,000
Stock based compensation - options and restricted stock	466,000	413,000
Capitalized engineering costs	356,000	-
Goodwill and Intangibles	-	1,511,000
Account payable, accrued expenses and reserves	9,000	18,000
Deferred rent	390,000	320,000
Deferred gain on sale of real estate	224,000	240,000
Section 1231 loss carryover	86,000	-
Total deferred tax assets before valuation allowance	3,288,000	5,203,000
Valuation allowance	(1,217,000)	(3,366,000)
Total deferred tax assets after valuation allowance	2,071,000	1,837,000

Deferred tax liabilities:
Property and equipment	(801,000)	(365,000)
Capitalized engineering costs	-	(122,000)
Amortization - Welding Transaction	(643,000)	(777,000)
Inventory - 263A adjustment	(627,000)	(573,000)
Total Deferred Tax Liability	(2,071,000)	(1,837,000)

Net deferred tax asset	$-	$-

Realization of deferred tax assets is dependent on future earnings. Due to the uncertainty of realization of the net deferred tax assets, the Company has provided a valuation allowance. In assessing the realizability of it, management considers whether it is more likely than not that some or perhaps all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making the assessment. The valuation allowance at December 31, 2011 and 2010 amounted to $1,217,000 and $3,366,000, respectively.

The Company has net operating losses totaling $722,000 which will expire in fiscal 2029 and 2030. The Company also has a capital loss carry forward from the sale of Sigma of $2,719,000 which will expire in fiscal 2015.

AIR INDUSTRIES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2011 and 2010, the Company had no material unrecognized tax benefits and no adjustments to liabilities or operations were required. The Company does not expect that its unrecognized tax benefits will materially increase within the next twelve months. The Company recognizes interest and penalties related to uncertain tax positions in general and administrative expense. As of December 31, 2011 and 2010, the Company has not recorded any provisions for accrued interest and penalties related to uncertain tax positions.

In certain cases, the Company's uncertain tax positions are related to tax years that remain subject to examination by the relevant tax authorities. The Company files U.S. and state income tax returns in jurisdictions with varying statutes of limitations. The 2008 through 2010 tax years generally remain subject to examination by federal and state tax authorities.

Note 13. STOCK OPTIONS AND WARRANTS

Stock-Based Compensation

     During 2005, the Company's Board of Directors approved a stock option plan and reserved 25,000 shares of its Common Stock for issuance under the plan. The stock option plan permits the Company to grant non-qualified and incentive stock options to employees, directors, and consultants. The fair value of each option grant is estimated on the date of grant using the Black Scholes option pricing model using weighted average assumptions for grants as follows:  expected life – 3.5 – 5 years, risk-free interest rate – 0.92% - 1.8%, volatility – 25% and no dividends.

The expected life is the number of years that the Company estimates, based upon history, that options will be outstanding prior to exercise or forfeiture.  Expected life is determined using the “simplified method” permitted by Staff Accounting Bulletin No. 107.  In addition to the inputs referenced above regarding the option pricing model, the Company adjusts the stock-based compensation expense for estimated forfeiture rates that are revised prospectively according to forfeiture experience.  The stock volatility factor is based on the New York Stock Exchange ARCA Defense Index.

During the year ended December 31, 2011, the Board of Directors approved the issuance of 15,000 options to the non-employee members of the Company’s Board of Directors.  These options vested immediately.

At a Special Meeting of Stockholders held on July 29, 2010, the stockholders approved the 2010 Equity Incentive Plan and the issuance of 275,788 options under the plan to various key employees of the Company.  This plan had previously been unanimously adopted by the Board of Directors.

The Company recorded expenses of $131,000 and $368,000 in its consolidated statement of operations for the year ended December 31, 2011 and 2010, respectively, and is included as a component of general and administrative expense.

AIR INDUSTRIES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the status of the Company's stock options as of December 31, 2011, and changes during the two years then ended is presented below.

	Options	Wtd. Avg. Exercise Price
Balance, December 31, 2009	15,922	$119.35
Granted during the period	275,788	4.50
Exercised during the period	-	-
Terminated/Expired during the period	(279)	104.80
Balance, December 31, 2010	291,431	$10.68
Granted during the period	15,000	2.95
Exercised during the period	-	-
Terminated/Expired during the period	(115)	(105.39)
Balance, December 31, 2011	306,316	$10.27

Exercisable at December 31, 2011	304,469	$9.94

The following table summarizes information about stock options at December 31, 2011:

Range of Exercise Prices	Remaining Number Outstanding	Wtd. Avg. Life	Wtd. Avg. Exercise Price
$0.00 - 5.00	290,788	4 years	$4.42
$5.01 - 90.00	1,350	6 years	$88.00
$90.01 - 100.00	5,868	3 years	$92.17
$100.01 - 110.00	833	3 years	$108.00
$110.01 - 170.00	3,527	2 years	$111.89
$170.01 - 200.00	3,950	3 years	$181.00
	306,316	4 years	$10.26

As of December 31, 2011, there was $74,000 of unrecognized compensation cost related to non-vested stock option awards, which is to be recognized over the remaining weighted average vesting period of four years.

The aggregate intrinsic value at December 31, 2011 was $0.  The aggregate intrinsic value was calculated based on the positive difference between the closing market price of the Company’s Common Stock and the exercise price of the underlying options.

AIR INDUSTRIES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Warrants

The following tables summarize the Company's outstanding warrants as of December 31, 2011 and changes during the two years then ended:

	Warrants	Wtd. Avg. Exercise Price
Balance, December 31, 2009	20,208	$99.46
Granted during the period	-	-
Exercised during the period	(343)	110.64
Terminated/Expired during the period	-	-
Balance, December 31, 2010	19,865	$99.26
Granted during the period	-	-
Exercised during the period	-	-
Terminated/Expired during the period	-	-
Balance, December 31, 2011	19,865	$99.26

Exercisable at December 31, 2011	19,865	$99.26

The following table summarizes information about warrants at December 31, 2011:

Range of Exercise Prices	Warrants	Wtd. Avg. Life	Wtd. Avg. Exercise Price
$0.00 - 5.00	250	2 years	$43.60
$5.01 - 90.00	1,704	1 year	$76.00
$90.01 - 100.00	10,347	1 year	$88.00
$100.01 - 110.00	7,564	1 year	$121.74
	19,865	1 year	$99.26

AIR INDUSTRIES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14. RELATED PARTY TRANSACTIONS

On December 31, 2008, the Company issued a warrant to purchase 137,138 shares of its Series B Preferred to Taglich for nominal consideration. The Company believes that the terms of the warrant are not less favorable than could have been obtained from an unaffiliated third party.  On January 5, 2010, Taglich exercised this warrant and were issued 137,138 shares of Series B Preferred. See Note 9 Stockholders’ Equity.

In connection with the offering of the Company's junior subordinated notes and Series B Preferred raised in 2009, the Company issued Taglich 3,560 shares of Preferred Series B and will pay Taglich a commission of $44,500. See Note 8 Notes Payable and Capital Lease Obligation. In addition, the Company granted Taglich the right to designate a total of three nominees for election to the Board of Directors,

Note 15. DISCONTINUED OPERATIONS

During the quarter ended September 30, 2008, the Company's Board of Directors decided to discontinue the operations at Sigma. Operations were discontinued on October 31, 2008. On December 30, 2010, the Company’s holdings in Sigma were sold. See Note 2 Disposition. Accordingly, Sigma's results of operations have been reported as discontinued operations for year ended December 31, 2010.

December 31,
2010

Net Sales	$-
Cost of Sales	20,000
Gross loss	(20,000)
Operating costs and expenses	245,000
Loss from operations	(265,000)
Interest and financing costs	(1,000)
Other Income	608,000
Income	$342,000

AIR INDUSTRIES GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. SEGMENT REPORTING

In accordance with FASB ASC 280, “Segment Reporting,” the Company discloses financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

  The Company is operating in two segments. Air Industries Machining manufactures components and subassemblies for the defense and aerospace industry.  Welding Metallurgy provides specialty welding services and metal fabrications to the defense and commercial aerospace industry. While both of these segments service the same industries and a similar customer base, we evaluate the performance of each segment separately in deciding how to allocate resources and in assessing profitability. As discussed above, Sigma was discontinued in October 2008.  Financial information about the Company's operating segments for the year ended December 31, 2011 and 2010 are as follows:

	Year Ended December 31,
	2011	2010

Air Industries Machining
Net Sales	$42,668,000	$40,477,000
Gross Profit	8,013,000	5,487,000
Pre Tax Income	3,527,000	376,000
Assets	27,735,000	29,077,000

Sigma Metals
Income From Discontinued Operations	-	342,000
Assets Held for Sale	-	-

Welding Metallurgy
Net Sales	11,077,000	8,124,000
Gross Profit	2,915,000	1,980,000
Pre Tax Income	1,288,000	1,005,000
Assets	8,028,000	6,047,000

Corporate
Net Sales	-	-
Gross Profit	-	-
Pre Tax Loss	(2,511,000)	(4,632,000)
Assets	7,883,000	8,937,000

Consolidated
Net Sales	53,745,000	48,601,000
Gross Profit	10,928,000	7,467,000
Income from Discontinued Ops	-	342,000
Pre Tax Income (Loss)	2,304,000	(3,251,000)
Provision for Taxes	57,000	-
Net Income (Loss)	2,247,000	(2,909,000)
Elimination of Assets	(6,665,000)	(9,677,000)
Assets	36,981,000	34,384,000

Air Industries Group, Inc.

INDEPENDENT ACCOUNTANTS' REVIEW REPORT

To the Board of Directors and Stockholders of
Air Industries Group, Inc.
Bay Shore, NY 11706

We have reviewed the accompanying condensed consolidated balance sheet of Air Industries Group, Inc. and Subsidiaries (the "Company") as of September 30, 2012, and the related condensed consolidated statements of income for the three and nine months ended September 30, 2012 and 2011 and the condensed consolidated statements of stockholders' equity and cash flows for the nine months ended September 30, 2012 and 2011. A review includes primarily applying analytical procedures to management's financial data and making inquiries of Company management. A review is substantially-less in scope than an audit, the objective of which is the expression of an opinion regarding the condensed consolidated financial statements as a whole. Accordingly, we do not express such an opinion.

Management is responsible for the preparation and fair presentation of the condensed consolidated financial statements in accordance with accounting principles generally accepted in the United Stales and for designing, implementing, and maintaining internal control relevant to the preparation and fair presentation of the condensed consolidated financial statements.

Our responsibility is to conduct the review in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"). Those standards require us to perform procedures to obtain limited assurance that there are no material modifications that should be made to the condensed consolidated financial statements. We believe that the results of our procedures provide a reasonable basis for our report.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements in order tor them to be in conformity with accounting principles generally accepted in the United States.

We have previously audited, in accordance with standards of the PCAOB, the consolidated balance sheet of the Company as of December 31, 2011, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated March 15, 2012, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2011, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

Rotenberg Meril Solomon Bertiger & Guttilla, P.C.
Saddle Brook, New Jersey
October 26.2012, except notes 1 and 3 which is December 21, 2012

AIR INDUSTRIES GROUP, INC.
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2012	2011
ASSETS	(Unaudited)
Current Assets
Cash and Cash Equivalents	$1,120,000	$577,000
Accounts Receivable, Net of Allowance for Doubtful Accounts of $609,000 and $950,000	8,348,000	6,042,000
Inventory	27,420,000	22,521,000
Prepaid Expenses and Other Current Assets	247,000	330,000
Deposits - Customers	13,000	2,000
Total Current Assets	37,148,000	29,472,000

Property and Equipment, net	4,920,000	3,971,000
Capitalized Engineering Costs - net of Accumulated Amortization of $3,330,000 and $2,990,000	838,000	969,000
Deferred Financing Costs, net, deposit and other assets	652,000	671,000
Intangible Assets, net	6,180,000	1,607,000
Goodwill	453,000	291,000
TOTAL ASSETS	$50,191,000	$36,981,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Notes Payable and Capitalized Lease Obligations - Current Portion	$16,290,000	$14,055,000
Accounts Payable and Accrued Expenses	7,392,000	7,432,000
Lease Impairment - Current	88,000	85,000
Deferred Gain on Sale - Current Portion	38,000	38,000
Income Taxes Payable	1,014,000	41,000

Total Current Liabilities	24,822,000	21,651,000

Long term liabilities
Notes Payable and Capitalized Lease Obligation - Net of Current Portion	5,141,000	8,992,000
Lease Impairment - Net of Current Portion	147,000	175,000
Deferred Gain on Sale - Net of Current Portion	494,000	523,000
Deferred Rent	1,046,000	974,000

TOTAL LIABILITIES	31,650,000	32,315,000

Commitments and contingencies
Stockholders' Equity
Preferred Stock Par Value $.001-Authorized 8,003,716 shares
Designated as Series "A" Convertible Preferred - $.001 par Value, 1,000 Shares Authorized 0 Shares issued and outstanding as of September 30, 2012 and December 31, 2011, respectively.	-	-
Designated as Series "B" Convertible Preferred -$.001 Par Value, 4,000,000 Shares Authorized, 0 shares issued and outstanding as of September 30, 2012 and December 31, 2011, respectively; Liquidation Value, $ 0	-	-
Common Stock - $.001 Par, 20,000,000 Shares Authorized, 5,711,093 and 3,579,114 Shares Issued and Outstanding as of September 30, 2012 and December 31, 2011, respectively	6,000	4,000
Additional Paid-In Capital	38,259,000	26,141,000
Accumulated Deficit	(19,724,000)	(21,479,000)
TOTAL STOCKHOLDERS' EQUITY	18,541,000	4,666,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$50,191,000	$36,981,000
See independent accountants' review report and notes to condensed consolidated financial statements

AIR INDUSTRIES GROUP, INC.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net Sales	$15,558,000	$13,255,000	$46,835,000	$38,978,000

Cost of Sales	11,724,000	10,420,000	36,295,000	31,112,000

Gross Profit	3,834,000	2,835,000	10,540,000	7,866,000

Operating Expenses	2,379,000	1,584,000	6,190,000	4,683,000

Income from operations	1,455,000	1,251,000	4,350,000	3,183,000

Interest and financing costs	(452,000)	(533,000)	(1,422,000)	(1,576,000)
Other (expense) income, net	(2,000)	15,000	(137,000)	12,000
Income before provision for income taxes	1,001,000	733,000	2,791,000	1,619,000

Provision for income taxes	387,000	31,000	1,036,000	57,000

Net income attributable to common stockholders	$614,000	$702,000	$1,755,000	$1,562,000

Income per share - basic	$0.11	$0.20	$0.40	$0.44
Income per share - diluted	$0.11	$0.20	$0.40	$0.44

Weighted average shares outstanding - basic	5,706,510	3,579,114	4,334,570	3,579,114
Weighted average shares outstanding - diluted	5,790,555	3,579,114	4,407,356	3,579,258

See independent accountants' review report and notes to condensed consolidated financial statements

AIR INDUSTRIES GROUP, INC.
Condensed Consolidated Statements of Stockholders' Equity
(Unaudited)

Nine Months ended September 30, 2012
	Series A		Series B				Additional		Total
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, January 1, 2012	-	$-	-	$-	3,579,114	$4,000	$26,141,000	$(21,479,000)	$4,666,000
Issuance of Shares For Acquisition	-	-	-	-	66,667	-	300,000	-	300,000
Issuance of Shares For Private Placement	-	-	-	-	1,185,851	1,000	6,527,000	-	6,528,000
Issuance of Shares For conversion of Junior Subordinated Notes	-	-	-	-	867,461	1,000	5,203,000	-	5,204,000
Issuance of Shares For Costs Associated with Private Placement	-	-	-	-	12,000	-	-	-	-
Stock compensation expense	-	-	-	-	-	-	88,000	-	88,000
Net income	-	-	-	-	-	-	-	1,755,000	1,755,000
Balance, September 30, 2012	-	$-	-	$-	5,711,093	$6,000	$38,259,000	$(19,724,000)	$18,541,000

Nine Months ended September 30, 2011
	Series A		Series B				Additional		Total
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, January 1, 2011	-	$-	-	$-	3,579,114	$4,000	$26,009,000	$(23,726,000)	$2,287,000
Stock compensation expense	-	-	-	-	-	-	101,000	-	101,000
Net income	-	-	-	-	-	-	-	1,562,000	1,562,000
Balance, September 30, 2011	-	$-	-	$-	3,579,114	$4,000	$26,110,000	$(22,164,000)	$3,950,000

See independent accountants' review report and notes to condensed consolidated financial statements

AIR INDUSTRIES GROUP, INC.
Condensed Consolidated Statements of Cash Flows For the Nine Months Ended September 30,

	2012	2011
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$1,755,000	$1,562,000
Adjustments to Reconcile Net Income to Net
Cash provided by Operating Activities
Depreciation of property and equipment	1,128,000	1,140,000
Amortization of intangible assets	402,000	126,000
Amortization of capitalized engineering costs	340,000	460,000
Bad debt expense	64,000	249,000
Non-cash compenstion expense	88,000	101,000
Amortization of deferred financing costs	42,000	122,000
Gain on sale of real estate	(28,000)	(28,000)
Adjustments to Lease Impairment	53,000	-

Changes in Assets and Liabilities
(Increase) Decrease in Operating Assets:
Accounts Receivable	(1,307,000)	(2,512,000)
Inventory	454,000	(1,468,000)
Prepaid Expenses and Other Current Assets	83,000	102,000
Deposits	(11,000)	50,000
Other Assets	(3,000)	(61,000)
Increase (Decrease) in Operating Liabilities
Accounts payable and accrued expenses	(1,219,000)	1,464,000
Deferred Rent	71,000	143,000
Income Taxes payable	973,000	57,000
NET CASH PROVIDED BY OPERATING ACTIVITIES	2,885,000	1,507,000

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for acquisition	(11,600,000)	-
Capitalized engineering costs	(209,000)	(404,000)
Purchase of property and equipment	(471,000)	(422,000)
Deposit for new property and equipment	(81,000)	-
NET CASH USED IN INVESTING ACTIVITIES	(12,361,000)	(826,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Private Placement	7,115,000	-
Payment of Issuance costs for Private Placement	(587,000)	-
Notes payable - Sellers	(447,000)	(293,000)
Capital lease obligations	(426,000)	(296,000)
Notes payable-Jr. Subordinated Debt	(115,000)	-
Notes payable - Revolver	1,627,000	635,000
Notes payable - Term Loan PNC	2,950,000	(750,000)
Cash paid for deferred financing costs	(20,000)	(20,000)
Payments related to Lease Impairment	(78,000)	(74,000)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	10,019,000	(798,000)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	543,000	(117,000)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	577,000	537,000
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,120,000	$420,000

Supplemental cash flow information
Cash paid during the period for interest	$1,225,000	$1,266,000

Supplemental cash flow information
Cash paid during the period for income taxes	$64,000	$-

Supplemental schedule of non-cash investing and financing activities
Junior Subordinated Debt Converted to Common Stock		$-

Property and equipment acquired under capital lease		$827,000

Purchase of substantially all assets of Nassau Tool Works, Inc and assumption of liabilities in the acquisition as follows:
Fair Value of Tangible Assets acquired	$7,941,000
Intangible assets, subject to amortization	4,975,000
Goodwill	162,000
Liabilities assumed	(660,000)
Due to Seller	(518,000)
Common Stock	(300,000)
Cash paid for acquisition	$11,600,000

See independent accountants' review report and notes to condensed consolidated financial statements

AIR INDUSTRIES GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. FORMATION AND BASIS OF PRESENTATION

Organization and Principal Business Activity

     Air Industries Group, Inc. (the "Company" or “AIRI”), a Delaware corporation, was incorporated on January 13, 2006.

The accompanying condensed consolidated financial statements presented are those of AIRI, and its wholly-owned subsidiaries; Air Industries Machining Corporation (“AIM”), Welding Metallurgy, Inc. ("Welding") and Nassau Tool Works, Inc. (“NTW”) which acquired the assets of a company formerly known as "Nassau Tool Works, Inc." on June 20, 2012 (the "NTW Acquisition").

The Company through its AIM subsidiary is primarily engaged in manufacturing aircraft structural parts, and assemblies for prime defense contractors in the aerospace industry in the United States. The Company's customers consist mainly of publicly- traded companies in the aerospace industry. Welding is a specialty welding and products provider whose significant customers include the world's largest aircraft manufacturers, subcontractors, and original equipment manufacturers. NTW is a manufacturer of aerospace components, principally landing gear for F-16 and F-18 fighter aircraft.

 Basis of Presentation

  These condensed consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America for interim financial reporting. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements.  These unaudited interim condensed consolidated financial statements, which, in the opinion of management, reflect all adjustments (including normal recurring adjustments) necessary for a fair presentation, should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2011. Operating results for the three and nine months ended September 30, 2012 are not necessarily indicative of the results that may be expected for any future interim period or for the entire fiscal year. The results of NTW are included as of June 20, 2012.

    The Company qualifies as an "emerging growth company" as defined in the Jumpstart our Business Startups Act of 2012. As an “emerging growth company,” we may delay adoption of new or revised accounting standards applicable to public companies until such standards would otherwise apply to private companies. We may take advantage of this extended transition period until the first to occur of the date that we (i) are no longer an "emerging growth company" or (ii) affirmatively and irrevocably opt out of this extended transition period. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Until the date that we are no longer an "emerging growth company" or affirmatively and irrevocably opt out of the exemption provided by Securities Act Section 7(a)(2)(B), upon issuance of a new or revised accounting standard that applies to our financial statements and that has a different effective date for public and private companies, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting standard.

Note 2. ACQUISITION

On March 15, 2012, the Company, through a newly created subsidiary, entered into a contract to purchase substantially all of the assets, and to assume certain liabilities of the former Nassau Tool Works, Inc., for $11.6 million ($11,600,000) cash and 66,667 share of the Common Stock of AIRI, subject to positive or negative adjustments based on net working capital at closing.  The acquisition was completed on June 20, 2012, and the acquired assets and liabilities and the business are now operated through our new third subsidiary NTW. The two former shareholders of the former Nassau Tool Works, Inc., have joined the Company pursuant to employment contracts.

The NTW Acquisition was financed by a combination of debt and equity. The Company increased its borrowings from its existing revolving loan and term facilities which have been expanded (see Note 8), and raised equity from a Private Placement during June 2012 (see Note 9).

The predecessor of NTW was founded in 1959 and was a manufacturer of aerospace components, principally landing gear for F-16 and F-18 fighter aircraft. In recent years approximately 80% of its net sales are direct to the US Government, specifically the US Navy and Air Force. NTW believes that some of its products are ultimately shipped abroad to support foreign military sales by the US Government. NTW supplies both individual components for repair and complete landing gear for refurbishment. The balance of NTW’s net sales involve machining, turning, deep-hole drilling, and trepanning projects for other aerospace manufacturers.

AIR INDUSTRIES GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The NTWAcquisition by AIRI results in a larger enterprise, with greater diversification of customers and aircraft platforms. The combined company has enhanced technical capabilities which we believe will lead to increased sales of landing gear product to our existing and prospective customers.

The NTW Acquisition was accounted for under ASC 805, “Business Combinations.” The total purchase price was allocated to assets acquired and liabilities assumed based on a study of their relative fair values. The final valuation has been completed. The purchase price allocation is set forth below.

Fair Value of Tangible Assets acquired	$7,941,000
Intangible assets, subject to amortization	4,975,000
Goodwill	162,000
Liabilities assumed	(660,000)
Total	$12,418,000

The cost of the acquisition totaled $12,418,000.  The purchase price of the acquisition is as follows:
1.	At closing, the NTW Sellers were paid $11,400,000.
2.	The issuance of 66,667 shares of common stock valued at $300,000.
3.	$200,000 paid in July after the release of a lien on certain property and equipment purchased.
4.	$518,000 to be paid for a working capital adjustment. See below.

It was determined that a working capital adjustment in the amount of $518,000 was appropriate pursuant to the purchase agreement and is reflected in the purchase price allocation above.  In addition, in July 2012, the Company paid $107,000 of liabilities of NTW not assumed under the acquisition agreement.  Such amount will either be repaid by NTW or offset against amounts owed to the seller.  For financial statement purposes, such amount has been offset against the working capital adjustment.  At September 30, 2012, the amount due and payable to the seller totaled $411,000 and is included on the condensed consolidated balance sheet in accounts payable and accrued expenses.

Note 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounts Receivable

  Accounts receivable are reported at their outstanding unpaid principal balances net of allowances for uncollectible accounts. The Company provides for allowances for uncollectible receivables based on management's estimate of uncollectible amounts considering age, collection history, and any other factors considered appropriate. The Company writes off accounts receivable against the Allowance for Doubtful Accounts when a balance is determined to be uncollectible.

	September 30,	December 31,
	2012	2011
	(Unaudited)
Accounts Receivable Gross	$8,957,000	$6,992,000
Allowance for Doubtful Accounts	(609,000)	(950,000)
Accounts Receivable Net	$8,348,000	$6,042,000

AIR INDUSTRIES GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Inventory Valuation

  Inventory at September 30, 2012 and 2011 was computed based on a “gross profit” method.

The Company valued inventory at December 31, 2011 at the lower of cost on a first-in-first-out basis or market.

Long-Lived and Intangible Assets

Identifiable intangible assets are amortized using the straight-line method over the period of expected benefit.

  Long-lived assets and intangible assets subject to amortization to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may be impaired. The Company records an impairment loss if the undiscounted future cash flows are found to be less than the carrying amount of the asset. If an impairment loss has occurred, a charge is recorded to reduce the carrying amount of the asset to fair value. There has been no impairment as of September 30, 2012 and December 31, 2011.

Credit and Concentration Risks

  There were three customers that represented 59.0% and 74.6% of total sales for the three months ended September 30, 2012 and 2011, respectively. This is set forth in the table below.

Customer	Percentage of Sales
	2012	2011
	(Unaudited)	(Unaudited)

1	25.0	43.6
2	22.7	17.8
3	11.3	13.2

  There were two customers that represented 59.2% and 65.1% of total sales for the nine months ended September 30, 2012 and 2011, respectively. This is set forth in the table below.
Customer	Percentage of Sales
	2012	2011
	(Unaudited)	(Unaudited)

1	30.9	46.4
2	28.3	18.7

AIR INDUSTRIES GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  There were four customers that represented 63.3% of gross accounts receivable at September 30, 2012 and five customers that represented 82.2% of gross accounts receivable at December 31, 2011.  This is set forth in the table below.

Customer	Percentage of Receivables
	September	December
	2012	2011
	(Unaudited)
1	20.5	12.9
2	16.9	26.2
3	14.4	18.3
4	11.5	13.3
5	*	11.5

* Customer was less than 10% of receivables at September 30, 2012

During the year, the Company had occasionally maintained balances in its bank accounts that were in excess of the FDIC limit.  The Company has not experienced any losses on these accounts.

Substantially all of the workforce at AIM is subject to a union contract with the United Service Workers Union TUJAT Local 355 (the "Union").  The contract expires on December 31, 2015.

AIM has several key sole-source suppliers of various parts that are important for one or more of our products. These suppliers are our only source for such parts and, therefore, in the event any of them were to go out of business or be unable to provide us parts for any reason, our business could be severely harmed.

Earnings per share

Basic earnings per share is computed by dividing the net income applicable to common stockholders by the weighted-average number of shares of common stock outstanding for the period. Potentially dilutive shares, using the treasury stock method, are included in the diluted per-share calculations for all periods when the effect of their inclusion is dilutive.  The following securities have been excluded from the calculation as their effect would be anti-dilutive:

	September 30,	September 30,
	2012	2011
Stock Options	15,548	291,428
Warrants	118,835	19,865

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with FASB ASC 718, "Compensation – Stock Compensation." Under the fair value recognition provision of the ASC, stock-based compensation cost is estimated at the grant date based on the fair value of the award. The Company estimates the fair value of stock options and warrants granted using the Black-Scholes-Merton option pricing model.

The Company recorded expenses of $45,000 and $41,000 for the three months ended September 30, 2012 and 2011, respectively and expenses of $88,000 and $101,000 for the nine months ended September 30, 2012 and 2011, respectively, in its consolidated statement of operations. These expenses are included as a component of general and administrative expense.

Goodwill

Goodwill represents the excess of the acquisition cost of businesses over the fair value of the identifiable net assets acquired. The goodwill amount of $453,000 is comprised of $291,000 that relates to the acquisition of Welding and $162,000 that relates to the acquisition of NTW. Goodwill is not amortized, but is tested at least annually for impairment, or if circumstances change that will more likely than not reduce the fair value of the reporting unit below its carrying amount.

AIR INDUSTRIES GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The Company performs impairment testing for goodwill annually, or more frequently when indicators of impairment exist.  The Company has determined that there has been no impairment of goodwill at September 30, 2012 and December 31, 2011.

Subsequent Events

  Management has evaluated subsequent events through October 26, 2012, the date at which the financial statements were available to be issued.

Note 4. INVENTORY

The components of inventory at December 31, 2011 consisted of the following:

Raw Materials	$5,209,000
Work In Progress	12,094,000
Finished Goods	7,021,000
Inventory Reserve	(1,803,000)
Total Inventory	$22,521,000

Note 5. PROPERTY AND EQUIPMENT

The components of property and equipment consisted of the following:

	September 30,	December 31,
	2012	2011
	(Unaudited)
Machinery and Equipment	$5,565,000	$3,700,000	5 - 8 years
Capital Lease Machinery and Equipment	3,877,000	3,877,000	5 - 8 years
Tools and Instruments	3,459,000	3,417,000	1.5 - 7 years
Automotive Equipment	55,000	55,000	5 years
Furniture and Fixtures	232,000	219,000	5 - 8 years
Leasehold Improvements	612,000	595,000	Term of Lease
Computers and Software	298,000	158,000	4-6 years
Total Property and Equipment	14,098,000	12,021,000
Less: Accumulated Depreciation	(9,178,000)	(8,050,000)
Property and Equipment, net	$4,920,000	$3,971,000

  Depreciation expense for the three months ended September 30, 2012 and 2011 were approximately $413,000 and $349,000, respectively. Depreciation expense for the nine months ended September 30, 2012 and 2011 were approximately $1,097,000 and $1,140,000, respectively.

AIR INDUSTRIES GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 6. INTANGIBLE ASSETS

The components of the intangibles assets consisted of the following:

	September 30,	December 31,
	2012	2011
	(Unaudited)
Customer Relationships	$5,815,000	$890,000	5 to 14 years
Trade Names	770,000	770,000	20 years
Technical Know-how	660,000	660,000	10 years
Non-Compete	50,000	-	5 years
Professional Certifications	15,000	15,000	.25 to 2 years
Total Intangible Assets	7,310,000	2,335,000
Less: Accumulated Amortization	(1,130,000)	(728,000)
Intangible Assets, net	$6,180,000	$1,607,000

The expense for the amortization of intangibles for the three months ended September 30, 2012 and 2011 were approximately $318,000 and $42,000, respectively. The expense for the amortization of intangibles for the nine months ended September 30, 2012 and 2011 were approximately $402,000 and $126,000, respectively.

Note 7. SALE AND LEASEBACK TRANSACTION

On October 24, 2006, the Company consummated a Sale and Leaseback Arrangement, whereby the Company sold the buildings and real property comprising its corporate headquarters in Bay Shore, New York (the "Property") for a purchase price of $6,200,000.  The Company accounted for the transaction under the provisions of FASB ASC 840-40, “Leases – Sale-Leaseback Transactions.”  The Company realized a gain on the sale of $1,051,000 of which $300,000 was recognized during the year ended December 31, 2006. The remaining $751,000 is being recognized ratably over the remaining term of the twenty year lease at approximately $38,000 per year.  The gain is included in Other Income in the accompanying Condensed Consolidated Statement of Income. The unrecognized portion of the gain in the amount of $532,000 and $561,000 as of September 30, 2012 and December 31, 2011, respectively, is classified as Deferred Gain on Sale in the accompanying Condensed Consolidated Balance Sheet.

AIR INDUSTRIES GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8. NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS

Notes payable and capital lease obligations at consist of the following:

	September 30,	December 31,
	2012	2011
	(Unaudited)
Revolving credit notes payable to PNC Bank N.A. ("PNC") and
secured by substantially all assets	$12,507,000	$10,880,000
Term loan, PNC	4,950,000	2,000,000
Capital lease obligations	1,444,000	1,871,000
Notes payable to sellers of acquired business	1,530,000	1,976,000
Junior subordinated notes	1,000,000	6,320,000
Subtotal	21,431,000	23,047,000
Less: Current portion of notes and capital obligations	(16,290,000)	(14,055,000)
Notes payable and capital lease obligations, net of current portion	$5,141,000	$8,992,000

 PNC Bank N.A. ("PNC")

The Company has a credit facility with PNC (the "Loan Facility"), secured by substantially all of its assets.  Simultaneously with the acquisition of NTW, the Company entered in to an amendment to the Loan Facility and paid an amendment fee of $50,000.  The amendment added NTW as a borrower and the Loan Facility now provides for maximum borrowings of $23,400,000 (increased from $19,000,000) consisting of the following:

(i)	a $18,000,000 revolving loan (includes inventory sub-limit of $12,250,000), and
(ii)	a $5,400,000 term loan.

  The Company borrowed an additional $2,840,000 under the revolving loan as part of the NTW Acquisition. The revolving loan bears interest at (a) the sum of PNC's base commercial lending rate as published from time to time ("PNC Rate") plus 2.00% or (b) the greater of the sum of the Eurodollar rate plus 3.5.  The revolving loan had an interest rate of 5.50% per annum at both September 30, 2012 and December 31, 2011, and an outstanding balance of $12,507,000 and $10,880,000, respectively. The maturity date of the revolving loan was extended from November 15, 2013 to November 30, 2016.

Each day, the Company's cash collections are swept directly by the bank to reduce the revolving loans and we then borrow according to a borrowing base. As such, the Company generally has no cash on hand. Because the revolving loans contain a subjective acceleration clause which could permit PNC to require repayment prior to maturity, the loans are classified with the current portion of notes and capital lease obligations.

  The Company borrowed an additional $3,900,000 under the term loan as part of the NTW Acquisition. The maturity date of the term loan was extended from December 2013 to June 2015 and bears interest, at the option of the Company, equal to (a) the greater of (i) the sum of the PNC Rate plus 6.5% and (ii) 11.5%, with respect to Domestic Rate Loans or (b) the greater of (i) the sum of the Eurodollar Rate plus 8.5% and (ii) 10.5%, with respect to Eurodollar Rate Loans.  Repayment under the term loan shall consist of 36 consecutive monthly principal installments, the first 35 of which will be in the amount of $150,000 commencing on the first business day of July 2012, with the 36th and final payment of any unpaid balance of principal and interest payable on the first business day of June 2015.  Additionally, there is a mandatory prepayment equal to 50% of Excess Cash Flow (as defined) for each fiscal quarter commencing with the fiscal quarter ended September 30, 2012, payable upon the delivery of the financial statements to PNC for such fiscal period, but no later than 45 days after the end of the fiscal period.   As of September 30, 2012, the amount due for the Excess Cash Flow was calculated as $752,000. At September 30, 2012 and December 31, 2011, the balance due under the term loan was $4,950,000 and $2,000,000, respectively.

AIR INDUSTRIES GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The terms of the Loan Facility require that, among other things, the Company maintain certain financial ratios and levels of working capital. As of September 30, 2012 and December 31, 2011, the Company was in compliance with all terms of its credit facility with PNC.

   The Loan Facility also is secured by all assets of the Company and the Company's receivables are payable directly into a lockbox controlled by PNC (subject to the terms of the Loan Facility). PNC may use some elements of subjective business judgment in determining whether a material adverse change has occurred in the Company's condition, results of operations, assets, business, properties or prospects allowing it to demand repayment of the Loan Facility.

As of September 30, 2012 the future minimum principal payments for the term loan are as follows

For the twelve months ending	Amount
September 30, 2013	$2,552,000
September 30, 2014	1,800,000
September 30, 2015	598,000
PNC Term Loan Payable	4,950,000
Less: Current portion	(2,552,000)
Long-term portion	$2,398,000

Interest expense related to these credit facilities amounted to approximately $314,000 and $219,000 for the three months ended September 30, 2012 and 2011, respectively, and $723,000 and $695,000 for the nine months ended September 30, 2012 and 2011, respectively

On July16, 2012, the Company entered into the 18th amendment to our Credit Facility with PNC.  This amendment allowed for the repayment of $115,000 of our Junior Subordinated Notes (see discussion below).

Capital Leases Payable – Equipment

The Company is committed under several capital leases for manufacturing and computer equipment. All leases had bargain purchase options exercisable at the termination of each lease. Capital lease obligations totaled $1,444,000 and $1,871,000 as of September 30, 2012 and December 31, 2011, respectively, with various interest rates ranging from 7.7% to 9.5%.

AIR INDUSTRIES GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2012, the aggregate future minimum lease payments, including imputed interest, with remaining terms of greater than one year are as follows:

For the twelve months ending	Amount
September 30, 2013	$711,000
September 30, 2014	550,000
September 30, 2015	207,000
September 30, 2016	155,000
Total future minimum lease payments	1,623,000
Less: imputed interest	(179,000)
Less: current portion	(598,000)
Total Long Term Portion	$846,000

Notes Payable - Sellers

As of September 30, 2012 and December 31, 2011, the balance owed to the sellers of Welding is:

	September 30,	December 31,
	2012	2011
	(Unaudited)
Former Welding Stockholders	$1,530,000	$1,976,000
Less: Current Portion	(633,000)	(601,000)
Total long-term portion	$897,000	$1,375,000

In connection with the acquisition of Welding on August 24, 2007, the Company incurred a note payable (“Note”) to the former stockholders of Welding. Our obligation under the Note is subordinate to our indebtedness to PNC.

The Note and payment terms were adjusted and/or amended several times.  On October 1, 2010, the Company entered into letter agreement with the former stockholders of Welding.  It was agreed that all interest that had been accrued and not yet paid under prior arrangements would be capitalized into the principal balance of the note, making the new balance of the note $2,397,967.  Payments on the note began on October 1, 2010.  It was further agreed that payments would be made according to the following schedule: equal monthly installments of $40,000 on the first business day of each month until December 31, 2011, followed by equal monthly installments of $60,000 on the first business day of each month commencing on January 1, 2012 and continuing until the entire principal amount of the obligation is paid in full, which is estimated to be in January 2015.  Interest shall accrue at the rate of 7% per annum, and each payment will first apply to interest and then to principal.  At September 30, 2012 and December 31, 2011, the balance owed under the note was $1,530,000 and $1,976,000 respectively.

AIR INDUSTRIES GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2012, the future minimum payments for the note payable to the former stockholders of Welding are as follows:

For the twelve months ending	Amount
September 30, 2013	$633,000
September 30, 2014	679,000
September 30, 2015	218,000
Former WMI Stockholders Notes Payable	1,530,000
Less: Current portion	(633,000)
Long-term portion	$897,000

Interest expense related to notes payable to the former stockholders was $29,000 and $37,000 for the three months ended September 31, 2012 and 2011, respectively and $93,000 and $114,000 for the nine months ended September 30, 2012 and 2011 respectively.

Junior Subordinated Notes

In 2008, the Company sold in a series of private placements to accredited investors $5,545,000 of principal in junior subordinated notes, together with 983,324 shares of its common stock and 207,600 shares of Series B Convertible Preferred Stock (“Series B Preferred”), for a total purchase price of $5,545,000. The notes bear interest at the rate of 1% per month (or 12% per annum).

In the first quarter ended March 31, 2009, the Company sold in a private placement to accredited investors, an additional $445,000 of principal in notes together with 35,600 shares of our Series B Preferred for a total purchase price of $445,000.

In connection with the offering of the Company's junior subordinated notes and Series B Preferred which commenced in September 2008, the Company issued to Taglich Brothers, Inc. ("Taglich"), as placement agent, a junior subordinated note in the principal amount of $510,000 and 39,640 shares of Series B Preferred. The terms of the note issued to Taglich are identical to the notes. In addition, the Company issued a warrant to purchase 137,138 shares of its Series B Preferred to Taglich. In connection with the amounts raised in 2009, the Company issued Taglich 3,560 shares of Preferred Series B and will issue to Taglich a note on the same terms as the Junior Subordinated Notes referred to above for commission of $44,500.

In conjunction with the Private Placement of our common stock to raise money for the acquisition of NTW, we solicited the holders of our Junior Subordinated Notes to convert their notes to Common Stock at a price of $6.00 per share. On June 29, 2012, we issued 867,461 shares of our common stock in exchange for approximately $5,204,000 of our Junior Subordinated Notes. On July 26, 2012, we repaid $115,000 of our Junior Subordinated Notes along with the accrued interest thereon of approximately $1,000.

The due date of the remaining notes were extended from November 18, 2013 to mature on November 30, 2016 and are subordinated to the Company's obligations to PNC.

The balance owed at September 30, 2012 and December 31, 2011 amounted to $1,000,000 and $6,320,000, respectively.

Interest expense amounted to $30,000 and $196,000 for the three months ended September 30, 2012 and 2011, respectively and $409,000 and $583,000 for the nine months ended September 30, 2012 and 2011 respectively.

AIR INDUSTRIES GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 9. STOCKHOLDERS’ EQUITY

Common Stock Issuances

During June and July of 2012, the Company issued 1,185,851 shares of its Common Stock in a Private Placement to Accredited Investors.  The Company received $6,528,000 net of commissions and expenses.

Our agent, Taglich, received commissions in the amount of approximately $569,000, along with 12,000 shares of common stock, and Warrants to purchase approximately 119,000 shares of Common Stock at $6.30.  The Company also paid approximately $18,000 of legal fees on behalf of Taglich.

The proceeds from the sale of the Common Stock were used to finance the acquisition of NTW.

Note 10. COMMITMENTS AND CONTINGENCIES

Lease Impairment

A former subsidiary was located in our Plant Avenue facility and following the discontinuance of its operations, a portion of the facility was vacant. The Company recorded a charge for $579,000 at December 31, 2009 representing the estimated discounted future cost of part of the Plant Avenue facility.

As of September 30, 2012, the estimated discounted future cost will be charged to expense as follows:

For the twelve months ending	Amount
September 30, 2013	$88,000
September 30, 2014	75,000
September 30, 2015	60,000
September 30, 2016	12,000
Total future minimum lease payments	235,000
Less: current portion	(88,000)
Total Long-Term Portion	$147,000

Litigation

Sigma Metals, Inc (“Sigma”):  Several former vendors to Sigma had commenced or threatened to commence legal action against Sigma seeking to recover amounts owed to them. All of these vendors have settled except for one that is still deciding whether to commence litigation seeking the recovery of approximately $71,000.  Settlement discussions have commenced with this vendor but there is not yet a definitive resolution.  Such amount is included in accounts payable and accrued expenses at September 30, 2012 and December 31, 2011.

AIR INDUSTRIES GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 11. INCOME TAXES

The provision for income taxes at September 30, 2012 and 2011 is as follows:

	2012	2011
	(Unaudited)	(Unaudited)
Current
Federal	$778,000	$-
Federal AMT	-	57,000
State	258,000	-
Total Expense	1,036,000	57,000

Deferred
Federal	-	-
State	-	-
Total Deferred Taxes	-	-
Net Expense for Income Taxes	$1,036,000	$57,000

AIR INDUSTRIES GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The components of net deferred tax assets as of September 30, 2012 and December 31, 2011 are set forth below

	September 30,	December 31,
	2012	2011
	(Unaudited)
Deferred tax assets:
Net operating loss carry forwards	$-	$289,000
Capital loss carry forwards	1,088,000	1,088,000
Bad debts	244,000	380,000
Stock based compensation - options and restricted stock	501,000	466,000
Capitalized engineering costs	416,000	356,000
Account payable, accrued expenses and reserves	9,000	9,000
Deferred rent	418,000	390,000
Amortization - NTW Transaction	74,000	-
Inventory - 263A adjustment	629,000	-
Lease Impairment	94,000	-
Deferred gain on sale of real estate	213,000	224,000
Section 1231 loss carryover	86,000	86,000
Total deferred tax assets before valuation allowance	3,772,000	3,288,000
Valuation allowance	(2,568,000)	(1,217,000)
Total deferred tax assets after valuation allowance	1,204,000	2,071,000

Deferred tax liabilities:
Property and equipment	(612,000)	(801,000)
Amortization - Welding Transaction	(592,000)	(643,000)
Inventory - 263A adjustment	-	(627,000)
Total Deferred Tax Liability	(1,204,000)	(2,071,000)

Net deferred tax asset	$-	$-

Realization of deferred tax assets is dependent on future earnings. Due to the uncertainty of realization of the net deferred tax assets, the Company has provided a 100% valuation allowance.

Note 12. SEGMENT REPORTING

In accordance with FASB ASC 280, “Segment Reporting,” the Company discloses financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

The Company is operating in three segments. Air Industries Machining manufactures components and subassemblies for the defense and aerospace industry.  NTW provides fabrication and assembly of  landing gear components and complete landing gear for fighter aircraft for the US and foreign governments. While both of these segments service the same industries and a similar customer base, we evaluate the performance of each segment separately in deciding how to allocate resources and in accessing profitability. Welding Metallurgy provides specialty welding services and metal fabrications to the defense and commercial aerospace industry.

AIR INDUSTRIES GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Financial information about the Company's operating segments for the three and nine months ended September 30, 2012 and 2011 are as follows:

Three Months Ended September 30,
	2012	2011
	(Unaudited)	(Unaudited)
Air Industries Machining
Net Sales	$9,587,000	$10,325,000
Gross Profit	1,788,000	2,015,000
Pre Tax Income	996,000	889,000
Assets	23,946,000	28,677,000

Nassau Tool Works
Net Sales	3,080,000	-
Gross Profit	1,196,000	-
Pre Tax Income	499,000	-
Assets	13,863,000	-

Welding Metallurgy
Net Sales	2,891,000	2,930,000
Gross Profit	850,000	820,000
Pre Tax Income	140,000	430,000
Assets	8,986,000	8,491,000

Corporate
Net Sales	-	-
Gross Profit	-	-
Pre Tax Loss	(634,000)	(586,000)
Assets	15,478,000	8,840,000

Consolidated
Net Sales	15,558,000	13,255,000
Gross Profit	3,834,000	2,835,000
Pre Tax Income	1,001,000	733,000
Provision for Taxes	387,000	31,000
Net Income	614,000	702,000
Elimination of Assets	(12,082,000)	(8,326,000)
Assets	50,191,000	37,682,000

AIR INDUSTRIES GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Nine Months Ended September 30,
	2012	2011
	(Unaudited)	(Unaudited)
Air Industries Machining
Net Sales	$33,314,000	$31,063,000
Gross Profit	6,227,000	5,649,000
Pre Tax Income	3,291,000	2,588,000
Assets	23,946,000	28,677,000

Nassau Tool Works
Net Sales	3,592,000	-
Gross Profit	1,394,000	-
Pre Tax Income	655,000	-
Assets	13,863,000	-

Welding Metallurgy
Net Sales	9,929,000	7,915,000
Gross Profit	2,919,000	2,217,000
Pre Tax Income	994,000	1,022,000
Assets	8,986,000	8,491,000

Corporate
Net Sales	-	-
Gross Profit	-	-
Pre Tax Loss	(2,149,000)	(1,991,000)
Assets	15,478,000	8,840,000

Consolidated
Net Sales	46,835,000	38,978,000
Gross Profit	10,540,000	7,866,000
Pre Tax Income	2,791,000	1,619,000
Provision for Taxes	1,036,000	57,000
Net Income	1,755,000	1,562,000
Elimination of Assets	(12,082,000)	(8,326,000)
Assets	50,191,000	37,682,000

NASSAU TOOL WORKS, INC.

Financial Statements
Year Ended December 31, 2011

Independent Auditors' Report

Stockholders
Nassau Tool Works, Inc.
West Babylon, New York

We have audited the accompanying balance sheet of Nassau Tool Works, Inc. (the "Company") as of December 31, 2011, and the related statement of earnings, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The Company's financial statements do not include the assets, liabilities, results of operations, cash flows or note disclosures of an affiliated variable interest entity who qualifies for consolidation. In our opinion, disclosure of that information is required to conform with accounting principles generally accepted in the United States of America.

In our opinion, except for the omission of the information discussed in the preceding paragraph, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Nassau Tool Works, Inc. as of December 31, 2011, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Melville, New York
May 24, 2012

NASSAU TOOL WORKS, INC.

Balance Sheet
December 31, 2011

Assets

Current Assets:
Cash and cash equivalents	$3,216,698
Accounts receivable	434,914
Inventories, net of progress billings	5,639,818
Total Current Assets	9,291,430

Property and Equipment, net	354,434
Other Assets	411,944
Total Assets	$10,057,808

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable and accrued expenses	$1,453,737
Customer deposits	68,480
Total Current Liabilities	1,522,217

Due to Stockholders - Subordinated	123,858

Commitments

Stockholders' Equity:
Common stock, no par value; 200 shares authorized, 150 shares issued	8,700
Additional paid-in capital	200,000
Retained earnings	8,603,033
Total Stockholders' Equity	8,811,733
Less Cost of 50 Shares Held in Treasury	(400,000)
Total Stockholders' Equity	8,411,733
Total Liabilities and Stockholders' Equity	$10,057,808

See notes to financial statements.

NASSAU TOOL WORKS, INC.

Statement of Earnings
Year Ended December 31, 2011

Revenues:
Net sales	$16,223,739

Costs and Expenses:
Cost of goods sold	9,927,306
Selling, general and administrative expenses	1,526,316
Interest expense	68,574
11,522,196

Earnings from Operations	4,701,543
Other Income	610
Net Earnings	$4,702,153

See notes to financial statements.

NASSAU TOOL WORKS, INC.

Statement of Stockholders' Equity
Year Ended December 31, 2011

			Additional
		Common	Paid-in	Retained	Treasury
	Total	Stock	Capital	Earnings	Stock

Balance, January 1, 2011	$3,400,807	$8,700	$200,000	$3,592,107	$(400,000)
Prior Period Adjustments	1,028,055	-	-	1,028,055	-
Distributions to Stockholders	(719,282)	-	-	(719,282)	-
Net Earnings	4,702,153	-	-	4,702,153	-
Balance, December 31, 2011	$8,411,733	$8,700	$200,000	$8,603,033	$(400,000)

See notes to financial statements.

NASSAU TOOL WORKS, INC.

Statement of Cash Flows
Year Ended December 31,2011

Cash Flows from Operating Activities:
Net earnings	$4,702,153
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	83,996
Bad debts	(32,845)
Changes in operating assets and liabilities:
Decrease in assets:
Accounts receivable	1,016,806
Inventories, net of progress billings	70,952
(Decrease) increase in liabilities:
Accounts payable and accrued expenses	(1,445,372)
Customer deposit	68,480
Total adjustments	(237,983)
Net Cash Provided by Operating Activities	4,464,170

Cash Flows from Investing Activities:
Capital expenditures	(33,226)
Increase in cash surrender value of life insurance policies	(29,562)
Net Cash Used in Investing Activities	(62,788)

Cash Flows from Financing Activities:
Principal payments on bank debt	(700,000)
Principal payments on loan payable	(39,784)
Repayments to affiliate	(975,000)
Distributions to stockholders	(719,282)
Repayments of loans on officer's life insurance	(5,229)
Net Cash Used in Financing Activities	(2,439,295)

Net Increase in Cash and Cash Equivalents	1,962,087
Cash and Cash Equivalents, beginning of year	1,254,611
Cash and Cash Equivalents, end of year	$3,216,698

See notes to financial statements.

NASSAU TOOL WORKS, INC.

Notes to Financial Statements
Year Ended December 31, 2011

1.	Summary of Significant Accounting Policies

Description of business - Nassau Tool Works, Inc. (the "Company") is engaged in critical manufacturing of aircraft landing gear components of major aircraft manufacturers throughout the United States and Canada.

Concentration of credit risk - Financial instruments which potentially subject the Company to a concentration of credit risk consist primarily of cash and accounts receivable. The Company places its cash in checking and money market accounts with financial institutions insured by the FDIC. At times, such investments exceed the FDIC insurance limit or are not covered by FDIC insurance; however, these amounts are typically accessed upon demand and therefore bear minimal risk. The Company performs ongoing credit evaluations of its customers and generally does not require collateral.

Fair value - The Company adopted the standards related to "Fair Value Measurements and Disclosures" which provides guidance for using fair value to measure assets and liabilities. Under these standards, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market at the measurement date (exit price). The Company must classify fair value measurements in one of the following categories:

Level 1	-	Inputs which are defined as quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2	-	Inputs which are defined as inputs other than quoted prices included within Level 1 that are observable for the assets or liabilities, either directly or indirectly.

Level 3	-	Inputs are defined as unobservable inputs for the assets or liabilities.

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company's assessment of the significance of a particular input to the fair value measurement requires judgment, and may effect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

Revenue recognition - The Company recognizes revenue when the title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable, and collectability is reasonably assured. Revenue typically is recognized at time of shipment. Sales are recorded net of discounts, rebates and returns.

Inventories - Inventories are valued at the lower of cost or market using the first-in, first-out ("FIFO") method.

Estimates - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Allowance for doubtful accounts - Management must make estimates of the uncollectability of accounts receivable. Management specifically analyzes accounts receivable and analyzes historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. There was no allowance for doubtful accounts at December 31, 2011.

Depreciation - Depreciation is computed on the straight-line method over the estimated useful lives of the related assets.

NASSAU TOOL WORKS, INC.

Notes to Financial Statements
Year Ended December 31, 2011

Income taxes - As a sub-chapter "S" Corporation and a limited liability company, the Company is not subjected to federal and state income taxes. Accordingly, the Company's profits and losses are passed directly to its stockholders for inclusion in their income tax returns. Accordingly, no provision for federal or state income taxes is included in the financial statements.

Uncertain tax positions - It is the Company's policy to provide for uncertain tax positions and the related interest and penalties based upon management's assessment of whether a tax benefit is more-likely-than-not to be sustained upon examination by taxing authorities. To the extent that the Company prevails in matters for which a liability for an unrecognized tax benefit is established of is required to pay amounts in excess of the liability, the Company's effective tax rate in a given financial statement period may be affected. The Company's policy is to recognize interest and penalties related to income tax issues as components of income tax expense. As of December 31, 2011, the Company does not believe it has any uncertain tax positions that would require either recognition or disclosure in the accompanying financial statements. The Company is subject to examination by the Internal Revenue Service for years 2008 through 2011.

Statement of cash flows - For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Shipping and handling costs - The Company has included freight-out as a component of selling, general and administrative expenses, which amounted to approximately $39,000 for the year ended December 31, 2011.

2.	Inventories

Inventories consist of the following:

December 31, 2011

Work in Process	$6,411,700
Hardware	498,385
Less Progress Billings	(1,270,267)
$5,639,818

Inventories are presented net of progress billings in accordance with the specified contractual arrangements with the United States Government ("USG"), which results in the transfer of title of the related inventory from the Company to the USG.

3.	Property and Equipment

Property and equipment, at cost, consists of the following:

December 31, 2011

Machinery and Equipment	$9,198,938
Transportation Equipment	167,583
Leasehold Improvements	335,814
Furniture and Fixtures	204,619
Less Accumulated Depreciation	(9,552,520)
$354,434

NASSAU TOOL WORKS, INC.

Notes to Financial Statements
Year Ended December 31, 2011

4.	Other Assets

Other assets at December 31, 2011 include approximately $412,000 of cash surrender value on life insurance policies, net of outstanding loans of approximately $64,000.

5.	Notes Payable - Bank

The Company has available a $1,500,000 revolving line of credit that bears interest at the bank's lending rate (3.25% at December 31, 2011), expires on May 31, 2012 and is payable on demand. There were no amounts outstanding against the line of credit as of December 31, 2011.

6.	Due to Stockholders - Subordinated

Amounts due to stockholders at December 31, 2011 are due on demand and bear interest at 9.00% per annum. These amounts are subordinated to the line of credit as described above in Note 5. Included in accrued expenses at December 31, 2011 is approximately $172,000 of accrued interest related to this loan.

7.	Supplementary Information to Cash Flow Statement

Interest paid for the year ended December 31, 2011 was approximately $9,700. Taxes paid for the year ended December 31, 2011 was approximately $3,000.

8.	Major Customers

The Company derived revenue from two customers approximating 42% and 28%, respectively, of total revenue for the year ended December 31, 2011.

Accounts receivable related to these customers was approximately $0 and $22,000, respectively, at December 31, 2011.

9.	Profit-Sharing Plan and 401(k) Savings Plan

The Company maintains a profit-sharing plan pursuant to the Internal Revenue Code covering all employees who have attained 21 years of age with six months or more of service. The amount of employer contributions is determined annually by the board of directors. The Company also has a 401(k) savings plan. Employees can contribute to the Plan up to a maximum of 20% of gross compensation. The employer may make matching contributions equal to a discretionary percentage determined by the board of directors. The Company contributed approximately $18,000 for the year ended December 31, 2011.

10.	License Agreement

On May 18, 2001, the Company entered into a ten year license agreement with Boeing Aircraft ("Licensor") for the right to use the Licensor's technical data in connection with the manufacture and sale of certain landing gear parts and technical services. Either party can terminate the agreement with 90 days written notice. In August 2009, the license agreement was amended to clarify the license fee calculation and extend the agreement until June 30, 2012.

The license agreement provides for an initial payment of $25,000, annual payments of $10,000, plus license fees of 8% of any licensed products sold by the Company. License fees expensed under this agreement for the year ended December 31, 2011 approximated $663,000.

NASSAU TOOL WORKS, INC.

Notes to Financial Statements
Year Ended December 31, 2011

11.	Related Party

The Company leases its office and manufacturing facilities on a month-to-month basis from Edison Realty, LLC ("Edison") (an affiliate owned by the Company's stockholders). Total rental expense to its affiliate was $360,000 for the year ended December 31, 2011, of which, $229,000 remained unpaid and is included in accounts payable and accrued expenses at December 31, 2011.

The Company has guaranteed a mortgage on the aforementioned property. The amount outstanding at December 31, 2011 was approximately $2,799,000. Management believes that Edison (with total unaudited assets and revenues (income tax basis) of approximately $1,183,000 and $360,000, respectively, as of, and for the year ended December 31, 2011) is a Variable Interest Entity. Edison engages primarily in holding real estate and leasing it to the Company for its operations, as discussed above. Management believes the Company's maximum exposure to economic loss as a result of its relationship with Edison is not likely to be material.

During 2011, the Company fully repaid principal in the aggregate of $975,000 to Edison. The note was payable on demand and carried interest at 7.5% per annum. Included in accrued expenses at December 31, 2011 is approximately $195,000 of interest related to this loan.

12.	Prior Period Adjustments

As of December 31, 2010, the Company erroneously recorded the following items:

1.	Omission of accrued expenses resulting in an increase in the January 1, 2011 (or "opening") stockholders' equity of $135,682.

2.	Omission of revenue resulting in a decrease in the opening stockholders' equity of $358,300.

3.	Omission of cost of goods sold resulting in a decrease in the opening stockholders' equity of $805,437.

The prior period adjustments are summarized as follows:

	As Previously Stated	As Restated	Under/(Over) Statement of Stockholders' Equity

Accounts Payable and Accrued Expenses	$2,388,021	$2,523,703	$(135,682)
Revenue	14,643,598	15,001,898	358,300
Cost of Goods Sold	12,223,284	13,028,721	805,437
Net Adjustment from Restatement			1,028,055
Stockholders' Equity, at January 1, 2011, as previously stated			3,400,807
Stockholders' Equity, at January 1, 2011, as restated			$4,428,862

13.	Subsequent Events

The Company has evaluated events and transactions that occurred between January 1, 2012 and May 24, 2012, which is the date the financial statements were available to be issued, for possible disclosure and recognition in the financial statements. The Company is currently negotiating the sale of substantially all of its assets to Air Industries Group, Inc. for approximately $12,000,000. No additional events or transactions occurring during this subsequent event reporting period which require recognition or disclosure in the combined financial statements.

NASSAU TOOL WORKS, INC.

Financial Statements
Year Ended December 31, 2010

Independent Accountants' Review Report

Stockholders
Nassau Tool Works, Inc.
West Babylon, New York

We have reviewed the accompanying balance sheet of Nassau Tool Works, Inc. (the "Company") as of
December 31, 2010, and the related statements of income and retained earnings and cash flows for the year then ended. A review includes primarily applying analytical procedures to management's financial data and making inquiries of Company management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America and for designing, implementing, and maintaining internal control relevant to the preparation and fair presentation of the financial statements.

Our responsibility is to conduct the review in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. Those standards require us to perform procedures to obtain limited assurance that there are no material modifications that should be made to the financial statements. We believe that the results of our procedures provide a reasonable basis for our report.

Based on our review, with the exception of the matter discussed in the following paragraph, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.

As disclosed in Note 8 to the financial statements, generally accepted accounting principles require that an entity identified as a Variable Interest Entity ("VIE") be in the Company's financial statements. The Company's financial statements do not include the assets, liabilities, results of operations, cash flows or note disclosures of an affiliated variable interest entity that qualifies for consolidation. Disclosure of that information is required to conform with accounting principles generally accepted in the United States of America.

Melville, New York
October 15, 2012

NASSAU TOOL WORKS, INC.

Balance Sheet
December 31, 2010

Assets

Current Assets:
Cash and cash equivalents	$1,254,611
Accounts receivable	1,451,720
Inventories, net of progress billings	5,677,925
Total Current Assets	8,384,256

Property and Equipment, net	405,204
Other Assets	377,083
Total Assets	$9,166,543

Liabilities and Stockholders' Equity

Current Liabilities:
Notes payable - bank	$700,000
Current portion of long-term debt	7,487
Accounts payable and accrued expenses	2,899,109
Total Current Liabilities	3,606,596

Long-Term Debt, net of current portion	32,297
Due to Stockholders - Subordinated	123,858
Due to Affiliate - Subordinated	974,930

Commitments

Stockholders' Equity:
Common stock, no par value; 200 shares
authorized, 150 shares issued	8,700
Additional paid-in capital	200,000
Retained earnings	4,620,162
Total Stockholders' Equity	4,828,862
Less Cost of 50 Shares Held in Treasury	(400,000)
Total Stockholders' Equity	4,428,862
Total Liabilities and Stockholders' Equity	$9,166,543

See independent accountants' review report and notes to financial statements.

NASSAU TOOL WORKS, INC.

Statement of Income and Retained Earnings
Year Ended December 31, 2010

Revenue	$15,001,898
Cost of Sales	11,873,083
Gross Profit	3,128,815

Operating Expenses:
Selling general and administrative expenses	1,113,943
Interest expense	132,004
1,245,947

Income from Operations	1,882,868
Other Income	6,911
Net Income	1,889,779

Retained Earnings, beginning of year	3,171,929
Distributions	(441,546)
Retained Earnings, end of year	$4,620,162

See independent accountants' review report and notes to financial statements.

NASSAU TOOL WORKS, INC.

Statement of Cash Flows
Year Ended December 31, 2010

Cash Flows from Operating Activities:
Net income	$1,889,779
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation	160,685
Gain on sale of assets	(6,906)
Changes in operating assets and liabilities:
Decrease (increase) in assets:
Accounts receivable	791,348
Inventories, net of progress billings	(2,291,835)
Increase in liabilities:
Accounts payable and accrued expenses	1,104,123
Total adjustments	(242,585)
Net Cash Provided by Operating Activities	1,647,194

Cash Flows from Investing Activities:
Capital expenditures	(103,501)
Proceeds from sale of assets	20,000
Increase in cash surrender value of life insurance policies	(27,507)
Net Cash Used in Investing Activities	(111,008)

Cash Flows from Financing Activities:
Proceeds from loan payable	40,331
Principal payments on bank debt	(800,000)
Principal payments on loan payable	(32,845)
Distributions to stockholders	(441,546)
Proceeds from Due to Affiliate	74,930
Repayments of loans on officer's life insurance	(2,565)
Net Cash Used in Financing Activities	(1,161,695)

Net Increase in Cash and Cash Equivalents	374,491
Cash and Cash Equivalents, beginning of year	880,120
Cash and Cash Equivalents, end of year	$1,254,611

See independent accountants' review report and notes to financial statements.

NASSAU TOOL WORKS, INC.

Notes to Financial Statements
Year Ended December 31, 2010

1.	Summary of Significant Accounting Policies

Description of business - Nassau Tool Works, Inc. (the "Company") is engaged in critical manufacturing of aircraft landing gear components of major aircraft manufacturers throughout the United States and Canada.

Concentration of credit risk - Financial instruments which potentially subject the Company to a concentration of credit risk consist primarily of cash and accounts receivable. The Company places its cash in checking and money market accounts with financial institutions insured by the FDIC. At times, such investments exceed the FDIC insurance limit or are not covered by FDIC insurance; however, these amounts are typically accessed upon demand and therefore bear minimal risk. The Company performs ongoing credit evaluations of its customers and generally does not require collateral.

Fair value - The Company adopted the standards related to "Fair Value Measurements and Disclosures" which provides guidance for using fair value to measure assets and liabilities. Under these standards, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market at the measurement date (exit price). The Company must classify fair value measurements in one of the following categories:

Level 1 -	Inputs which are defined as quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 -	Inputs which are defined as inputs other than quoted prices included within Level 1 that are observable for the assets or liabilities, either directly or indirectly.

Level 3 -	Inputs are defined as unobservable inputs for the assets or liabilities.

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company's assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

Revenue recognition - The Company recognizes revenue when the title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable, and collectability is reasonably assured. Revenue typically is recognized at time of shipment. Sales are recorded net of discounts, rebates and returns.

Inventories - Inventories are valued at the lower of cost or market using the first-in, first-out ("FIFO") method.

Estimates - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Allowance for doubtful accounts - Management must make estimates of the uncollectability of accounts receivable. Management specifically analyzes accounts receivable and analyzes historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. There was no allowance for doubtful accounts at December 31, 2010.

NASSAU TOOL WORKS, INC.

Notes to Financial Statements
Year Ended December 31, 2010

Depreciation - Depreciation is computed on the straight-line method over the estimated useful lives of the related assets.

Income taxes - As a sub-chapter "S" Corporation, the Company is not subjected to federal and state income taxes. Accordingly, the Company's profits and losses are passed directly to its members and stockholders for inclusion in their income tax returns. Accordingly, no provision for federal or state income taxes is included in the financial statements.

Uncertain tax positions - It is the Company's policy to provide for uncertain tax positions and the related interest and penalties based upon management's assessment of whether a tax benefit is more-likely-than-not to be sustained upon examination by taxing authorities. To the extent that the Company prevails in matters for which a liability for an unrecognized tax benefit is established is required to pay amounts in excess of the liability, the Company's effective tax rate in a given financial statement period may be affected. The Company's policy is to recognize interest and penalties related to income tax issues as components of income tax expense. As of December 31, 2010, the Company does not believe it has any uncertain tax positions that would require either recognition or disclosure in the accompanying consolidated financial statements. The Company is subject to examination by the Internal Revenue Service for years 2009 through 2011.

Statement of cash flows - For the purposes of the consolidated statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Shipping and handling costs - The Company has included freight-out as a component of selling, general and administrative expenses, which amounted to approximately $51,600 for the year ended
December 31, 2010.

Evaluation of subsequent events - Management has evaluated subsequent events through October 15, 2012, the date the financial statements are available for issuance, for inclusion or disclosure in the financial statements.

2.	Inventories

Inventories consist of the following:

December 31, 2010

Work in Process	$6,563,807
Hardware	4,000
Less Progress Billings	(889,882)
$5,677,925

Under contractual arrangements by which progress payments are received from the United States Government ("USG") for materials purchased by the Company, title to inventories identified with related contracts is then vested by the USG.

NASSAU TOOL WORKS, INC.

Notes to Financial Statements
Year Ended December 31, 2010

3.	Property and Equipment

Property and equipment, at cost, consists of the following:

December 31, 2010

Machinery and Equipment	$9,171,220
Transportation Equipment	167,583
Leasehold Improvements	335,814
Furniture and Fixtures	199,111
9,873,728
Less Accumulated Depreciation	(9,468,524)
Leasehold Improvements	$405,204

4.	Other Assets

Other assets at December 31, 2010 include approximately $377,100 of cash surrender value on life insurance policies, net of outstanding loans of approximately $68,900.

5.	Notes Payable - Bank

The Company had available a $1,500,000 revolving line of credit that carried interest at the bank's lending rate (3.25% at December 31, 2010) and was payable on demand. As of December 31, 2010, $700,000 was outstanding. The line of credit was collateralized by all the assets of the Company and was guaranteed by the stockholders of the Company.

6.	Long-Term Debt

Long-term debt consists of the following:

December 31, 2010

Loan payable in 60 consecutive monthly installments of $742, including interest at 3.90% until November 13, 2015. The loan payable was collateralized by related property having a book value of approximately $63,000	$39,784
Less Current Portion	7,487
$32,297

The principal amount of long-term debt matures as follows:

Years Ending December 31,	Amount

2011	$7,487
2012	7,784
2013	8,093
2014	8,414
2015	8,006
$39,784

NASSAU TOOL WORKS, INC.

Notes to Financial Statements
Year Ended December 31, 2010

7.	Due to Stockholders - Subordinated

Amounts due to stockholders at December 31, 2010 were due on demand and carried interest at 9.00% per annum. These amounts were subordinated to the line of credit and long-term debt as described above in
Note 5 and Note 6, respectively. Included in accrued expenses at December 31, 2010 was approximately $161,000 of accrued interest related to these loans.

8.	Related Party

The Company leases its office and manufacturing facilities on a month-to-month basis from Edison Realty, LLC ("Edison"), an affiliate owned by the Company's stockholders. Total rental expense to its affiliate was $360,000 for the year ended December 31, 2011, of which $229,000 remained unpaid and is included in accounts payable and accrued expenses at December 31, 2010.

The Company has guaranteed a mortgage on the aforementioned property. The amount outstanding at December 31, 2010 was approximately $2,963,000. Management believes that Edison (with total unaudited assets and revenues (income tax basis) of approximately $2,295,000 and $431,000, respectively, as of and for the year ended December 31, 2010) is a Variable Interest Entity ("VIE"). Generally accepted accounting principles require that an entity identified as a VIE be consolidated in the Company's financial statements. Management has informed us that the VIE has not been consolidated in the accompanying financial statements. Edison engages primarily in holding real estate and leasing it to the Company for its operations, as discussed above. Management believes the Company's maximum exposure to economic loss as a result of its relationship with Edison is not likely to be material.

The Company had an intercompany note payable of approximately $975,000 to Edison at
December 31, 2010. The note was payable on demand and carried interest at 7.5% per annum. Included in accrued expenses at December 31, 2010 is approximately $146,000 of interest related to this loan.

9.	Supplementary Information to Cash Flow Statement

Interest paid for the year ended December 31, 2010 was approximately $49,500.

Taxes paid for the year ended December 31, 2010 was approximately $3,000.

The Company traded in a vehicle for $18,000 towards the purchase of a new vehicle.

10.	Major Customers

The Company derived revenue from two customers approximating 45% and 35% of total revenue for the year ended December 31, 2010.

Accounts receivable related to these customers was approximately $900,000 and $82,000, respectively, at December 31, 2010.

11.	Profit-Sharing Plan and 401(k) Savings Plan

The Company maintains a profit-sharing plan pursuant to the Internal Revenue Code covering all employees who have attained 21 years of age with six months or more of service. The amount of employer contributions is determined annually by the board of directors. The Company also has a 401(k) savings plan. Employees can contribute to the Plan up to a maximum of 20% of gross compensation. The employer may make matching contributions equal to a discretionary percentage determined by the board of directors. The Company contributed approximately $14,100 for the year ended December 31, 2010.

NASSAU TOOL WORKS, INC.

Notes to Financial Statements
Year Ended December 31, 2010

12.	License Agreement

On May 18, 2001, the Company entered into a ten year license agreement with Boeing Aircraft ("Licensor") for the right to use the Licensor's technical data in connection with the manufacture and sale of certain landing gear parts and technical services. Either party can terminate the agreement with 90 days written notice. In August 2009, the license agreement was amended to clarify the license fee calculation and extend the agreement until June 30, 2011.

The license agreement provides for an initial payment of $25,000, annual payments of $10,000, plus license fees of 8% of any licensed products sold by the Company. License fees expensed under this agreement for the year ended December 31, 2010 approximated $436,000.

13.	Restatements

The Company erroneously recorded the following items in its previously issued December 31, 2010 financial statements:

1.Omission of accrued expenses of $135,682.

2.Omission of revenue of $358,300.

3.Omission of cost of goods sold of $805,437.

The restatements are summarized as follows:

	As Previously Stated	As Restated

Accounts Receivable	$1,093,420	$1,451,720
Inventory	4,872,488	5,677,925
Accounts Payable and Accrued Expenses	2,763,427	2,899,109
Retained Earnings	3,592,107	4,620,162
Revenue	14,643,598	15,001,898
Cost of Goods Sold	12,547,284	11,873,083
Selling General and Administrative Expenses	1,109,492	1,113,943
Net Income	861,724	1,889,779

14.	Subsequent Events

The Company has evaluated events and transactions that occurred between January 1, 2011 and
October 15, 2012, which is the date the financial statements were available to be issued, for possible disclosure and recognition in the financial statements. In June of 2012, the Company sold substantially all of its assets to Air Industries Group, Inc. for approximately $12,118,000. No additional events or transactions occurring during this subsequent event reporting period which require recognition or disclosure in the financial statements.

NASSAU TOOL WORKS, INC.

Unaudited and Unreviewed Financial Statements
March 31, 2012 and 2011

NASSAU TOOL WORKS, INC.

Balance Sheets
	March 31,	December 31,
	2012	2011
Assets	(Unaudited)	(Audited)
	(Unreviewed)
Current Assets:
Cash and cash equivalents	$2,858,128	$3,216,698
Accounts receivable	2,514,587	434,914
Inventories, net of progress billings	5,239,417	5,639,818
Total Current Assets	10,612,132	9,291,430

Property and Equipment, net	333,434	354,434
Other Assets	411,944	411,944
Total Assets	$11,357,510	$10,057,808

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable and accrued expenses	$1,526,015	$1,453,737
Customer deposits	68,480	68,480
Total Current Liabilities	1,594,495	1,522,217

Due to Stockholders - Subordinated	123,858	123,858

Commitments

Stockholders' Equity:
Common stock, no par value; 200 shares
authorized, 150 shares issued	8,700	8,700
Additional paid-in capital	200,000	200,000
Retained earnings	9,830,457	8,603,033
Total Stockholders' Equity	10,039,157	8,811,733
Less Cost of 50 Shares Held in Treasury	(400,000)	(400,000)
Total Stockholders' Equity	9,639,157	8,411,733
Total Liabilities and Stockholders' Equity	$11,357,510	$10,057,808

See notes to financial statements.

NASSAU TOOL WORKS, INC.
Unaudited and Unreviewed

Statements of Earnings
	Period Ended March 31,
	2012	2011

Revenues:
Net sales	$4,036,632	$4,962,209

Costs and Expenses:
Cost of goods sold	2,470,419	3,036,872
Selling, general and administrative expenses	339,475	456,374
Interest expense	-	5,705
	2,809,894	3,498,951

Earnings from Operations	1,226,738	1,463,258
Other Income	686	-
Net Earnings	$1,227,424	$1,463,258

See notes to financial statements.

NASSAU TOOL WORKS, INC.
Unaudited and Unreviewed

Statements of Cash Flows
	Period Ended March 31,
	2012	2011

Cash Flows from Operating Activities:
Net earnings	$1,227,424	$1,463,258
Adjustments to reconcile net earnings to net
cash provided by operating activities:
Depreciation	21,000	21,000
Changes in operating assets and liabilities:
(Increase) Decrease in assets:
Accounts receivable	(2,079,673)	(1,162,703)
Inventories, net of progress billings	400,401	253,686
(Decrease) increase in liabilities:
Accounts payable and accrued expenses	72,278	(366,057)
Total adjustments	(1,585,994)	(1,254,074)
Net Cash Provided by Operating Activities	(358,570)	209,184

Cash Flows from Investing Activities:
Capital expenditures	-	-
Net Cash Used in Investing Activities	-	-

Cash Flows from Financing Activities:
Principal payments on bank debt	-	(200,000)
Principal payments on loan payable	-	(2,943)
Distributions to stockholders		(182,082)
Net Cash Used in Financing Activities	-	(385,025)

Net Increase in Cash and Cash Equivalents	(358,570)	(175,841)
Cash and Cash Equivalents, beginning of period	3,216,698	1,254,611
Cash and Cash Equivalents, end of period	$2,858,128	$1,078,770

See notes to financial statements.

NASSAU TOOL WORKS, INC.

Notes to Unaudited and Unreviewed Financial Statements
March 31, 2012 and 2011

1.	Summary of Significant Accounting Policies

Description of business - Nassau Tool Works, Inc. (the "Company") is engaged in critical manufacturing of aircraft landing gear components of major aircraft manufacturers throughout the United States and Canada.

Concentration of credit risk - Financial instruments which potentially subject the Company to a concentration of credit risk consist primarily of cash and accounts receivable. The Company places its cash in checking and money market accounts with financial institutions insured by the FDIC. At times, such investments exceed the FDIC insurance limit or are not covered by FDIC insurance; however, these amounts are typically accessed upon demand and therefore bear minimal risk. The Company performs ongoing credit evaluations of its customers and generally does not require collateral.

Fair value - The Company adopted the standards related to "Fair Value Measurements and Disclosures" which provides guidance for using fair value to measure assets and liabilities. Under these standards, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market at the measurement date (exit price). The Company must classify fair value measurements in one of the following categories:

Level 1 - Inputs which are defined as quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 - Inputs which are defined as inputs other than quoted prices included within Level 1 that are observable for the assets or liabilities, either directly or indirectly.

Level 3 - Inputs are defined as unobservable inputs for the assets or liabilities.

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company's assessment of the significance of a particular input to the fair value measurement requires judgment, and may effect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

Revenue recognition - The Company recognizes revenue when the title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable, and collectability is reasonably assured. Revenue typically is recognized at time of shipment. Sales are recorded net of discounts, rebates and returns.

Inventories - Inventories are valued at the lower of cost or market using the first-in, first-out ("FIFO") method.

Estimates - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Allowance for doubtful accounts - Management must make estimates of the uncollectability of accounts receivable. Management specifically analyzes accounts receivable and analyzes historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. There was no allowance for doubtful accounts at March 31, 2012 and December 31, 2011.

Depreciation - Depreciation is computed on the straight-line method over the estimated useful lives of the related assets.

NASSAU TOOL WORKS, INC.

Notes to Unaudited and Unreviewed Financial Statements
March 31, 2012 and 2011

Income taxes - As a sub-chapter "S" Corporation and a limited liability company, the Company is not subjected to federal and state income taxes. Accordingly, the Company's profits and losses are passed directly to its stockholders for inclusion in their income tax returns. Accordingly, no provision for federal or state income taxes is included in the financial statements.

Uncertain tax positions - It is the Company's policy to provide for uncertain tax positions and the related interest and penalties based upon management's assessment of whether a tax benefit is more-likely-than-not to be sustained upon examination by taxing authorities. To the extent that the Company prevails in matters for which a liability for an unrecognized tax benefit is established of is required to pay amounts in excess of the liability, the Company's effective tax rate in a given financial statement period may be affected. The Company's policy is to recognize interest and penalties related to income tax issues as components of income tax expense. As of March 31, 2012 and December 31, 2011, the Company does not believe it has any uncertain tax positions that would require either recognition or disclosure in the accompanying financial statements. The Company is subject to examination by the Internal Revenue Service for years 2008 through 2011.

Statement of cash flows - For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Shipping and handling costs - The Company has included freight-out as a component of selling, general and administrative expenses, which amounted to approximately$9,500 and $7,700 for the three months ended March 31, 2012 and 2011, respectively.

2.	Inventories

Inventory at March 31, 2012 and 2011 were computed using the “gross profit” method. Inventories at December 31, 2011consist of the following:

Work in Process	$6,411,700
Hardware	498,385
Less Progress Billings	(1,270,267)
$5,639,818

Inventories are presented net of progress billings in accordance with the specified contractual arrangements with the United States Government ("USG"), which results in the transfer of title of the related inventory from the Company to the USG.

3.	Property and Equipment

Property and equipment, at cost, consists of the following:

	March 31, 2012	December 31, 2011

Machinery and Equipment	$9,198,938	$9,198,938
Transportation Equipment	167,583	167,583
Leasehold Improvements	335,814	335,814
Furniture and Fixtures	204,619	204,619
Less Accumulated Depreciation	(9,573,520)	(9,552,520)
	$333,434	$354,434

NASSAU TOOL WORKS, INC.

Unaudited and Unreviewed Financial Statements
March 31, 2012 and 2011

4.	Other Assets

Other assets at March 31, 2012 and December 31, 2011 include approximately $412,000 of cash surrender value on life insurance policies, net of outstanding loans of approximately $64,000.

5.	Notes Payable - Bank

The Company has available a $1,500,000 revolving line of credit that bears interest at the bank's lending rate (3.25% at both March 31, 2012 and December 31, 2011), expires on May 31, 2012 and is payable on demand. There were no amounts outstanding against the line of credit as of March 31, 2012 and December 31, 2011.

6.	Due to Stockholders – Subordinated

Amounts due to stockholders at March 31, 2012 and December 31, 2011 are due on demand and bear interest at 9.00% per annum. These amounts are subordinated to the line of credit as described above in Note 5. Included in accrued expenses at March 31, 2012 and December 31, 2011 is approximately $174,700  and $172,000, respectively, of accrued interest related to this loan.

7.	Supplementary Information to Cash Flow Statement

Interest paid for the three months ended March 31, 2012 and 2011 was approximately $-0- and $5,700, respectively.

Taxes paid for the three months ended March 31, 2012 and 2011 was approximately $-0- and $3,000, respectively.

8.	Major Customers

The Company derived revenue from three customers approximating 29%, 28% and 17%, respectively, of total revenue for the three months ended March 31, 2012.  The accounts receivable from these customers at March 31, 2012 was $740,000, $640,000 and $304,000, respectively and at December 31, 2011 the accounts receivable from these customers was $22,000, 198,000 and $5,000, respectively

The Company derived revenue from two customers approximating 40% and 36%, respectively, of total revenue for the three months ended March 31, 2011.

9.	Profit-Sharing Plan and 401(k) Savings Plan

The Company maintains a profit-sharing plan pursuant to the Internal Revenue Code covering all employees who have attained 21 years of age with six months or more of service. The amount of employer contributions is determined annually by the board of directors. The Company also has a 401(k) savings plan. Employees can contribute to the Plan up to a maximum of 20% of gross compensation. The employer may make matching contributions equal to a discretionary percentage determined by the board of directors. During the three months ended March 31, 2012 and 2011, the Company did not make any contributions to the plan.

10.	License Agreement

On May 18, 2001, the Company entered into a ten year license agreement with Boeing Aircraft ("Licensor") for the right to use the Licensor's technical data in connection with the manufacture and sale of certain landing gear parts and technical services. Either party can terminate the agreement with 90 days written notice. In August 2009, the license agreement was amended to clarify the license fee calculation and extend the agreement until June 30, 2012.
The license agreement provides for an initial payment of $25,000, annual payments of $10,000, plus license fees of 8% of any licensed products sold by the Company. License fees expensed under this agreement for the three months ended March 31, 2012 and 2011 approximated $163,000 and $68,882, respectively.

11.	Related Party

The Company leases its office and manufacturing facilities on a month-to-month basis from Edison Realty, LLC ("Edison") (an affiliate owned by the Company's stockholders). Total rental expense to its affiliate was $90,000 for the three months ended March 31, 2012 and 2011 respectively.

The Company has guaranteed a mortgage on the aforementioned property. The amount outstanding at December 31, 2011 was approximately $2,799,000. Management believes that Edison (with total unaudited assets and revenues (income tax basis) of approximately $1,183,000 and $360,000, respectively, as of, and for the year ended December 31, 2011) is a Variable Interest Entity. Edison engages primarily in holding real estate and leasing it to the Company for its operations, as discussed above. Management believes the Company's maximum exposure to economic loss as a result of its relationship with Edison is not likely to be material.

12.	Prior Period Adjustments

As of December 31, 2010, the Company erroneously recorded the following items:

1.Omission of accrued expenses resulting in an increase in the January 1, 2011 (or "opening") stockholders' equity of $135,682.

2.Omission of revenue resulting in a decrease in the opening stockholders' equity of $358,300.

3.Omission of cost of goods sold resulting in a decrease in the opening stockholders' equity of $805,437.

The prior period adjustments are summarized as follows:

	As Previously Stated	As Restated	Under/(Over) Statement of Stockholders' Equity

Accounts Payable and Accrued Expenses	$2,388,021	$2,523,703	$(135,682)
Revenue	14,643,598	15,001,898	358,300
Cost of Goods Sold	12,223,284	13,028,721	805,437
Net Adjustment from Restatement			1,028,055
Stockholders' Equity, at January 1, 2011, as previously stated			3,400,807
Stockholders' Equity, at January 1, 2011, as restated			$4,428,862

13.	Subsequent Events

In June 2012, the Company sold substantially all of its assets to Air Industries Group, Inc, for approximately, $12,118,000.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENTS

The following unaudited pro forma condensed income statements combine the operating statements of Air Industries Group, Inc. and Nassau Tool Works, Inc., giving effect to the acquisition of substantially all of the assets of Nassau Tool Works and the assumption of its liabilities, the sale of 1,185,851 shares of common stock for net proceeds of $6,528,000 and the issuance of 867,461 shares of common stock in exchange for $5,204,000 principal amount of our Junior Subordinated Notes. as if the acquisition and financings had occurred at the beginning of each period presented.

We are providing this information to aid you in your analysis of the financial aspects of the NTW Acquisition and related financings. These unaudited pro forma condensed income statements should be read in conjunction with the financial statements of Air Industries Group, Inc., Nassau Tool Works, Inc. and the related notes thereto, included elsewhere in this Report. The unaudited pro forma information is not necessarily indicative of the results of operations that may have actually occurred had the transaction taken place on the dates noted, or the future financial position or operating results of the combined company.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
FOR THE YEAR ENDED DECEMBER 31, 2011

	AIRI					AIRI - NTW
	Consolidated	NTW		Adjustments		Consolidated

Net Sales	$53,745,000	$16,224,000		$-		$69,969,000

				(594,000)	(a)
				303,600	(b)
				132,000	(c)
				180,000	(d)
Cost of Sales	42,817,000	9,927,000		21,600		52,765,600

Gross Profit	10,928,000	6,297,000		(21,600)		17,203,400

				(306,000)	(e)
				156,400	(f)
				996,000	(g)
				20,000	(h)
Operating Expenses	6,549,000	1,526,000		866,400		8,941,400

Income from operations	4,379,000	4,771,000		(888,000)		8,262,000

				624,480	(i)
				(55,000)	(j)
				(409,500)	(k)
Interest and financing costs	(2,102,000)	(69,000)		159,980		(2,011,020)
Other (expense) income, net	27,000	-		-		27,000
Income before provision for income taxes	2,304,000	4,702,000		(728,020)		6,277,980

Provision for income taxes	57,000	1,880,800	(l)	(291,208)	(l)	1,646,592

Net income attributable to common stockholders	$2,247,000	$2,821,200		$(436,812)		$4,631,388

Income per share - basic						$0.81
Income per share - diluted						$0.81

Weighted average shares outstanding - basic						5,711,093
Weighted average shares outstanding - diluted						5,711,233

Notes:

(a)
Represents the the portion of the salary that was paid to the former owners of Nassau Tool Works that was classified as Manufacturing Overhead prior to the acqusition of Nassau Tool works. ($900,000 X 66% = $594,000)

(b)
Represents the the portion of the salary that is now being paid to the former owners of Nassau Tool Works that is classified as Manufacturing
Overhead subsuequent to the acqusition of Nassau Tool works. ($460,000 X 66% = $303,600)

(c)
Represents the difference in depreciation expense based on the fair value of the assets aquired. The fair value of the aquired assets is $1,525,000 with a book depreciation of 84 months or $18,000 per month, as compared to $7,000 per month prior to the acquisition. ($11,000 X 12 =$132,000)

(d)
Represents the increase in Group Medical Insurance that is paid by the Company. The annual increase is $200,000 of which 90% is related to employees who are classified as Manuafacturing overhead ($200,000 X 90% =$180,000)

(e)
Represents the the portion of the salary that was paid to the former owners of Nassau Tool Works that was classified as Operating Expenses prior to the acqusition of Nassau Tool works. ($900,000 X 34% = $306,000)

(f)
Represents the the portion of the salary that is now being paid to the former owners of Nassau Tool Works that is classified as Operating
Expenses subsuequent to the acqusition of Nassau Tool Works. ($460,000 X 34% = $156,400)

(g)
Represents the amortization expense of the aquired intangible assets based on the fair value of the intangible assets aquired. The fair value of the aquired intangible assets is $4,975,000 with a book amortization of 60 months or $83,000 per month. ($83,000 X 12 =$996,000)

(h)
Represents the increase in Group Medical Insurance that is paid by the Company. The annual increase is $200,000 of which 10% is related to employees who are classified in operating expense. ($200,000 X 10% =$20,000)

(i)	Represents the reduction in interest expense due to the conversion of $5,204,000 in Junior subodinated Debt to Common stock. ($5,204,000 X 12% =$624,480)
(j)	Represents the increase in interest expense on our revolving line of credit based on borrowing $1,000,000 to finance a poriton of the purchase price of Nassau Tool Works. ($1,000,000 X 5.5% =$55,000)
(k)	Represents the increase in interest expense on the increased borrowing on our Term Loan of $3,900,000 to finance a poriton of the purchase price of Nassau Tool Works. ($3,900,000 X 10.5% =$409,500)
(l)	Represents 40% estimate tax provision/benefit of NTW as if it was a C corporation

Unaudited Pro Forma Condensed Income Statement
for The Nine Months ended September 30, 2012

	AIRI					AIRI - NTW
	Consolidated	NTW		Adjustments		Consolidated

Net Sales	$46,835,000	$6,919,000		$-		$53,754,000

				(297,000)	(a)
				151,800	(b)
				66,000	(c)
				90,000	(d)
Cost of Sales	36,295,000	3,641,000		10,800		39,946,800

Gross Profit	10,540,000	3,278,000		(10,800)		13,807,200

				(153,000)	(e)
				78,200	(f)
				498,000	(g)
				10,000	(h)
Operating Expenses	6,190,000	748,000		433,200		7,371,200

Income from operations	4,350,000	2,530,000		(444,000)		6,436,000

				(312,240)	(i)
				27,500	(j)
				204,750	(k)
Interest and financing costs	(1,422,000)	-		(79,990)		(1,501,990)
Other (expense) income, net	(137,000)	-				(137,000)
Income before provision for income taxes	2,791,000	2,530,000		(523,990)		4,797,010

Provision for income taxes	1,036,000	1,012,000	(l)	(209,596)	(l)	1,838,404

Net income attributable to common stockholders	$1,755,000	$1,518,000		$(314,394)		$2,958,606

Income per share - basic						$0.52
Income per share - diluted						$0.52

Weighted average shares outstanding - basic						5,711,093
Weighted average shares outstanding - diluted						5,740,487

Notes:

(a)
Represents the the portion of the salary that was paid to the former owners of Nassau Tool Works that was classified as Manufacturing Overhead prior to the acqusition of Nassau Tool works. ($450,000 X 66% = $297,000)

(b)
Represents the the portion of the salary that is now being paid to the former owners of Nassau Tool Works that is classified as Manufacturing
Overhead subsuequent to the acqusition of Nassau Tool works. ($230,000 X 66% = $151,800)

(c)
Represents the difference in depreciation expense based on the fair value of the assets aquired. The fair value of the aquired assets is $1,525,000 with a book depreciation of 84 months or $18,000 per month, as compared to $7,000 per month prior to the acquisition. ($11,000 X 6 =$66,000)

(d)
Represents the increase in Group Medical Insurance that is paid by the Company. The semi-annual increase is $100,000 of which 90% is related to employees who are classified as Manuafacturing overhead ($100,000 X 90% =$90,000)

(e)
Represents the the portion of the salary that was paid to the former owners of Nassau Tool Works that was classified as Operating Expenses prior to the acqusition of Nassau Tool works. ($450,000 X 34% = $78,200)

(f)
Represents the the portion of the salary that is now being paid to the former owners of Nassau Tool Works that is classified as Operating
Expenses subsuequent to the acqusition of Nassau Tool Works. ($230,000 X 34% = $78,200)

(g)
Represents the amortization expense of the aquired intangible assets based on the fair value of the intangible assets aquired. The fair value of the aquired intangible assets is $4,975,000 with a book amortization of 60 months or $83,000 per month. ($83,000 X 6 =$498,000)

(h)
Represents the increase in Group Medical Insurance that is paid by the Company. The semi-annual increase is $100,000 of which 10% is related to employees who are classified in operating expense. ($100,000 X 10% =$10,000)

(i)	Represents the reduction in interest expense due to the conversion of $5,204,000 in Junior subodinated Debt to Common stock. (($5,204,000 X 12% =$624,480)/2 =$312,240)
(j)
Represents the increase in interest expense on our revolving line of credit based on borrowing $1,000,000 to finance a poriton of the purchase price of Nassau Tool Works. (($1,000,000 X 5.5% =$55,000)/2=$27,500)

(k)
Represents the increase in interest expense on the increased borrowing on our Term Loan of $3,900,000 to finance a poriton of the purchase price of Nassau Tool Works. (($3,900,000 X 10.5% =$409,500)/2=$204,750)

(l)	Represents 40% estimate tax provision/benefit of NTW as if it was a C corporation